As filed with the Securities and Exchange Commission on August 24, 2004
Registration No. 333-117921

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sterling Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	6021	23-2449551
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification On.)	(I.R.S. Employer Identification No.)

101 North Pointe Boulevard

Lancaster, PA 17601
(717) 581-6010
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Jean Svoboda

Vice President, General Counsel
Sterling Financial Corporation
1097 Commercial Avenue
Post Office Box 38
Mail Code: 294-950
East Petersburg, PA 17520
(717) 735-4908
(Name, address, including zip code, and telephone number,
Including area code, of agent for service)

Copies of all communications to:

B. Tyler Lincoln, Esquire SHUMAKER WILLIAMS, P.C. 3425 Simpson Ferry Road Camp Hill, PA 17011 (717) 763-1121	Dean H. Dusinberre, Esquire Carl D. Lundblad, Esquire RHOADS & SINON LLP One South Market Square, 12th Floor Post Office Box 1146 Harrisburg, PA 17108-1146 (717) 231-6618

          Approximate date of commencement of proposed sale to the public:     As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger of The Pennsylvania State Banking Company with and into the Registrant.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Shareholder:

      The Board of Directors of The Pennsylvania State Banking Company invites you to attend a special meeting of shareholders to be held on Tuesday, October 5, 2004 at 5:00 p.m. at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania 17011. At the special meeting you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which Pennsylvania will merge with and into Sterling Financial Corporation.

      If the merger agreement is approved, you may elect to receive, for each share of Pennsylvania common stock you own, either $22.00 in cash or a specified number of shares of Sterling common stock, depending on the average closing sales price of Sterling common stock, as reported on the NASDAQ Stock Market for 20 consecutive trading days (the average final price) ending three business days prior to the effective date of the merger (the determination date). Sterling may issue up to 1,479,773 shares of its common stock in the merger. If the average final price of Sterling common stock ending on the determination date is:

•	Equal to or greater than $30.39, then each share of Pennsylvania common stock will be converted into the right to receive either 0.7239 shares of Sterling common stock or $22.00 in cash;

•	Greater than $26.51 but less than $30.39, then each share of Pennsylvania common stock will be converted into the right to receive either a number of shares of Sterling common stock equal to the quotient obtained by dividing $22.00 by the average final price on the determination date or $22.00 in cash; or

•	Equal to or less than $26.51, then each share of Pennsylvania common stock will be converted into the right to receive either 0.8300 shares of Sterling common stock or $22.00 in cash.

      This means that you could receive Sterling common stock having a value less than $22.00 per share, if the average final price is less than $26.51, and you could receive Sterling common stock having a value greater than $22.00 per share, if the average final price is greater than $30.39. You may elect to receive all cash, all Sterling common stock or a combination of cash and Sterling common stock for your shares of Pennsylvania common stock, subject to the limitations described in the next paragraph.

      In general, elections will be limited by the requirement that at least 70% and not more than 75%, of the shares of outstanding Pennsylvania common stock be exchanged for Sterling common stock and the remaining 25% to 30% of the shares of outstanding Pennsylvania common stock be exchanged for cash. Therefore, the actual allocation of cash and shares of Sterling common stock you receive will depend on the elections of other Pennsylvania shareholders and may be different from what you elect. The federal income tax consequences of the merger to you will depend on the value and character of the consideration you receive in exchange for your shares of Pennsylvania common stock. You will receive a separate mailing that will contain instructions for making your election.

      Sterling common stock trades on the National Market System of the NASDAQ Stock Market under the trading symbol “SLFI.” On August 20, 2004, the closing sale price of Sterling common stock was $23.94. Pennsylvania common stock trades in the over the counter market on the OTC Bulletin Board under the trading symbol “PLVB.” As of August 20, 2004, the last reported sale price of Pennsylvania common stock was $20.25 for a trade that occurred on August 10, 2004. These prices will fluctuate between now and the closing of the merger.

      We cannot complete the merger unless the holders of 75% of the outstanding Pennsylvania shares vote to approve the merger agreement. Therefore, your vote is very important.

      The Board of Directors of Pennsylvania unanimously approved the merger and recommends that you vote “FOR” the merger. All shareholders of Pennsylvania are invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ensure that your shares will be voted.

      This document provides you with detailed information about the proposed merger. Please read this document carefully. Please give particular attention to the discussion beginning on page 9 for risk factors relating to the merger that you should consider. You should retain this document in connection with making your election to receive cash, Sterling common stock or a combination of cash and Sterling common stock for your shares of Pennsylvania common stock.

Sincerely,

William E. Miller, Jr.
Chairman of the Board of Directors
The Pennsylvania State Banking Company

Neither the SEC nor any state securities commission has approved or disapproved of the stock of Sterling Financial Corporation to be issued in the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

      The shares of Sterling Financial Corporation common stock offered are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either of the parties, and they are not insured by any federal or state governmental agency.

      This document is dated August 27, 2004, and we will first mail it to shareholders on or about August 30, 2004.

HOW TO OBTAIN MORE INFORMATION

      This document incorporates by reference important business and financial information about Sterling that is not included in or delivered with this document. You can obtain free copies of this information through the SEC website at http://www.sec.gov by writing or calling:

Jean Svoboda
Vice President, General Counsel
Sterling Financial Corporation
1097 Commercial Avenue
Post Office Box 38
Mail Code: 294-950
East Petersburg, PA 17520
(717) 735-4908
jsvoboda@sterlingfi.com

      Pennsylvania has historically provided its shareholders with quarterly and annual reports. To obtain free copies of the most recent quarterly summary data and annual reports, please write or call:

David W. Cathell
Executive Vice President, Chief Financial Officer and Treasurer
The Pennsylvania State Banking Company
2148 Market Street
Camp Hill, PA 17011
(717) 731-7272
dcathell@pastatebank.com

      In order to obtain timely delivery of the documents, you must request the information no later than September 27, 2004.

      See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” at page 69.

2148 Market Street
Camp Hill, Pennsylvania 17001

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

       NOTICE IS HEREBY GIVEN that a special meeting of shareholders of The Pennsylvania State Banking Company will be held at 5:00 p.m., local time, on Tuesday, October 5, 2004 at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania, for the following purposes:

•	To consider and vote upon a proposal to approve our Agreement and Plan of Merger, dated as of June 14, 2004, between Sterling Financial Corporation and The Pennsylvania State Banking Company, which provides, among other things, for the acquisition of Pennsylvania by Sterling through the merger of Pennsylvania with and into Sterling and the conversion of each share of Pennsylvania common stock outstanding immediately prior to the merger into either $22.00, in cash, or, subject to adjustment, between .8300 and .7239 shares of Sterling common stock, all as described in the accompanying documents.

•	To consider and vote upon a proposal to adjourn the meeting, if more time is needed to solicit proxies.

•	To transact such other business as may properly come before the meeting.

      The Board of Directors of Pennsylvania has fixed the close of business on August 20, 2004, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.

      Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, the Board of Directors of Pennsylvania urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted, if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need additional documentation from your broker in order to vote personally at the special meeting.

By Order of the Board of Directors,

Paul H. Weidman, Jr.,

Secretary

Camp Hill, Pennsylvania

August 27, 2004

Page

Anti-Takeover Provisions	66
Voluntary Dissolution	67
Dissenters’ Rights	67
Adjournment	67
Experts	68
Legal Matters	68
Other Business	68
Shareholder Proposals	68
Where You Can Find More Information	69
Incorporation of Certain Information by Reference	69
Annexes
A. Agreement between Sterling Financial Corporation and The Pennsylvania State Banking Company	A-1
B. Form of Voting Agreement	B-1
C. Support Agreement, dated June 14, 2004, from National Penn Bancshares, Inc. to Sterling Financial Corporation	C-1
D. Opinion of Janney Montgomery Scott, LLC	D-1
E. Employment Agreement by and among Pennsylvania State Bank, The Pennsylvania State Banking Company, Sterling Financial Corporation and Thomas J. Sposito, II	E-1
F. Employment Agreement by and among Pennsylvania State Bank, The Pennsylvania State Banking Company, Sterling Financial Corporation and Robert M. Garst	F-1
G. Statutory Provisions Relating to Dissenters’ Rights	G-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q-1:	What is the purpose of this document?

A:	This document serves as both a proxy statement of Pennsylvania and a prospectus of Sterling. As a proxy statement, it is provided to you because the Pennsylvania Board of Directors is soliciting your proxy for use at the Pennsylvania special meeting of shareholders called to consider and vote on the merger agreement, dated as of June 14, 2004, between Pennsylvania and Sterling. As a prospectus, it is provided to you because Sterling is offering to exchange shares of its common stock and/or cash for shares of Pennsylvania common stock in the merger.

Q-2:	Why are Pennsylvania and Sterling proposing to merge?

A:	We propose to merge Pennsylvania with and into Sterling because we believe that combining the strengths of the two companies is in the best interests of Pennsylvania. Please see “The Merger — Reasons for the Merger: Pennsylvania’s Board of Directors,” “The Merger — Recommendation of the Pennsylvania Board of Directors” and “The Merger — Reasons for the Merger: Sterling’s Board of Directors” beginning at page 19, for the various factors considered by the Pennsylvania Board of Directors in recommending that Pennsylvania shareholders vote “FOR” the proposal to approve the merger agreement, the merger, and the factors considered by Sterling.

Q-3:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive, at your election, either between .8300 and .7239 shares of Sterling common stock (based on an average closing price of Sterling common stock over 20 trading days ending three days prior to the merger’s effective date (the determination date)), $22.00 in cash, or a combination of both stock and cash, for your shares of Pennsylvania common stock. Notwithstanding your election:

• The total number of shares of Pennsylvania common stock that will be exchanged for Sterling common stock will be equal to at least 70% and not more than 75% of the total number of shares of Pennsylvania common stock issued and outstanding on the effective date of the merger; and

• The number of shares of Pennsylvania common stock that will be exchanged for $22.00 in cash upon completion of the merger will be equal to at least 25% and may be as much as 30% of the total number of shares of Pennsylvania common stock issued and outstanding on the effective date of the merger.

National Penn Bancshares, Inc., a Pennsylvania business corporation and a registered bank holding company, headquartered in Boyertown, Pennsylvania, owns 428,238 shares of Pennsylvania’s outstanding common stock or approximately 20% of the outstanding shares. As part of the merger agreement, the parties agreed to exchange 90% of the Pennsylvania shares owned by National Penn for stock consideration and 10% for cash consideration. This will reduce the amount of stock consideration that may be received by other Pennsylvania shareholders, because the consideration to be paid to National Penn is included in the 70% to 75% stock consideration calculation. See “The Merger — Interests of Management and Others in the Merger,” beginning at page 43.

Sterling will not issue any fractional shares of common stock. Rather, Sterling will pay cash (without interest) for any fractional share interest that a Pennsylvania shareholder would otherwise be entitled to receive in the merger. See “The Merger — Terms of the Merger — What You Will Receive,” beginning at page 29.

Q-4:	How do I make an election to receive stock or cash for my stock?

A:	Approximately three to six weeks prior to completion of the merger, Sterling’s exchange agent will mail to you an election form and other transmittal materials, which will include instructions and the deadline date for making your election as to the form of consideration you prefer to receive in the merger. The election form will permit you to elect to receive Sterling common stock, cash, or a combination of Sterling common stock and cash for your shares of Pennsylvania common stock.

You must carefully follow the instructions from Sterling’s exchange agent. Your election will be properly made only if the exchange agent has received, at its designated office, by the deadline date, a signed election form and your Pennsylvania stock certificate properly completed and signed, according to the instructions set forth in the election form. We presently anticipate mailing the election materials on or about October 18, 2004.

Q-5:	What happens if I fail to make an election to receive Sterling common stock or cash?

A:	If you fail to make a timely election, your shares will be exchanged for either cash or Sterling common stock, depending on the election of other Pennsylvania shareholders. Sterling’s exchange agent will exchange shares for which no election has been made so that at least 70% but not more than 75% of the total number of shares of Pennsylvania common stock issued and outstanding on the effective date of the merger will be exchanged for Sterling common stock and at least 25% but not more than 30% will be exchanged for cash. In order to achieve this desired result, Pennsylvania shares for which no valid election has been made will be exchanged for cash or Sterling common stock, depending on the elections of other shareholders of Pennsylvania.

Q-6:	What are the tax consequences of the merger to me?

A:	In general, for United States federal income tax purposes, if Pennsylvania shareholders exchange their shares of Pennsylvania common stock solely for cash in the merger, they will recognize gain or loss in an amount equal to the difference between the cash received and their adjusted tax basis in their Pennsylvania common stock. If Pennsylvania shareholders receive solely Sterling common stock in exchange for their shares of Pennsylvania common stock, they generally will not recognize any gain or loss for United States federal income tax purposes. However, Pennsylvania shareholders will have to recognize a gain in connection with cash received in lieu of fractional shares of Sterling common stock. If Pennsylvania shareholders receive a combination of cash and Sterling common stock in the merger, they generally will not recognize loss but will recognize gain, if any, on the shares exchanged to the extent of any cash received. This tax treatment may not apply to all Pennsylvania shareholders.

We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you. Tax matters are very complicated and in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “The Merger — Certain Federal Income Tax Consequences” beginning at page 49.

Q-7:	Do I have rights to dissent from the merger?

A:	Yes. Under Pennsylvania law, Pennsylvania shareholders have the right to dissent from the merger agreement and the merger and to receive a payment in cash for the value of their shares of Pennsylvania common stock, as determined by an appraisal process. This value may be more or less than the value you would receive in the merger, if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “The Merger — Rights of Dissenting Shareholders” beginning at page 53 and the information attached at Annex G.

Q-8:	Are there regulatory or other conditions to the merger occurring?

A:	Yes. The Federal Reserve Board and the Pennsylvania Department of Banking must approve the merger. The merger must also be approved by the affirmative vote of 75% of shares of Pennsylvania common stock outstanding on August 20, 2004, the record date for Pennsylvania’s special meeting of shareholders. As of the date of this document, appropriate applications for approval have been filed and approvals are pending with the Federal Reserve Board and the Pennsylvania Department of Banking. Sterling shareholders do not have to approve the merger; accordingly, Sterling shareholders will not vote on approval of the merger agreement. Completion of the merger is also subject to certain other conditions, including no material adverse change in the financial condition of Sterling or Pennsylvania. See “The Merger — Conditions to the Merger” beginning at page 38.

v

Q-9:	What does the Pennsylvania Board of Directors recommend?

A:	The Pennsylvania Board of Directors has unanimously approved the merger and the merger agreement and believes that the merger is in the best interests of Pennsylvania. Accordingly, the Pennsylvania Board of Directors unanimously recommends that you vote “FOR” approval of the merger agreement and the merger.

Q-10:	What happens if I have not exchanged my Pennsylvania State Bank stock certificates for Pennsylvania stock certificates?

A:	Your Pennsylvania State Bank stock certificates will be treated for all purposes of the transaction as if they were Pennsylvania stock certificates.

Q-11:	What do I need to do now?

A:	After you have carefully read these materials, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Pennsylvania special meeting. In addition, you may attend the Pennsylvania special meeting in person and vote, whether or not you have signed and mailed your proxy card. If you sign, date and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger.

Q-12:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before Pennsylvania’s special meeting. Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to David W. Cathell, Executive Vice President, Chief Financial Officer and Treasurer, of Pennsylvania, at any time prior to the vote on the merger. Third, you may attend the special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-13:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. After you receive instructions from Sterling’s exchange agent, American Stock Transfer and Trust Company, you should send your stock certificate to the exchange agent along with your completed election form. See “The Merger — Terms of the Merger — Election and Exchange Procedures” on page 31.

Please do not send any stock certificates to Pennsylvania, Sterling or Sterling’s exchange agent until you receive instructions.

Q-14:	What happens if my stock certificates are held by my broker?

A:	If you do not have stock certificates but hold shares of Pennsylvania common stock in “street name,” you should contact your broker. Your broker will vote your shares on the proposal to approve the merger agreement and the merger only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q-15:	Is there other information I should consider?

A:	Yes. Much of the business and financial information about Sterling that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Sterling with the SEC. This means that Sterling may satisfy its disclosure obligations to you by referring you to one or more documents separately filed with the SEC. See “Where You Can Find More Information” on page 69 and “Incorporation of Certain Information by Reference” beginning at page 69, for a list of documents that Sterling has incorporated by reference into this document and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q-16:	What if there is a conflict between documents?

A:	You should rely on the later filed document. Information in this document may update information contained in one or more of the Sterling documents incorporated by reference. Similarly, information in documents that Sterling may file after the date of this document may update information contained in these materials or information contained in previously filed documents.

Q-17:	When do you expect the merger to be completed?

A:	We expect to complete the merger on or about December 2, 2004, provided that all of the conditions to the merger are fulfilled, including obtaining the approval of Pennsylvania shareholders and applicable regulatory agencies. We cannot assure you that we will obtain the necessary shareholder approval or that the other conditions precedent to the merger can or will be satisfied.

Q-18:	Why haven’t you included financial information about Pennsylvania in this document?

A:	As a Pennsylvania shareholder, Pennsylvania distributes annual and summary unaudited quarterly financial information to you. In considering the proposed merger, Pennsylvania believes you need information concerning Sterling more than information concerning Pennsylvania. Due to the size of Sterling relative to the size of Pennsylvania, Pennsylvania is not a material acquisition for Sterling and financial information about Pennsylvania is not required to be provided in this document by any applicable law or regulation. However, if you want copies of Pennsylvania’s most recent quarterly and annual reports to shareholders, you may obtain them from Pennsylvania. See “Where You Can Find More Information” on page 69.

Q-19:	Whom should I call with questions or to obtain additional copies of this document?

A:	If you have questions about the special meeting or if you need additional copies of this document, you should contact:

For Sterling:

Jean Svoboda
Vice President, General Counsel
Sterling Financial Corporation
1097 Commercial Avenue
Post Office Box 38
Mail Code: 294-950
East Petersburg, PA 17520
(717) 735-4908
jsvoboda@sterlingfi.com	For Pennsylvania:

David W. Cathell
Executive Vice President,
Chief Financial Officer and Treasurer
The Pennsylvania State Banking Company
2148 Market Street
Camp Hill, PA 17001
(717) 731-7272
dcathell@pastatebank.com

SUMMARY

      This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These will give you a more complete description of the transaction we are proposing. You may obtain the information incorporated by reference in this document by following the instructions in the section titled “Where You Can Find More Information,” on page 69. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in these materials.

The Special Meeting

Special Meeting to be held Tuesday, October 5, 2004 (see page 13).

      Pennsylvania will hold a special meeting of shareholders on Tuesday, October 5, 2004, at 5:00 p.m., local time, at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania.

Matters to be Considered at the Special Meeting (see page 14).

      At the meeting, you will vote on a proposal to approve and adopt the merger agreement providing for the merger of Pennsylvania with and into Sterling and on a proposal to adjourn the meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and any other business that properly arises.

Record Date Set at August 20, 2004; One Vote per Share of Pennsylvania Stock (see page 14).

      If you own shares of Pennsylvania common stock at the close of business on August 20, 2004, you are entitled to vote at the special meeting. You will have one vote at the meeting for each share of Pennsylvania common stock you owned on August 20, 2004. On August 20, 2004, there were 2,071,825 shares of Pennsylvania common stock outstanding.

The Companies (see page 58 for Pennsylvania and page 56 for Sterling).

The Pennsylvania State Banking Company
2148 Market Street
Camp Hill, Pennsylvania 17001
Telephone: (717) 731-7272
www.pastatebank.com

      Pennsylvania was formed in 2003 as a Pennsylvania business corporation and is a registered bank holding company, headquartered in Camp Hill, Pennsylvania. Effective January 1, 2004, Pennsylvania became the parent company for Pennsylvania State Bank. Pennsylvania operates six financial centers, in Camp Hill, Mechanicsburg, East Pennsboro, Colonial Park, downtown Carlisle and West Hanover Township, through Pennsylvania State Bank, its wholly owned subsidiary.

      As of June 30, 2004, Pennsylvania had consolidated assets, deposits and shareholders’ equity of approximately $209 million, $162 million and $15 million, respectively.

      Pennsylvania State Bank is a Pennsylvania state-chartered commercial banking institution organized in 1989 under the Pennsylvania Banking Code of 1965. Pennsylvania State Bank is headquartered in Camp Hill, Pennsylvania.

      Pennsylvania State Bank is engaged in the commercial and retail banking business. Pennsylvania State Bank provides checking and savings accounts, time deposits, personal, business, residential mortgage, educational loans, and safe deposit facilities.

      Pennsylvania common stock is traded over the counter under the symbol “PLVB” and is quoted on the OTC Bulletin Board.

Sterling Financial Corporation
101 North Pointe Boulevard
Lancaster, Pennsylvania 17601
Telephone: (717) 581-6010
www.sterlingfi.com

      Sterling is a Pennsylvania business corporation and a registered bank holding company, headquartered in Lancaster, Pennsylvania. Sterling provides a diversified range of financial services. It operates office locations in southcentral Pennsylvania, northern Maryland and northern Delaware through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, and First National Bank of North East.

      As of June 30, 2004, Sterling had consolidated assets, deposits and shareholders’ equity of approximately $2.376 billion, $1.8 billion and $227 million, respectively.

      Through its banking and nonbanking subsidiaries, Sterling provides a full range of banking and financial services to individuals and businesses, through its five business segments: Community Banking and Related Services; Leasing; Commercial Finance; Trust and Investment Services; and Insurance and Related Services.

We Propose that Pennsylvania Merge into Sterling (see page 15).

      Under the terms of the merger agreement, Sterling will acquire Pennsylvania by merging Pennsylvania with and into Sterling. Pennsylvania will cease to exist as a separate entity. Pennsylvania State Bank will operate, after the merger, as a separate banking subsidiary of Sterling. A copy of the merger agreement is attached to this document as Annex A.

What You Will Receive in the Merger (see page 29).

      You will receive, for each share of Pennsylvania common stock that you own, either a specified number of shares of Sterling common stock, determined based upon the average closing sales price of Sterling common stock for the 20 trading days (the average final price) ending three days before the effective date of the merger, or $22.00 in cash.

You May Elect to Receive Cash, Shares of Sterling Common Stock or a Combination of Cash and Stock (see page 31).

      You may choose to exchange some or all of your shares for cash and some or all of your shares for Sterling common stock, subject to the limitations described below. You will receive an election form between 40 and 20 business days prior to completing the merger, which will ask your preference for cash and/or stock. You will have until the date specified in the election form, which will be approximately two business days before the closing of the merger, to make your election and return your election form.

      If you do not return a properly completed election form by the election deadline, you will be deemed to have elected to receive either cash or Sterling common stock for your Pennsylvania shares, depending on the election of other Pennsylvania shareholders. Complete information on the election procedure can be found in the section entitled “The Merger — Terms of the Merger — Election and Exchange Procedures” on page 31. You should note that, in general, if and to the extent that you receive cash, the value of the consideration you will receive is fixed at $22.00 per share of Pennsylvania common stock. However, if you receive Sterling common stock as consideration, the value of the shares you receive will not be determined until just prior to closing and may be higher or lower than $22.00 per share.

      In addition, the holders of at least 25% and as much as 30% of the outstanding shares of Pennsylvania common stock will receive cash consideration and the holders of between 70% and 75% of the outstanding shares of Pennsylvania common stock will receive shares of Sterling common stock. In the event that the holders of more than 30% of the outstanding shares of Pennsylvania common stock elect to receive cash, those persons will receive a portion of their merger consideration in the form of shares of Sterling common stock. Similarly, if the holders of more than 75% of the outstanding shares of Pennsylvania common stock elect to receive shares of Sterling common stock, those persons will receive a portion of their merger consideration in the form of cash.

      Furthermore, National Penn, which owns approximately 20% of Pennsylvania’s outstanding common stock, has elected to receive shares of Sterling common stock for 90% of its shares of Pennsylvania common stock and cash for 10% of its shares of Pennsylvania common stock. Thus, you may not receive exactly the form of consideration that you elect and you may receive a pro rata amount of cash and Sterling common stock even if you elect to receive all cash or all stock. See “The Merger — Terms of the Merger — Election and Exchange Procedures” and “The Merger — Terms of the Merger — Allocation of Sterling Common Stock and Cash,” on pages 31 and 33, respectively.

Our Board of Directors Unanimously Recommends Shareholder Approval (see page 21).

      The Pennsylvania Board of Directors believes that the merger is in the best interests of Pennsylvania and unanimously recommends that you vote “FOR” approval of the merger.

Consideration is Fair from a Financial Point of View According to our Financial Advisor (see page 21).

      Janney Montgomery Scott (“Janney”) delivered a written opinion, to the Pennsylvania Board of Directors that, as of June 14, 2004, and subject to the qualifications and limitations on the review by Janney in rendering its opinion, the consideration for which shares of Pennsylvania common stock will be exchanged in the merger is fair from a financial point of view to Pennsylvania shareholders. The opinion is attached to this document as Annex D. You should read the entire opinion carefully in connection with your consideration of the proposed merger. Pennsylvania has agreed to pay Janney an advisory fee in an amount equal to between 0.85% — 1.05% of the final transaction value. The transaction fee is contingent, and payable, upon closing of the proposed merger. Based on the 10 day average closing price of Sterling’s common stock on August 20, 2004, Janney’s fee would be approximately $418,419, of which Pennsylvania paid Janney $158,154 at the time of signing the merger agreement. Pennsylvania has also agreed to reimburse certain of Janney’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Janney against certain liabilities arising out of rendering its opinion.

Approval of at least 75% of Pennsylvania Shares Outstanding on the Record Date, August 20, 2004, is Required for the Merger (see page 14).

      The approval of the merger agreement and the merger require an affirmative vote, in person or by proxy, of at least 75% of the outstanding shares of Pennsylvania common stock on the record date. The affirmative vote of a majority of the shares voted at the special meeting is required to approve the adjournment of the meeting to solicit additional proxies. Each holder of shares of Pennsylvania common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval of the merger is a percentage of all outstanding shares of Pennsylvania common stock. Therefore, abstentions and broker non-votes will have the same effect as a vote against the merger agreement and the merger.

      Sterling shareholders will not vote on the merger.

Pennsylvania Directors, Executive Officers and National Penn have Agreed to Vote in Favor of the Merger (see page 14).

      On the record date, directors and executive officers of Pennsylvania had sole or shared voting power over 304,697 shares of Pennsylvania common stock, or approximately 14.71% of the shares of Pennsylvania common stock outstanding. The directors and executive officers have agreed, in writing, with Sterling, to vote all shares of Pennsylvania common stock for which they have sole voting power and their proportionate interest, if they have shared voting power on the record date, in favor of approval of the merger agreement and the merger.

      In addition, National Penn has agreed to vote all of the 428,238 shares of Pennsylvania common stock it owns, representing approximately 20% of the shares outstanding on the record date, in favor of the merger agreement and the merger.

      On the record date, Sterling held 21,460 shares of Pennsylvania common stock, in the aggregate, directly and indirectly through one of its subsidiaries. Sterling holds no other shares of Pennsylvania common stock other than shares held in a fiduciary capacity for others, if any.

Pennsylvania Directors and Management may have Interests in the Merger that Differ from your Interests (see page 43).

      The directors and executive officers of Pennsylvania have interests in the merger as directors and employees that are different from yours as a Pennsylvania shareholder. These interests include, among others, provisions in the merger agreement regarding the Sterling board positions and the continuing composition and compensation of the Pennsylvania State Bank Board of Directors after completion of the merger, as well as employment agreements for certain officers, indemnification, insurance, substitute stock options, and eligibility to participate in various Sterling employee benefit plans.

      Pennsylvania’s Board of Directors was aware of these interests and considered them in approving and recommending the merger.

Regulatory Approval Must be Obtained and Other Conditions Must be Satisfied Before the Merger Will be Completed (see page 41).

      Our obligations to complete the merger are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approval from the Federal Reserve Board and the Pennsylvania Department of Banking. As of the date of this document, appropriate applications for approval have been filed, and approvals are pending. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met or waived:

•	Pennsylvania shareholders approve the merger at the special meeting;

•	Each party receives opinions from its counsel or independent certified public accountants that:

•	The merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code; and

•	Any gain realized in the merger will be recognized only to the extent of cash or other property (other than Sterling common stock) received in the merger, including cash received in lieu of fractional share interests; and

•	Neither party has breached any of its representations or obligations under the merger agreement.

      The merger agreement attached to this document as Annex A describes other conditions that must be met before the merger may be completed.

Amendment or Termination of the Merger Agreement is Possible (see page 38).

      Pennsylvania and Sterling can agree to amend the merger agreement in any way, except that, after approval by Pennsylvania shareholders at the special meeting, the consideration you will receive in the transaction cannot be decreased.

      Pennsylvania and Sterling may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the merger agreement in certain circumstances. These include the failure to complete the merger by March 31, 2005, unless the terminating party’s breach is the reason the merger has not been completed.

Rights of Sterling Shareholders Differ from those of Pennsylvania Shareholders (see pages 62).

      When the merger is completed, those Pennsylvania shareholders who receive Sterling common stock as consideration in the merger will automatically become Sterling shareholders. The rights of Sterling shareholders differ from the rights of Pennsylvania shareholders in certain important ways. Many of these have to do with provisions in Sterling’s articles of incorporation and bylaws that differ from those of Pennsylvania. Some of these provisions are intended to make a takeover of Sterling more difficult if Sterling’s Board of Directors does not approve it.

Market Price and Dividend Information

      Pennsylvania common stock is traded over the counter and trading is limited in volume. Quotations for Pennsylvania common stock appear on the OTC Bulletin Board under the symbol “PLVB.” Sterling common stock is listed and trades on the NASDAQ National Market under the symbol “SLFI.” As of August 20, 2004, there were 22,020,706 shares of Sterling common stock outstanding, which were held by approximately 4,700 holders of record and outstanding options that were exercisable on that date (or within 60 days of that date) for 1,072,054 additional shares of Sterling common stock. The information contained in this summary reflects Sterling’s five for four stock split effected in the form of a 25% stock dividend, declared by Sterling in January, 2004, and distributed in February, 2004. The number of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

      The following table shows, for the indicated periods, the high and low sales prices per share for Pennsylvania common stock, as reported by the OTC Bulletin Board, and Sterling common stock, as reported on the NASDAQ National Market, and dividends declared per share of Sterling common stock. Pennsylvania has paid no dividends to shareholders since its incorporation.

	Pennsylvania
	Common Stock		Sterling Common Stock Price
	Price(1)
					Dividend
	High	Low	High	Low	Declared

2003
First Quarter	$9.33	$8.99	$19.66	$17.38	$0.136
Second Quarter	10.14	9.26	20.40	18.12	0.136
Third Quarter	10.85	9.62	23.06	18.80	0.144
Fourth Quarter	11.56	10.38	23.54	21.02	0.144
2004
First Quarter	13.50	11.23	25.95	22.08	0.150
Second Quarter	20.52	12.90	29.04	23.11	0.150
Third Quarter (through August 20)	20.25	20.25	24.80	22.77	N/A

(1)	High and low sale prices through 2003 are for Pennsylvania State Bank. No adjustments are required as a result of the one-for-one exchange ratio of shares of Pennsylvania common stock for shares of Pennsylvania State Bank common stock in connection with the reorganization of Pennsylvania State Bank as a wholly-owned subsidiary of Pennsylvania effective January 1, 2004.

      Information for high and low sales prices for Pennsylvania common stock reported by the OTC Bulletin Board does not exist for June 10, 2004, the last full trading day before the public announcement of execution of the merger agreement. The last trade in Pennsylvania common stock reported on the OTC Bulletin Board before announcement of the merger agreement occurred on June 1, 2004. On June 1, 2004 and on August 10, 2004, the most recent date on which a trade in Pennsylvania common stock is reported on the OTC Bulletin Board prior to printing this document, the high, low and closing sales prices for Pennsylvania common stock were as follows:

	June 1, 2004			August 10, 2004

	High	Low	Closing	High	Low	Closing

Pennsylvania Common Stock	$13.25	$13.00	$13.25	$20.25	$20.25	$20.25

      On June 10, 2004, the last full trading day before the public announcement of execution of the merger agreement, and on August 10, 2004, the latest practicable trading day before printing of this document, the high, low and closing sales prices for Sterling common stock were as follows:

	June 10, 2004			August 20, 2004

	High	Low	Closing	High	Low	Closing

Sterling Common Stock	$26.22	$25.60	$25.63	$23.95	$23.51	$23.94

      The market prices of Pennsylvania common stock and Sterling common stock are subject to fluctuation. As a result, you are urged to obtain current market quotations for Pennsylvania and Sterling shares.

Market Value of Securities

      The following table sets forth the market value per share of Sterling common stock, the market value per share of Pennsylvania common stock and the equivalent market value per share of Pennsylvania common stock on June 10, 2004 (the last business day preceding public announcement of the merger) and August 20, 2004 (the latest practicable trading day before the printing of this document). The equivalent market value per share of Pennsylvania common stock indicated in the table is shown assuming both a cash election and a stock election. The equivalent market value per share of stock elections is based upon an assumed exchange ratio of 0.8300 shares of Sterling common stock multiplied by the closing sales price of Sterling common stock on the specified date. The equivalent market value per share of Pennsylvania common stock for cash elections is the fixed cash consideration of $22.00 per share. See “The Merger — Terms of the Merger — What You Will Receive.”

      The historical market values per share of Sterling common stock and Pennsylvania common stock and the historical market value of Sterling common stock used to determine the equivalent market value per share of Pennsylvania common stock are the per share closing sales prices on June 10, 2004, and August 20, 2004 respectively, as reported on by the OTC Bulletin Board with respect to Pennsylvania common stock and the NASDAQ National Market with respect to Sterling common stock.

		Pennsylvania

			Equivalent	Equivalent Market
	Sterling	Pennsylvania	Market Value for	Value for
	Historical	Historical(1)	Stock Election(2)	Cash Election

June 10, 2004	$25.63	$13.25	$21.27	$22.00
August 20, 2004	23.94	20.25	19.87	22.00

(1)	There were no trades in Pennsylvania common stock reported on the OTC Bulletin Board for June 10, 2004. The price shown for that date is for the last trade in Pennsylvania common stock before announcement of the merger agreement on June 1, 2004. Similarly, there were no trades in Pennsylvania common stock reported on the OTC Bulletin Board for August 20, 2004. The price shown is for the last trade before printing this document, on August 10, 2004.

(2)	The equivalent market value for a stock election was calculated based on an exchange ratio of .8300. The .8300 exchange ratio was determined assuming that Sterling’s closing sales price on each of June 10, 2004, and August 20, 2004, is equal to the average final price on the determination date. Because the price of Sterling common stock on each of those dates is equal to or less than $26.51, the maximum exchange ratio of .8300 would be applicable. See “The Merger — Terms of the Merger — What You Will Receive” on page 29.

Selected Historical Financial Data

      We provide the following information to help you analyze the financial aspects of the merger. We derived this information from Sterling’s audited and unaudited financial statements and from information contained in Sterling’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as filed with the Securities and Exchange Commission. This information is only a summary, and you should read it in conjunction with Sterling’s historical financial statements and the related notes contained in the annual and quarterly reports and other documents filed with the Securities and Exchange Commission and incorporated by reference into this proxy statement/ prospectus. See “Where You Can Find More Information” on page 69. You should not rely on the historical information as being indicative of results expected for any future interim period.

Summary of Selected Financial Data

						Six Months Ended
	Years Ended December 31,					June 30,

	2003(5)	2002(5)	2001	2000	1999	2004	2003

	(Dollars in thousands, except per share data)
Summaries of Income
Interest income	$127,074	$123,591	$115,916	$113,319	$101,626	$65,447	$62,444
Interest expense	41,156	48,643	57,274	58,501	47,404	19,160	20,696

Net interest income	85,918	74,948	58,642	54,818	54,222	42,287	41,748
Provision for loan losses	3,697	2,095	1,217	605	1,060	1,629	1,944

Net interest income after provision for loan losses	82,221	72,853	57,425	54,213	53,162	44,658	39,804
Noninterest income	49,721	44,832	43,925	37,508	33,539	27,518	23,179
Noninterest expense	92,568	85,922	75,172	70,203	62,459	50,891	44,647

Income before income taxes	39,374	31,763	26,178	21,518	24,242	21,285	18,336
Applicable income taxes	10,315	7,018	5,844	4,951	6,257	5,440	4,767

Net income	$29,059	$24,745	$20,334	$16,567	$17,985	$15,845	$13,569

Financial Condition at Year End
Assets	$2,343,517	$2,156,928	$1,861,439	$1,726,138	$1,556,323	$2,376,447	$2,221,964
Loans, net	1,481,369	1,283,075	1,087,102	1,021,499	946,583	1,603,733	1,390,188
Deposits	1,778,397	1,702,302	1,535,649	1,420,300	1,288,814	1,805,232	1,733,473
Borrowed money	296,342	217,717	141,378	139,506	125,997	310,185	234,628
Stockholders’ equity	220,011	196,833	152,111	139,347	122,760	227,083	210,173
Per Common Share Data(3)
Earnings per share — basic	1.37	1.19	1.04	0.85	0.91	$0.74	$0.64
Earnings per share — diluted	1.35	1.18	1.03	0.85	0.91	0.72	0.64
Cash dividends declared	0.56	0.53	0.50	0.48	0.46	0.30	0.27
Book value	10.24	9.31	7.78	7.11	6.26	10.40	9.94
Realized book value(2)	9.60	8.64	7.50	6.98	6.59	10.19	8.98
Weighted average number of common shares:
Basic	21,224	20,849	19,576	19,601	19,624	21,532	21,138
Diluted	21,448	21,028	19,656	19,620	19,719	21,862	21,319
Dividend payout ratio(1)	40.9%	44.5%	48.1%	56.5%	50.5%	41.7%	42.2%

						Six Months Ended
	Years Ended December 31,					June 30,

	2003(5)	2002(5)	2001	2000	1999	2004	2003

	(Dollars in thousands, except per share data)
Profitability Ratios on Earnings
Return on average assets	1.33%	1.22%	1.14%	1.02%	1.19%	1.37%	1.28%
Return on average equity	14.02%	13.70%	13.74%	12.99%	14.43%	14.20%	13.50%
Return on average realized equity(2)	15.10%	14.47%	14.41%	12.36%	14.46%	15.10%	14.67%
Average equity to average assets	9.38%	8.87%	8.33%	7.83%	8.23%	10.38%	9.48%
Efficiency ratio(4)	59.20%	60.20%	64.50%	63.10%	62.30%	61.50%	59.29%
Selected Asset Quality Ratios
Nonperforming loans to total loans	0.31%	0.90%	0.80%	0.59%	0.38%	0.17%	0.28%
Net charge-offs to average loans outstanding	0.14%	0.08%	0.17%	0.08%	0.07%	0.09%	0.19%
Allowance for loan losses to total loans	0.98%	1.00%	1.01%	1.13%	1.24%	0.96%	0.97%
Allowance for loan losses to nonperforming loans	315.25%	110.62%	125.80%	192.10%	328.60%	570%	349%

(1)	Dividends per share divided by basic earnings per share.

(2)	Excludes accumulated other comprehensive income (loss).

(3)	All per share information reflects the 5-for-4 stock split, effected in the form of a 25% stock dividend, declared in January, 2004.

(4)	Calculated after netting depreciation on operating leases with related rental income.

(5)	Financial information reflects the acquisition of Equipment Finance LLC on March 1, 2002 and Church Capital Management, LLC and Bainbridge Securities Inc. on October 15, 2003. These acquisitions were accounted for under the purchase method of accounting.

SPECIAL CONSIDERATIONS

Failure to Complete the Merger could Severely Disadvantage Pennsylvania.

      In order to complete the merger, Pennsylvania must focus on meeting all merger conditions. If for any reason the merger does not occur, that failure could adversely affect Pennsylvania’s business and make it difficult for Pennsylvania to attract other acquisition partners. In addition, if the merger should fail to occur in certain circumstances that relate to a possible combination of Pennsylvania with another acquirer, Pennsylvania could be obligated to pay Sterling $2,000,000, as a termination fee. See “The Merger — Termination Fee,” beginning at page 40.

If the Merger has not Occurred by March 31, 2005, either Sterling or Pennsylvania May Choose not to Proceed with the Merger.

      Either Sterling or Pennsylvania may terminate the merger agreement if the merger has not been completed by March 31, 2005, unless the failure has resulted from a breach of the merger agreement by the party seeking to terminate. See “The Merger — Termination” and “Termination Fee,” beginning at page 40. There can be no assurance that all conditions to the merger will have been satisfied by March 31, 2005. See “The Merger — Conditions to the Merger,” beginning at page 38.

RISK FACTORS

      By approving the merger, Pennsylvania shareholders will be choosing to invest in Sterling’s common stock or receive cash (or a combination of stock and cash) in exchange for their shares of Pennsylvania common stock. Because at least 70% of Pennsylvania shares will be exchanged for Sterling stock, there can be no assurance that those shareholders who elect to receive cash will, indeed, receive all or part cash for their shares. An investment in Sterling’s common stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in “A Warning About Forward-Looking Information,” on page 13, you should carefully consider the matters described below in determining whether to approve the merger agreement.

Some Pennsylvania Shareholders may not Receive the Form of Merger Consideration that They Elect.

      Depending on the elections made by all Pennsylvania shareholders, including National Penn, certain Pennsylvania shareholders who elect to receive shares of Sterling common stock may receive cash consideration for all or a portion of their shares of Pennsylvania common stock. Alternatively, certain Pennsylvania shareholders who elect to receive cash consideration may receive shares of Sterling common stock for all or a portion of their shares of Pennsylvania common stock.

      In the event that Pennsylvania shareholders oversubscribe for the available pool of cash or shares of Sterling common stock, either those Pennsylvania shareholders electing to receive cash or those electing to receive Sterling common stock will have the consideration of the type they selected reduced on a pro rata basis and will receive all or a portion of their consideration in the form that they did not elect to receive. The pro rata allocation process will be administered by Sterling’s exchange agent in its sole discretion. Accordingly, at the time Pennsylvania shareholders vote on the proposal to approve the merger agreement, they will not know the form of merger consideration that they will receive, regardless of their election prior to the merger. In addition, a Pennsylvania shareholder may receive a pro rata amount of cash or Sterling common stock even if he or she has elected to receive all cash or all Sterling common stock. Further, to the extent that Pennsylvania shareholders receive all or a portion of the merger consideration in a form that they did not elect, they also will not know the tax consequences that will result upon the exchange of their shares of Pennsylvania common stock. See “The Merger — Certain Federal Income Tax Consequences,” on page 49.

Because the Market Price of Sterling Common Stock will Fluctuate, Pennsylvania Shareholders cannot be Sure of the Market Value of the Sterling Common Stock that They will Receive in the Merger.

      Under the terms of the merger agreement, and subject to certain exceptions, as described elsewhere in this document, the exchange ratio for the stock consideration to be issued in connection with the merger fluctuates between .8300 and .7239 shares of Sterling common stock for each share of Pennsylvania common stock, based on the average closing price of Sterling common stock for the 20 consecutive trading days ending three business days prior to closing. The closing price of Sterling common stock, as reported on the NASDAQ National Market, was $25.63 on June 10, 2004, the trading day immediately preceding the day on which the merger was publicly announced. As of August 20, 2004, the closing price of Sterling common stock, as reported on the NASDAQ National Market, was $23.94. The high and low closing prices of Sterling common stock for the twelve month period between August 1, 2003, and August 1, 2004, were $29.04, on April 2, 2004, and $18.80, on August 5, 2003, adjusted to reflect cash and stock dividends paid. The market price of Sterling common stock may vary from these prices, and may also vary from the price on the date that this document is mailed to Pennsylvania shareholders or on the date of the special meeting of Pennsylvania shareholders. See “Summary — Market Price and Dividend Information,” beginning on page 5.

      The market price of Sterling common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Sterling and are not necessarily related to a change in the financial performance or condition of Sterling. As a result of the fluctuating exchange ratio, the market value of shares of Sterling common stock that a Pennsylvania shareholder receives in the merger will decline correspondingly with declines in the market price of Sterling common stock prior to and as of the date the merger consideration is exchanged.

      There can be no assurance that the value of the Sterling common stock that Pennsylvania shareholders receive in the merger will be substantially equivalent to the cash merger consideration of $22.00 per share, or that it will be substantially equivalent to the market price of Sterling common stock at the time Pennsylvania shareholders vote to approve the merger agreement. We urge you to obtain current market quotations for Sterling common stock.

If the Pennsylvania Board of Directors does not Terminate the Merger Agreement if the Twenty Day Average Closing Sales Price of Sterling is Less than $21.21, then the Value of the Stock Consideration you Receive could be Less than $17.60 per share of Pennsylvania Common Stock you Hold.

      If the merger closes at a time when the 20 day average closing price of Sterling common stock is below $21.21, the consideration received by Pennsylvania shareholders who receive Sterling common stock in exchange for their shares of Pennsylvania common stock would be less than $17.60 per share of Pennsylvania common stock. Pennsylvania has the option, but is not required, to terminate the merger agreement if the 20 day average closing price of Sterling common stock is below $21.21 and the decline in the average closing price of Sterling common stock, since April 12, 2004, is at least 20% more than the change during the same period on an index based on the stock price of 16 other bank and thrift holding companies. See Exhibit 7.01(c) to the merger agreement, attached to this proxy statement/ prospectus as Annex A. Pennsylvania cannot predict whether or not the Pennsylvania Board of Directors would exercise its right to termination the merger agreement if these conditions were met. The merger agreement does not provide for a resolicitation of Pennsylvania shareholders in the event that the conditions are met and the Pennsylvania Board nevertheless chooses to complete the transaction. Pennsylvania’s Board of Directors has made no decision as to whether it would exercise its right to terminate the merger agreement. In considering whether to exercise its right to terminate the merger agreement, Pennsylvania’s Board would take into account all the relevant facts and circumstances that exist at the time and would consult with its financial advisor and legal counsel.

Sterling’s Business is Subject to Interest Rate Risk and Variations in Interest Rates May Negatively Affect its Financial Performance.

      Changes in the interest rate environment may reduce profits. The primary source of income for Sterling is the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. As prevailing interest rates change, net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. An increase in the general level of interest rates may also adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect Sterling’s net interest spread, asset quality, loan origination volume and overall profitability.

Future Governmental Regulation and Legislation could limit Sterling’s Future Growth.

      Sterling and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Sterling and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. Any changes to these laws may negatively affect Sterling’s ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Sterling, these changes could be materially adverse to Sterling’s shareholders.

Sterling’s Ability to Pay Dividends Depends Primarily on Dividends from its Banking Subsidiaries, Which are Subject to Regulatory Limits.

      Sterling is a bank holding company and its operations are conducted by direct and indirect subsidiaries, each of which is a separate and distinct legal entity. Substantially all of Sterling’s assets are held by its direct and indirect subsidiaries.

      Sterling’s ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries. Sterling’s subsidiaries are Sterling’s primary source of dividends. Dividend payments from its banking subsidiaries are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of a banking subsidiary to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. At June 30, 2004, approximately $68,451,000 was available without the need for regulatory approval for the payment of dividends to Sterling from its banking subsidiaries. There is no assurance that Sterling’s subsidiaries will be able to pay dividends in the future or that Sterling will generate adequate cash flow to pay dividends in the future. Sterling’s failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

Sterling’s Future Acquisitions Could Dilute your Ownership of Sterling and may Cause Sterling to Become More Susceptible to Adverse Economic Events.

      Sterling has used its common stock to acquire other companies in the past and intends to acquire or make investments in banks and other complementary businesses with its common stock in the future. Sterling may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in Sterling. Future business acquisitions could be material to Sterling, and the degree of success achieved in acquiring and integrating these businesses into Sterling could have a material effect on the value of Sterling common stock. In addition, any acquisition could require Sterling to use substantial cash or other liquid assets or to incur debt. In those events, Sterling could become more susceptible to economic downturns and competitive pressures.

Competition From Other Financial Institutions may Adversely Affect Sterling’s Profitability.

      Sterling’s banking subsidiaries face substantial competition in originating, both commercial and consumer loans. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of Sterling’s competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce Sterling’s net income by decreasing the number and size of loans that its banking subsidiaries originate and the interest rates they may charge on these loans.

      In attracting business and consumer deposits, Sterling’s banking subsidiaries face substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of Sterling’s competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns, better brand recognition and more convenient branch locations. These competitors may offer higher interest rates than Sterling, which could decrease the deposits that Sterling attracts or require Sterling to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect Sterling’s ability to generate the funds necessary for lending operations. As a result, Sterling may need to seek other sources of funds that may be more expensive to obtain and could increase Sterling’s cost of funds.

      Sterling’s banking and non-banking subsidiaries also compete with non-bank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance agencies and governmental organizations which may offer more favorable terms. Some of Sterling’s non-bank competitors are not subject to the same extensive regulations that govern its banking operations. As a result, such non-bank competitors may have advantages over Sterling’s banking and non-banking subsidiaries in providing certain products and services. This competition may reduce or limit Sterling’s margins on banking and non-banking services, reduce its market share and adversely affect its earnings and financial condition.

The Long-Term Economic Effects of Terrorist Attacks on the United States, the War with Iraq and an Economic Slowdown Could Negatively Affect Financial Condition.

      The long-term economic impact of the September 11, 2001 terrorist attacks in New York City and the Washington D.C. area and the Iraqi war has yet to be determined, and the ultimate cost associated with these events and related incidents may place significant burdens on the United States economy as a whole. If these events or additional terrorist attacks or other factors cause or worsen an overall economic decline, the financial condition and operating results of Sterling could be materially adversely affected. The long-term economic impact of the Iraqi war upon the financial markets in general could be negative. In addition, events such as the ones referred to could cause or contribute to a general decline in equity valuations, which in turn could reduce the market value of your investment in Sterling stock.

Pennsylvania Directors and Executive Officers may have Interests in the Merger that Differ from your Interests.

      Some of Pennsylvania’s directors and executive officers have interests in the transaction other than their interests as shareholders. For example, certain executive officers of Pennsylvania have entered into agreements with Pennsylvania that will provide them with change-in-control payments upon termination of their employment in connection with the transaction. Pennsylvania, Pennsylvania State Bank and Sterling also have entered into employment agreements with Thomas J. Sposito, II, the President and Chief Executive Officer of Pennsylvania and Pennsylvania State Bank, and Robert M. Garst, the Chief Lending Officer of Pennsylvania State Bank, with respect to their employment after the effective date of the merger. The employment agreements are attached to this proxy statement/ prospectus as Annex E and F. Sterling has also agreed to increase the size of Sterling’s Board of Directors to include William E. Miller, Jr., who is currently Chairman of the Board of Directors of Pennsylvania. In addition, the merger agreement provides that after the merger the current board of directors of Pennsylvania State Bank, with the addition of Thomas P. Dautrich, the Chief Banking Officer of Sterling, will continue to serve as the board of directors of Pennsylvania State Bank. These and certain other additional interests of Pennsylvania’s directors and executive officers are described in detail in “The Merger — Interests of Management and Others in the Merger,” beginning on page 43 of this document. These circumstances may cause some of Pennsylvania directors and executive officers to view the proposed transaction differently than you view it.

The Federal Income Tax Consequences of the Merger for Pennsylvania Shareholders will be Dependent upon the Merger Consideration Received.

      The federal income tax consequences of the transaction to you will depend upon the merger consideration you received. In general, if you exchange your shares of Pennsylvania common stock solely for cash, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your Pennsylvania common stock. If you receive solely Sterling common stock in exchange for your Pennsylvania common stock, you generally will not recognize any gain or loss for federal income tax purposes. However, you generally will have to recognize gain or loss in connection with cash received in lieu of fractional shares of Sterling common stock. If you receive a combination of cash and Sterling common stock in the transaction, you generally will not recognize loss but will recognize gain, if any, to the extent of the lesser of (1) any cash received and (2) the amount of cash and the fair market value of the Sterling common stock you receive, less your adjusted tax basis in the shares of Pennsylvania common stock you surrender in the transaction. For a more detailed discussion of the federal income tax consequences of the transaction to you, see “The Merger — Certain Federal Income Tax Consequences,” on page 49.

After the Merger is Completed, Pennsylvania Shareholders who Receive Sterling Common Stock for Some or all of Their Shares of Pennsylvania Common Stock will Become Sterling Shareholders and will have Different Rights that may be Less Advantageous than Their Current Rights.

      Upon completion of the merger, Pennsylvania shareholders who receive Sterling common stock for some or all of their shares of Pennsylvania common stock will become Sterling shareholders. Differences in Pennsylvania’s articles of incorporation and bylaws and Sterling’s articles of incorporation and bylaws will result in changes to the rights of Pennsylvania shareholders who become Sterling shareholders. For more information, see “Comparison of the Shareholders Rights,” beginning on page 62 of this document. A shareholder of Pennsylvania may conclude that his, her or its current rights under Pennsylvania’s articles of incorporation and bylaws are more advantageous than the rights they may have as a Sterling shareholder under Sterling’s articles of incorporation and bylaws.

If the Merger is not Completed, Pennsylvania will have Incurred Substantial Expenses Without Realizing the Expected Benefits.

      Pennsylvania has incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Pennsylvania because it would not have realized the expected benefits.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

      This document, including information incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations and business of each of Pennsylvania, Pennsylvania State Bank and Sterling and its subsidiaries. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “projects” or similar words or expressions.

      These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. See “Special Considerations” and “Risk Factors,” beginning on page 8 of this document.

      Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. We caution Pennsylvania shareholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.

      All written or oral forward-looking statements attributable to Sterling or Pennsylvania or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Sterling nor Pennsylvania undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE PENNSYLVANIA SPECIAL MEETING OF SHAREHOLDERS

When and Where the Special Meeting will be Held.

      Pennsylvania will hold a special meeting of its shareholders at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania, at 5:00 p.m., local time, on Tuesday, October 5, 2004.

What will be Voted on at the Special Meeting.

      At the special meeting, Pennsylvania shareholders will consider and vote on proposals to:

•	Approve the merger agreement, between Pennsylvania and Sterling, which provides for the merger of Pennsylvania into Sterling, and related matters;

•	Adjourn the meeting if more time is needed to solicit proxies; and

•	Transact any other business that may properly be brought before the special meeting.

Shareholders Entitled to Vote.

      Pennsylvania has set August 20, 2004, as the record date to determine which Pennsylvania shareholders will be entitled to vote at the special meeting. Only Pennsylvania shareholders at the close of business on the record date will be entitled to vote at the special meeting. As of the record date, there were 2,071,825 shares of Pennsylvania common stock outstanding and entitled to be voted at the special meeting, held by approximately 349 shareholders of record. Each holder of shares of Pennsylvania common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that Must be Represented for a Vote to be Taken.

      In order to have a quorum, a majority of the total outstanding shares of Pennsylvania common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

      We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

•	Shares of Pennsylvania common stock held by persons attending the Pennsylvania special meeting, whether or not they are voting;

•	Shares of Pennsylvania common stock for which Pennsylvania has received proxies, including proxies with respect to which holders of those shares have abstained from voting; and

•	Shares of Pennsylvania common stock represented by proxies from a broker that are voted on any issue other than a procedural motion.

Vote Required; Voting Agreements.

      Approval of the merger agreement and the merger requires the affirmative vote of at least 75% of the shares of Pennsylvania common stock outstanding on August 20, 2004, the record date. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting by shareholders entitled to vote.

      The directors and executive officers of Pennsylvania have agreed with Sterling to vote all shares of Pennsylvania common stock for which they have sole voting power, and their proportionate interest if they have shared voting power, on the record date, in favor of the merger agreement and the merger. As of August 20, 2004, directors and executive officers of Pennsylvania had sole or shared voting power over 304,697 shares of Pennsylvania common stock, or approximately 14.71% of the shares of Pennsylvania common stock outstanding on that date.

      No separate consideration was paid to any of the directors or executive officers for entering into the agreements regarding voting, however, such persons have interests in the merger as directors, executive officers, and employees that are different from those of other Pennsylvania shareholders. Sterling required that such agreements be executed as a condition to Sterling entering into the merger agreement.

      In addition, National Penn has agreed to vote all of the 428,238 shares of Pennsylvania common stock it owns, representing approximately 20% of the shares outstanding on August 20, 2004, in favor of the merger agreement and the merger.

Voting your Shares; Abstentions; Broker Non-Votes.

      The Pennsylvania Board of Directors is soliciting proxies from the Pennsylvania shareholders. This will give you an opportunity to vote at the Pennsylvania special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions. If you do not vote by proxy or by attending the Pennsylvania special meeting and voting in person, it will have the same effect as voting against the merger. If you vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the agent will vote the shares “FOR” approval of the merger agreement and the merger. If you abstain from voting on any proposal considered at the special meeting, we will not count the abstention as a vote for or against such proposal. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold your shares in street name can not give a proxy to vote your shares without receiving specific instructions from you. We will not count these broker non-votes as a vote for or against the merger or the adjournment proposal.

      Abstentions and broker non-votes will be counted as votes against the merger agreement and the merger, because approval of the merger requires the affirmative vote of at least 75% of the shares outstanding, rather than of votes cast at the meeting.

      Because approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting by shareholders entitled to vote, abstentions and broker non-votes will not affect the vote on approval of the adjournment proposal.

Changing your Vote.

      Any Pennsylvania shareholder may revoke a proxy at any time before or at the special meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to David W. Cathell, Executive Vice President, Chief Financial Officer and Treasurer of Pennsylvania;

•	Submitting a later-dated proxy; or

•	Attending the special meeting and voting in person.

      You should send any written notice of revocation or subsequent proxy to Pennsylvania, Attention: David W. Cathell, Executive Vice President, Chief Financial Officer and Treasurer, 2148 Market Street, Camp Hill, PA 17001, or hand deliver the notice of revocation or subsequent proxy to Mr. Cathell before the taking of the vote at the special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies and Costs.

      Pennsylvania will pay the costs of soliciting proxies. In addition to solicitation by mail, directors, officers and employees acting on behalf of Pennsylvania may solicit proxies for the special meeting in person or by telephone, email, facsimile or other means of communication. Pennsylvania will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Pennsylvania will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Pennsylvania will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

THE MERGER

      The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement, which we incorporate by reference in this proxy statement/ prospectus. A copy of the merger agreement is attached to this document as Annex A. We urge you to read the full text of the merger agreement carefully.

General.

      The merger agreement provides that:

•	Pennsylvania will merge into Sterling with Sterling as the surviving corporation.

•	You, as a shareholder of Pennsylvania, at your election, will receive either between .8300 and .7239 shares of Sterling common stock or $22.00 in cash for each share of Pennsylvania common stock you own. In addition, your election may specify that you receive all Sterling common stock, all cash, or a mix of Sterling common stock and cash, subject, however, to allocation procedures assuring that at least 25% and no more than 30% of Pennsylvania common stock is exchanged for cash and at least 70% and no more than 75% is exchanged for Sterling common stock. Accordingly, after Pennsylvania shareholder elections have been tabulated, the elected amounts of stock and cash may be subject to adjustment to achieve a mix of consideration within these limits. National Penn has elected to receive 90% stock consideration and 10% cash consideration for the 428,238 shares of Pennsylvania common stock it owns. Therefore, the amount of cash or stock that Pennsylvania shareholders (other than National Penn) receive in the merger may vary substantially from the consideration they elect to receive.

•	Pennsylvania State Bank will continue to be operated as a separate subsidiary of Sterling under the “Pennsylvania State Bank” name for a period of three years after the effective date of the transaction.

•	The current directors of Pennsylvania State Bank, with the addition of Thomas P. Dautrich, will continue to serve as the directors of Pennsylvania State Bank after the effective date of the transaction.

•	William E. Miller, Jr., will be appointed as a member of the Sterling Board of Directors.

Background of the Merger.

      Pennsylvania was organized as a Pennsylvania business corporation and incorporated under Pennsylvania law in July, 2003 for the purpose of acquiring Pennsylvania State Bank and thereby enabling Pennsylvania State Bank to operate within a bank holding company structure. Pennsylvania became an active bank holding company on January 1, 2004, when it acquired Pennsylvania State Bank as a wholly owned subsidiary.

      Since January, 2001, when Thomas J. Sposito, II, became President and Chief Executive Officer of Pennsylvania State Bank, the bank’s board of directors and senior executive officers have conducted planning sessions annually to review the bank’s business operations and its strategic alternatives. In late 2003, in anticipation of such a session to have been held by the Pennsylvania board of directors in May, 2004, Mr. Sposito requested Janney Montgomery Scott LLC to prepare an analysis of various strategic business combinations that Pennsylvania might consider. For purposes of the analysis, Mr. Sposito identified to Janney potential “target” banking institutions that Pennsylvania might acquire, “merger of equals” candidates, and upstream buyers of Pennsylvania. Sterling was included among the potential upstream buyers.

      On January 12, 2004, Janney delivered a draft of its analysis to Mr. Sposito and Mr. Sposito met for dinner with a representative of Janney, on January 13, 2004, to discuss the draft analysis. The draft analysis included a valuation analysis of Pennsylvania, a summary of current trends in the merger and acquisition of financial institutions, an evaluation of the ability to pay by the identified potential buyers and pro forma combination analyses of possible combinations with the identified parties.

      Prior to this time, no serious merger discussions occurred between Pennsylvania and Sterling. Mr. Sposito and Thomas P. Dautrich, Chief Banking Officer of Sterling, however, are former colleagues, who previously worked together for another financial institution and have continued to maintain their personal relationship. From time to time, since Mr. Sposito became President of Pennsylvania State Bank, Messrs. Sposito and Dautrich have met and, occasionally, have casually discussed the possibility that there may be a good strategic fit between Sterling and Pennsylvania, but until February 2004, did not pursue those discussions any further. Since 2002, Sterling and Pennsylvania State Bank have collaborated on certain business transactions, including loan participations.

      On February 5, 2004, Messrs. Sposito and Dautrich met for dinner and again discussed the possibility of combining Pennsylvania with Sterling. Promptly following that dinner meeting, Mr. Sposito met with William E. Miller, Jr., Chairman of the Board of Directors of Pennsylvania, and reported Sterling’s potential interest in a business combination with Pennsylvania and shared with Mr. Miller the draft analysis prepared by Janney and delivered to Mr. Sposito in January.

      On February 11, 2004, Mr. Miller met with Mr. Dautrich. Mr. Dautrich presented to Mr. Miller an introduction of Sterling and its business model. No definitive merger discussions occurred at that meeting.

      On February 24, 2004, Messrs. Sposito and Miller met with Michael A. Carenzo and Terrence L. Hormel, directors of Sterling. Mr. Carenzo is Chairman of the Board of Directors of First National Bank of North East, a Sterling subsidiary, and Mr. Hormel is Chairman of the Board of Directors of Bank of Hanover and Trust Company, also a Sterling subsidiary. Mr. Sposito also met with J. Bradley Scovill, Sterling’s Chief Financial Officer, on March 4, 2004. Mr. Scovill was President and Chief Executive Officer of Bank of Hanover and Trust Company from 1994 to 2002.

      The purposes of these meetings were to enable Messrs. Sposito and Miller to discuss with Messrs. Carenzo, Hormel, as directors, and Mr. Scovill, as an executive officer, their respective experiences in connection with Sterling’s prior acquisitions of First National Bank of North East and Bank of Hanover and Trust Company and the subsequent operation of those institutions as separately chartered subsidiaries of Sterling, including the continuing role of each institution’s board of directors, operations and organizational support.

      On March 12, 2004, Messrs. Sposito and Miller met with representatives of Rhoads & Sinon LLP, informed them of the discussions that had taken place with representatives of Sterling and engaged Rhoads & Sinon as legal counsel to Pennsylvania in connection with further discussions and negotiations with Sterling.

      Also on March 12, 2004, Mr. Sposito received a letter, dated March 11, 2004, from Mr. Dautrich expressing Sterling’s interest in a possible merger with Pennsylvania; Sterling’s desire to separately maintain the Pennsylvania State Bank charter and continue to conduct business under the Pennsylvania State Bank name and brand; and Sterling’s intent to preserve the Pennsylvania State Bank board of directors and minimize the displacement of Pennsylvania State Bank employees. Mr. Dautrich further identified, as benefits to such a transaction, the long term employment opportunities available to Sterling employees; the array of products and services offered by Sterling; Sterling’s greater depth of resources; and Sterling’s superior record of financial performance.

      Mr. Sposito met with J. Roger Moyer, Jr., President and Chief Executive Officer of Sterling, on March 15, 2004, during which they discussed Mr. Sposito’s continuing role as President and Chief Executive Officer of Pennsylvania State Bank in the event a merger of Pennsylvania with Sterling could be negotiated and completed.

      On March 16, 2004, during an executive session occurring after adjournment of Pennsylvania’s regularly scheduled board of directors meeting, Messrs. Miller and Sposito reported to the Pennsylvania Board of Directors on their discussions with Sterling and reviewed Mr. Dautrich’s March 11, 2004 letter with the Board of Directors. At that time, the Board of Directors directed Messrs. Miller and Sposito to continue discussions with Sterling.

      On March 19, 2004, Sterling and Pennsylvania entered into a confidentiality agreement. Discussions between Messrs. Miller and Sposito and representatives of Sterling, including Messrs. Moyer, Dautrich, and Scovill, continued throughout the remainder of March, 2004, and the parties began, at that time, exchanging financial and other information as part of their mutual due diligence process.

      By letter dated as of March 24, 2004, Pennsylvania engaged Janney as its financial advisor in connection with its discussions and negotiations with Sterling.

      On March 31, 2004, Messrs. Miller and Sposito updated the Pennsylvania Board of Directors on their discussions with Sterling. Representatives of Janney also met with the Pennsylvania Board of Directors and reviewed an update of the draft analysis delivered to Mr. Sposito in January, with additional modeling of a possible business combination with Sterling.

      On April 12, 2004, Sterling submitted to Pennsylvania, a written, non-binding indication of interest, including the per share price and form of consideration, the treatment of outstanding stock options, ongoing board representation, the ongoing role of senior executives, severance for employees who might not continue their employment following the transaction, and termination events and fees. Throughout April, representatives of Sterling and Pennsylvania continued to meet and discuss the terms for a potential transaction, including the strategic direction for the combined entity, personnel and integration issues, potential cost savings and revenue enhancements, and pricing.

      On April 13, 2004, representatives of Janney met with Pennsylvania’s Board to discuss Sterling’s indication of interest, as well as an updated analysis of a possible business combination.

      On April 19, 2004, counsel to Sterling delivered a draft merger agreement to Sterling, Pennsylvania and their advisors. During April and May, several drafts of the merger agreement and related documents were circulated and negotiated by the parties and their respective advisors. Issues addressed by the parties during this period included:

•	The procedures for cash-stock elections by Pennsylvania shareholders;

•	Conditions to closing the transaction;

•	Rights of the parties to terminate the merger agreement under certain circumstances, including as a result of decreases in Sterling’s stock price as of the closing;

•	The circumstances under which Pennsylvania would be required to pay Sterling a termination fee in the event that the transaction did not close under certain circumstances;

•	The terms of severance for employees who might not continue employment with Sterling following the transaction;

•	The terms of the employment agreements for Messrs. Sposito and Garst; and

•	The terms of the voting agreements required from Pennsylvania’s directors and affiliates.

      Mr. Sposito and Mr. Miller met on May 4, 2004 with representatives of National Penn Bancshares, Inc., which holds approximately 20% of Pennsylvania’s outstanding shares of common stock. At that time, Mr. Sposito reviewed the status of negotiations with Sterling and requested National Penn’s support for the transaction. After several weeks of negotiation, National Penn agreed to support the proposed Pennsylvania-Sterling merger. See “The Merger — Interests of Management and Others in the Merger — Interests of National Penn,” on page 44 of this document.

      At its regularly scheduled meeting on, May 18, 2004, Pennsylvania’s Board of Directors received an update from Mr. Sposito on the negotiation of the merger agreement. Representatives of Janney reviewed the business terms that were being discussed and presented an analysis of the merger consideration being proposed. Representatives of Rhoads & Sinon reviewed the terms and conditions of the proposed merger agreement and identified open issues in the negotiation that were then unresolved. Extensive discussion ensued and the Board of Directors provided direction with respect to their desired resolution of the open issues.

      Over the next several weeks, the negotiations were completed.

      On June 10, 2004, the Pennsylvania Board of Directors met to consider and approve the merger agreement. Representatives of Rhoads & Sinon reviewed the terms and conditions of the merger agreement. Representatives of Janney reviewed the business terms of the transaction and delivered their oral opinion that the merger consideration, as of June 10, 2004, was fair to the Pennsylvania shareholders from a financial point of view. Janney subsequently delivered its written fairness opinion dated June 14, 2004. See “The Merger — Opinion of Pennsylvania’s Financial Advisor,” on page 21 of this document. After extensive discussion and in reliance upon the reports of its advisors, the Pennsylvania Board of Directors unanimously approved the merger agreement, subject to management’s negotiation of final, non-material terms.

      Pennsylvania and Sterling executed the definitive merger agreement on the morning of June 14, 2004, and publicly announced the transaction later that morning.

Reasons for the Merger: Pennsylvania’s Board of Directors.

      At its meeting on June 10, 2004, the Pennsylvania Board of Directors determined that the terms of the merger agreement and the merger transaction with Sterling were in the best interests of Pennsylvania. In making this determination, the Board concluded that the transaction with Sterling was superior to the other alternatives available to Pennsylvania and to the prospects of continuing to operate Pennsylvania as an independent, community-focused banking company.

      In the course of reaching its decision to approve the merger agreement, the Pennsylvania Board of Directors consulted with Janney Montgomery Scott LLC, its financial adviser, and Rhoads & Sinon LLP, its legal counsel. The Board considered, among other things, the factors described above and the following:

•	The terms of and transactions contemplated by the merger agreement and the historical trading ranges for Sterling common stock and the consideration to be received by Pennsylvania shareholders in the transaction.

•	The fact that the merger agreement requires that up to 30% of the merger consideration be composed of cash at $22.00 per share, thereby permitting those Pennsylvania shareholders who wish to receive cash rather than Sterling common stock to elect an all cash exchange or an exchange composed of part Sterling common stock and part cash. (The Pennsylvania Board realized that if more than 30% of the issued and outstanding Pennsylvania common stock elected to receive cash, certain shareholders, desiring cash, would be required to receive a portion of the merger consideration in Sterling common stock, as opposed to cash.)

•	The opinion of Janney that the consideration in the merger was fair to Pennsylvania’s shareholders from a financial point of view.

•	The Board’s familiarity with and review of Sterling’s business prospects and financial condition, including its future prospects.

•	Sterling’s operating philosophy as a community oriented financial services company with a customer service focus, which is consistent with Pennsylvania’s approach.

•	The effects of market pressures and Pennsylvania’s limited economies of scale on Pennsylvania’s ability to compete.

•	Sterling’s agreement to maintain Pennsylvania State Bank as a separate subsidiary of Sterling, using the name “Pennsylvania State Bank” for no less than three years.

•	Sterling’s agreement that one director from Pennsylvania’s Board of Directors would be appointed to the Sterling Board of Directors and that all current members of Pennsylvania’s Board of Directors would continue as directors of Pennsylvania State Bank for a minimum of three years.

•	Sterling’s agreement that Pennsylvania employees, who do not continue as Sterling employees, may be eligible to receive up to 52 weeks of severance pay, depending upon years of service and position with Pennsylvania.

•	Sterling’s agreement to honor existing financial commitments with certain executive officers and to enter into new employment agreements with certain other executive officers.

•	A determination that a business combination with Sterling would expand Pennsylvania’s lending capabilities and increase the range of financial products and services available to Pennsylvania’s customers.

•	The prices, multiples of earnings per share and premiums over book value and market value paid in other recent acquisitions of financial institutions.

•	The business, resources and prospects of Sterling, the fact that Sterling did not have a substantial presence in Pennsylvania’s traditional market areas, the economic vitality of the other market areas served by Sterling and the opportunities presented by customer demand in those market areas.

•	The experience of Sterling’s senior management team.

•	The possible negative impact the transaction with Sterling would have on various constituencies served by Pennsylvania, including potential job loss among Pennsylvania employees.

•	The expectation that the transaction will be tax deferred with regard to Pennsylvania shareholders receiving Sterling common stock.

•	The alternatives of Pennsylvania continuing as an independent community-focused banking company or combining with other potential merger partners, as compared to the effect of Pennsylvania combining with Sterling pursuant to the merger agreement, and the determination that the merger transaction with Sterling presented the best opportunity for maximizing shareholder value and serving the banking needs of the communities in which Pennsylvania operates.

•	The expectation that Pennsylvania shareholders receiving Sterling common stock would have the ability to continue to participate in the growth of the combined company on a tax-deferred basis and also would benefit as a result of the significantly greater liquidity of the trading market for Sterling common stock and that Pennsylvania shareholders who desire immediate liquidity could elect to receive cash, noting that the receipt of cash could be taxable to such shareholders.

•	The provisions permitting the Pennsylvania Board of Directors to terminate the merger agreement, if the value of Sterling common stock immediately prior to the closing is less than $21.21 per share and underperforms by 20% or more, as compared to an index of peer banking companies.

•	The factor that the termination fee provision in the merger agreement could have the effect of discouraging superior proposals for a business combination between Pennsylvania and a third party.

      The foregoing discussion of the information and factors considered by the Pennsylvania Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Pennsylvania Board of Directors. In reaching its determination to approve and recommend the transaction, the Pennsylvania Board of Directors did not assign any relative or specific weights to the foregoing or other factors. Rather, the Board based its recommendation on the totality of the information presented to it. In addition, individual directors may have given differing weights to different factors.

      After deliberating with respect to the merger transaction with Sterling, considering, among other things, the matters discussed above and the opinion of Janney referred to above, the Pennsylvania Board of Directors unanimously approved and adopted the merger agreement and the merger with Sterling.

      There can be no certainty that the benefits of the merger anticipated by the Pennsylvania Board of Directors will occur. Actual results may vary materially from those anticipated. For more information on the factors that could offset actual results, see “A Warning About Forward–Looking Information,” at page 13 and “Risk Factors,” at page 9.

Recommendation of the Pennsylvania Board of Directors.

      The Pennsylvania Board of Directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Pennsylvania. Accordingly, the Pennsylvania Board of Directors unanimously recommends that Pennsylvania shareholders vote “FOR” approval of the merger agreement and the merger.

Opinion of Pennsylvania’s Financial Advisor.

      By letter dated as of March 24, 2004, Pennsylvania retained Janney Montgomery Scott LLC to act as its financial advisor in connection with a possible business combination with another financial institution. Janney is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Janney is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

      Pursuant to the terms of its agreement, Janney was retained by Pennsylvania to act as its financial advisor in connection with a possible business combination with select other institutions. Pennsylvania selected Janney because of Janney’s knowledge of, experience with, and reputation in the financial services industry. Janney agreed to assist Pennsylvania in analyzing, structuring, negotiating and effecting a possible merger. Janney, as part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

      Pennsylvania’s board considered and approved the merger agreement at the June 10, 2004 Board meeting. Janney delivered to the Board of Directors its verbal opinion on June 10, 2004, and its written opinion on June 14, 2004, that as of June 10, 2004, the merger consideration was fair to Pennsylvania’s shareholders from a financial point of view.

      The full text of Janney’s opinion is attached as Annex D to this document. Pennsylvania’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

      Janney’s opinion speaks only as of the date of the opinion. The opinion was directed to the Pennsylvania Board of Directors and addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision of Pennsylvania to proceed with the merger or any other aspect of the merger and does not constitute a recommendation to any Pennsylvania shareholder as to how the shareholder should vote at the special meeting on the merger or any related matter.

      In rendering its opinion, Janney has, among other things:

•	Reviewed the historical financial performances, current financial positions and general prospects of Pennsylvania and Sterling;

•	Considered the proposed financial terms of the merger and has examined the projected consequences of the merger with respect to, among other things, market value, earnings and tangible book value per share of Sterling common stock;

•	To the extent deemed relevant, analyzed selected public information of certain other banks and bank holding companies and compared Pennsylvania and Sterling, from a financial point of view, to these other banks and bank holding companies;

•	Reviewed the historical market price ranges and trading activity performance of common stock of Pennsylvania and of Sterling;

•	Reviewed publicly available information such as annual reports, SEC filings and research reports;

•	Compared the terms of the merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions were publicly available;

•	Discussed with certain members of senior management of Pennsylvania and of Sterling the strategic aspects of the merger, including estimated cost savings from the merger and other matters relevant to the future performance of the combined entity;

•	Reviewed the merger agreement; and

•	Performed other analyses and examinations as Janney deemed necessary.

      In performing its review and in rendering its opinion, Janney has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Pennsylvania or Sterling or their respective representatives, or that was otherwise reviewed by Janney, and has assumed its accuracy and completeness for purposes of rendering its opinion. Janney has further relied on the assurances of the management of Pennsylvania and of Sterling that they are not aware of any facts or circumstances that would make any of the information inaccurate or misleading. Janney has not been asked to and has not undertaken any independent verification of any of the information and Janney does not assume any responsibility or liability for the accuracy or completeness thereof. Janney did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Pennsylvania or of Sterling or any of their subsidiaries, or the collectibility of any such assets, nor has Janney been furnished with any such evaluations or appraisals. Janney did not make any independent evaluation of the adequacy of the allowance for loan losses of Pennsylvania or of Sterling or any of their subsidiaries and Janney has not reviewed any individual credit files and has assumed that their respective allowance for loan losses are adequate to cover their losses and will be adequate on a pro forma basis.

      The earnings projections for Pennsylvania and for Sterling used by Janney in certain of its analyses were based upon internal financial projections, in the case of Pennsylvania, and upon discussions with management and published earnings estimates, in the case of Sterling. The financial projections provided by management of Pennsylvania and of Sterling were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as other estimates used by Janney in its analyses, were based on numerous variables and assumptions that are inherently uncertain, and accordingly, actual results could vary materially from those set forth in the projections.

      In performing its analyses, Janney also made numerous assumptions with respect to industry performance, business, economic and market conditions and various other matters, many of which cannot be predicted and are beyond the control of Pennsylvania and of Sterling. The analyses performed by Janney are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Janney prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Pennsylvania Board on June 10, 2004. In addition, the Janney opinion was among several factors taken into consideration by the Pennsylvania Board of Directors in making its decision to approve the merger agreement and the merger.

      The following is a summary of the material analyses performed by Janney and presented to the Pennsylvania Board on June 10, 2004. The summary is not a complete description of all the analyses underlying Janney’s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Janney believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered, without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. The financial analyses summarized below include information presented in a tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

      Summary of Proposal. Janney reviewed the financial terms of the proposed transaction. Based upon the average closing price of Sterling’s common stock for the 20 trading days ending June 9, 2004, which was $24.92 and assuming 75% of the consideration is paid in Sterling stock and 25% of the consideration paid in cash, Janney calculated an implied transaction value of $21.01 per share. Based upon Pennsylvania’s financial information, as of and for the twelve months ended March 31, 2004, Janney calculated the following ratios:

Transaction Ratios

Transaction price/LTM EPS	31.4	x
Transaction price/Est. 2004 EPS	29.2	x
Transaction price/Tangible book value per share	274%
Transaction price/Stated book value per share	274%
Tangible Book Premium/Core Deposits(1)	20.4%

(1)	Assumes Pennsylvania’s total core deposits are $143 million.

      For purposes of Janney’s analyses, earnings per share were based on fully diluted earnings per share, and the aggregate transaction value was approximately $46 million, based upon 2.1 million shares of Pennsylvania common stock outstanding and including the intrinsic value of options to purchase 227,221 shares with a weighted average exercise price of $9.39.

      Stock Trading History. Janney reviewed the history of the reported trading prices and volume of Sterling’s common stock and the relationship between the movements in the prices of Sterling’s common stock and Pennsylvania’s common stock, respectively, to movements in certain stock indices, including the Standard & Poor’s 500 Index, the NASDAQ Bank Index, and the median performance of a composite peer group of publicly traded regional commercial banking institutions selected by Janney. During the one-year period ended June 9, 2004, Pennsylvania’s common stock outperformed each of the indices to which it was compared while Sterling’s common stock outperformed each of the indices as well.

One-Year Stock Performance of Sterling and Pennsylvania

	Beginning Index Value	Ending Index Value
	June 9, 2003	June 9, 2004

Pennsylvania	100.00%	125.85%
Regional Group — Pennsylvania	100.00%	117.77%
NASDAQ Bank Index	100.00%	115.97%
S&P 500 Index	100.00%	115.92%

	Beginning Index Value	Ending Index Value
	June 9, 2003	June 9, 2004

Sterling	100.00%	127.68%
Regional Group — Sterling	100.00%	111.11%
NASDAQ Bank Index	100.00%	115.97%
S&P 500 Index	100.00%	115.92%

      Selected Peer Group Analyses. Janney compared the financial performance and market performance of Pennsylvania to those of a group of Pennsylvania community banks and bank holding companies and of

Sterling to those of a group of Pennsylvania bank holding companies. The companies included in Pennsylvania’s peer group were:

•	Bank of Landisburg

•	First Community Financial Corporation

•	Jonestown Bank and Trust

•	Legacy Bank

•	Northumberland Bancorp

•	Tower Bancorp Inc.

•	Union National Financial Corp.

      Companies included in Sterling’s peer group were:

•	AmeriServ Financial Inc.

•	Citizens & Northern Corp.

•	Community Banks Inc.

•	F.N.B. Corp.

•	Harleysville National Corp.

•	National Penn Bancshares Inc.

•	Omega Financial Corp.

•	PennRock Financial Services

•	Pennsylvania Commerce Bancorp

•	Royal Bancshares of PA

•	S&T Bancorp Inc.

•	Univest Corp. of Pennsylvania

      For purposes of such analysis, the financial information used by Janney was as of and for the twelve months ended March 31, 2004. Stock price information was as of June 9, 2004. Certain financial data prepared by Janney, and as referenced in the tables presented below, may not correspond to the data presented in Pennsylvania’s and Sterling’s historical financial statements, as a result of the different periods, assumptions and methods used by Janney to compute the financial data presented.

      The results of this analysis are summarized in the following table:

Sterling
Pennsylvania	Peer
Peer Group	Group
Pennsylvania	Median	Sterling	Median

Total assets (in millions)	$201	$237	$2,335	$1,420
Tangible equity/tangible assets	7.90%	8.49%	8.36%	8.35%
Loans/assets	67.70%	65.90%	66.80%	64.90%
Loans/deposits	89.00%	85.40%	87.40%	87.20%
Borrowings/assets	13.70%	7.80%	12.50%	19.60%
Non-performing assets for more than 90 days/assets	0.64%	0.43%	0.19%	0.43%
Loan loss reserve/ Non-performing assets for more than 90 days	157.50%	195.11%	331.55%	242.02%
Return on average total assets	0.70%	0.97%	1.30%	1.28%
Return on average shareholder’s equity	8.74%	8.74%	13.89%	13.08%
Net interest margin	4.25%	3.69%	4.55%	3.97%
Efficiency ratio	69.06%	64.26%	66.48%	60.73%
Noninterest income/average assets	0.60%	0.61%	2.23%	1.14%
Noninterest expense/average assets	3.16%	2.70%	4.23%	2.83%
Price/last twelve months earnings per share	19.8	x	18.3	x	18.4	x	17.4%
Price/tangible book value per share	173.0%	173.0%	287.2%	249.8%
Dividend yield	—%	1.7%	2.3%	2.7%

      Comparable Transactions Analysis. Janney reviewed certain financial data related to four sets of comparable bank transactions.

      The first group of comparable transactions included 54 acquisitions of bank institutions nationwide, announced from June 9, 2003 to June 9, 2004, with an asset size between $100 million and $300 million (which we refer to as the Nationwide transactions). The second group of transactions included fourteen transactions of bank institutions in Pennsylvania, announced from September 1, 2002 to June 9, 2004 (which we refer to as the Regional transactions). The third group of comparable transactions included thirteen acquisitions of bank institutions nationwide, announced from June 9, 2003 to June 9, 2004, with an asset size between $100 million and $300 million, with the selling institutions having a return on average assets between 0.50% & 1.00% and return on average equity between 8.0%-12.0% (which we refer to as Performance-Based transactions). The fourth group of comparable transactions included twenty-nine acquisitions of bank institutions nationwide, announced from June 9, 2003 to June 9, 2004, with an asset size between $100 million and $300 million, with the selling institutions having a tangible equity/assets ratio between 7.0%-9.0% (which we refer to as Tangible Equity-Based transactions).

      Transaction multiples from the merger were derived from the $21.01 deal price per share and financial data as of and for the twelve months ended March 31, 2004, for Pennsylvania. Janney compared these results with announced multiples for the aforementioned transactions. The results of the analysis are summarized in the following table.

			Nationwide		Regional		Performance-		Tangible Equity-
	Pennsylvania/		Bank		Bank		Based Bank		Based Bank
	Sterling		Transactions		Transactions		Transactions		Transactions
	Transaction		Median		Median		Median		Median

Premium/ Market Value	58.6%		35.9%		32.3%		26.8%		35.9%
Price/ Book	274%		241%		263%		240%		247%
Price/ Tangible Book	274%		246%		283%		240%		247%
Price/ Last Twelve Months EPS	31.4	x	23.7	x	23.4	x	26.6	x	27.0	x
Price/ Assets	24.0%		19.6%		23.6%		17.9%		20.0%
Tangible Book Premium/ Core deposits	20.4%		16.4%		23.0%		14.2%		16.4%

      No company or transaction used in the Comparable Transaction Analysis is identical to Pennsylvania, Sterling or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies involved.

      Discounted Dividend Analysis. Janney estimated the present value of Pennsylvania’s common stock based on a continued independence scenario by estimating the future stream of after-tax dividend flows of Pennsylvania over the period beginning November 2004 and ending in December 2009. Based on discussions with Pennsylvania’s management an earnings growth rate of 7.5% was used to project these streams of dividend flows. To approximate the terminal value of Pennsylvania’s common stock at December 31, 2009, Janney applied price/earnings multiples ranging from 14.0x to 22.0x and multiples of tangible book value ranging from 150% to 250%. The dividend income streams and terminal values were then discounted to present values using discount rates ranging from 8.0% to 12.0%. The discount rates were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pennsylvania common stock. This analysis indicated an implied range of values from $7.99 to $15.19 when applying the price/earnings multiples and $10.47 to $21.13 when applying multiples of tangible book value.

      Janney also estimated the present value of Sterling’s common stock based on a continued independence scenario by estimating the future stream of after-tax dividend flows of Sterling over the period beginning November 2004 and ending in December 2009. Based on published earnings estimates and discussions with management, an earnings growth rate of 10.0% was used to project these streams of dividend flows. To approximate the terminal value of Sterling’s common stock at December 31, 2009, Janney applied price/earnings multiples ranging from 12.0x to 20.0x and multiples of tangible book value ranging from 240% to 300%. The dividend income streams and terminal values were then discounted to present values using discount rates ranging from 8.0% to 12.0%. The discount rates were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sterling’s common stock. This analysis indicated an implied range of values from $18.66 to $35.31, when applying the price/earnings multiples, and $21.80 to $32.01, when applying multiples of tangible book value.

      In connection with the discounted dividend analysis performed, Janney considered and discussed with Pennsylvania’s Board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and the dividend payout ratio (in other words, the percentage of adjusted earnings per share payable to shareholders). Janney noted that the discounted dividend analysis is a widely used valuation methodology but noted that it relies on numerous assumptions that must be made, and the results thereof are not necessarily indicative of the actual values or expected values of Pennsylvania or Sterling common stock.

      Financial Impact Analysis. Janney performed a pro forma merger analysis that combined projected balance sheet and income statement information of Sterling and of Pennsylvania. Certain assumptions regarding acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Sterling. This analysis indicated that the merger is expected to be slightly dilutive to the combined company’s projected earnings per share within the first twelve months of combined operations. This analysis was based in part on internal projections provided by Sterling’s and Pennsylvania’s management teams and published earnings estimates. The actual results achieved by the combined company may vary from the projected results, and the variation may be material.

      Janney has acted as financial advisor to Pennsylvania in connection with the merger and will receive a fee for its services, a portion of which is contingent upon the consummation of the merger. Pennsylvania will pay Janney an advisory fee equal to between .85% and 1.05% of the aggregate consideration received by Pennsylvania shareholders. The specific percentage to be utilized will depend upon the value of the offer per share of Pennsylvania common stock at the time of the merger. Based on the 10 day average closing price of Sterling’s common stock on August 20, 2004, Janney’s fee would be equal to .95% of the aggregate consideration received by Pennsylvania shareholders, or approximately $418,419, of which $158,154 was paid to Janney by Pennsylvania at the time the merger agreement was signed. In addition, Pennsylvania has agreed to reimburse certain of Janney’s reasonable out-of-pocket expenses incurred in connection with its engagement and has also agreed to indemnify Janney for certain liabilities arising out of rendering this opinion. In addition, in the ordinary course of its business as a broker-dealer, Janney may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Pennsylvania or Sterling for its own account or for the accounts of its customers.

Reasons for the Merger: Sterling’s Board of Directors.

      Sterling’s acquisition strategy consists of identifying financial institutions with business philosophies that are similar to those of Sterling, that operate in markets that geographically complement Sterling’s operations, and have strong management teams. In evaluating acquisition opportunities, Sterling considers its three long-range master strategies — a financial strategy, a customer strategy and a people strategy. Sterling, from time to time, reviews its strategic plan to analyze its geographic scope, financial performance and diversification of business lines. Expansion of Sterling’s franchise into Pennsylvania’s State capital region has been among Sterling’s priorities in its strategic plan. Sterling has explored a number of opportunities to expand its branch footprint into the Dauphin and Cumberland County, Pennsylvania area; however, Sterling’s Board of Directors concluded that the acquisition of Pennsylvania was the best alternative to accomplish this business objective. As part of the acquisition analysis process, Sterling engaged Griffin Financial Group LLC to provide financial advice with regard to a transaction with Pennsylvania.

      Sterling’s Board of Directors held a special meeting on May 19, 2004, to consider the proposed transaction. At that meeting, representatives of Griffin Financial presented a detailed analysis of the proposed transaction with Pennsylvania and legal counsel to Sterling reviewed in detail the terms of the merger agreement. Following a comprehensive discussion of the transaction and the information presented by Sterling’s advisors, the board approved the agreement subject to management’s negotiation of final non-material terms. Over the next several weeks, the negotiations were completed and the parties executed the definitive agreement on the morning of June 14, 2004, and publicly announced the transaction later that morning. On June 14, 2004, Griffin Financial advised Sterling’s Board of Directors by written opinion to the Board, that in the opinion of Griffin Financial, and based on facts known to it on that date, and subject to the qualifications and limitations on the review undertaken by Griffin Financial in rendering the opinion, the consideration to be paid in the merger by Sterling was fair, from a financial point of view, to Sterling.

      In connection with its approval of the merger with Pennsylvania, Sterling’s Board of Directors reviewed the terms of the proposed acquisition and definitive agreements and their potential impact on Sterling. In reaching its decision to approve the merger, Sterling’s Board of Directors, with the assistance of management and Sterling’s legal and financial advisors, considered a number of factors, including the following:

•	The acquisition of Pennsylvania represents an attractive opportunity for Sterling to broaden its geographic market area and allows Sterling to connect its franchise footprint uniting the Bank of Hanover’s market in Adams and York Counties, Pennsylvania with the Bank of Lancaster County’s market in Lancaster County, Pennsylvania.

•	Pennsylvania’s management team, including its Board of Directors and employees who have the leadership talent to ensure the continuation of Sterling’s tradition of strong performance community offices.

•	The advantageous geographic location of Pennsylvania’s branches, as they relate to Sterling’s long-term strategic plan to move into the Dauphin and Cumberland County, Pennsylvania area. Sterling has identified these markets as areas in which Sterling would be successful due to their attractive market demographics including several areas of high net worth and Sterling’s experience with markets having similar demographics.

•	Pennsylvania’s customer service-oriented emphasis with local decision-making ability and a clear focus on the community, which are consistent with Sterling’s business approach.

•	Pennsylvania’s priority in serving the small and mid-size business and professional sectors.

•	The economic stability that that is inherent in the State capital region, especially because the area is not dominated by a single or limited number of industries or companies.

•	The financial condition, operating results and future prospects of Sterling and Pennsylvania.

•	Historical pro forma financial information on the merger, including, among other things, pro forma book value and earnings per share information, accretion/dilution analysis, and capital ratio impact information.

•	A review of comparable transactions, including a comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers, expressed as, among other things, multiples of book value and earnings.

•	The opinion of Sterling’s financial advisor, based on, among other things, a review of comparable transactions, that the consideration paid by Sterling is fair to Sterling from a financial point of view.

•	The enhanced franchise value of the combined company, including pro forma market share information relating to deposits in Dauphin and Cumberland Counties, Pennsylvania.

•	Perceived opportunities to increase the combined company’s commercial lending, and to reduce the combined company’s operating expenses, following the merger.

      The discussion and factors considered by Sterling’s Board of Directors is not intended to be exhaustive, but includes all factors considered. In approving the merger and ancillary agreements, Sterling’s Board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Rather, Sterling’s Board of Directors based its recommendation on the totality of information presented to it. In addition, individual members of the Sterling Board may have given differing weight or priority to different factors.

      We cannot provide certainty that the above benefits of the merger anticipated by the Sterling Board will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “A Warning About Forward-Looking Information,” at page 13 and “Risk Factors,” at page 9.

Terms of the Merger.

Effect of the Merger

      Upon completion of the merger, Pennsylvania will be merged with and into Sterling and the separate legal existence of Pennsylvania will cease. All property, rights, powers, duties, obligations, debts and liabilities of Pennsylvania will automatically be deemed transferred to Sterling, as the surviving corporation in the merger. Sterling will continue to be governed by its articles of incorporation and bylaws as in effect immediately prior to the merger.

      For at least three years following the merger, Pennsylvania State Bank will operate as a separate subsidiary of Sterling and will continue to be managed by its current Board of Directors, with the addition of Thomas P. Dautrich, Chief Banking Officer of Sterling.

What You Will Receive

      Each share of Pennsylvania stock that you hold at the effective time of the merger will automatically be exchanged into the right to receive either $22.00 in cash or Sterling common stock. The number of shares of Sterling common stock that you may receive in exchange for your shares of Pennsylvania common stock depends on the average closing sales price of Sterling common stock as reported on the NASDAQ National Market for the 20 consecutive trading days (the average final price) ending three business days immediately prior to the effective date (the determination date).

      If the average final price of Sterling common stock on the determination date is:

•	Equal to or greater than $30.39, then each share of Pennsylvania common stock will be converted into the right to receive 0.7239 shares of Sterling common stock or $22.00 in cash;

•	Greater than $26.51 but less than $30.39, then each share of Pennsylvania common stock will be converted into the right to receive that number of shares of Sterling common stock equal to the quotient obtained by dividing $22.00 by the average final price on the determination date or $22.00 in cash; or

•	Equal to or less than $26.51, then each share of Pennsylvania common stock will be converted into the right to receive 0.8300 shares of Sterling common stock or $22.00 in cash.

      You will not know the exchange ratio until the determination date. On the determination date, the exchange ratio will be fixed. However, if you receive Sterling common stock as consideration, the value of the stock consideration will fluctuate with the market price of Sterling common stock between the determination date and the date you actually receive certificates representing the stock and may be higher or lower than the value of the stock consideration on the determination date.

      The market value of the stock consideration you receive in the merger will be equal to the product of (i) the number of shares of Pennsylvania common stock that you own, multiplied by (ii) the applicable per share exchange ratio determined based on the average final price of Sterling common stock on the determination date, multiplied by (iii) the market value of a share of Sterling common stock on the effective date of the merger.

      In addition, Sterling will not issue fractional shares of Sterling common stock to Pennsylvania shareholders. If you are otherwise entitled to receive a fractional share of Sterling common stock under the exchange procedure described above, you will instead have the right to receive cash, without interest, in an amount equal to the product of the fraction of a share that would otherwise be due to you and the average final price of Sterling common stock on the determination date.

      Regardless of the average final price of Sterling common stock on the determination date, you may elect to receive all cash, all Sterling common stock or a combination of cash and Sterling common stock for your shares of Pennsylvania common stock.

      Under the terms of the merger agreement, between 70% and 75% of the outstanding shares of Pennsylvania common stock will be exchanged for Sterling common stock and between 25% and 30% of the outstanding shares of Pennsylvania common stock will be exchanged for cash. In the event that the holders of more than 30% of the outstanding shares of Pennsylvania common stock elect to receive cash, the number of shares that you elected to exchange for cash (if any) will be reduced through an allocation formula and the rest of your shares will be exchanged for stock consideration. Similarly, in the event that the holders of more than 75% of the outstanding shares of Pennsylvania common stock elect to receive Sterling common stock consideration, the number of your shares that you elected to exchange for Sterling common stock (if any) may be reduced through an allocation formula and the rest of your shares will be exchanged for cash.

      Accordingly, after Pennsylvania shareholder elections have been tabulated, the elected amounts of stock or cash may be adjusted to achieve a mix of consideration to Pennsylvania security holders that consists of between 70% and 75% in Sterling common stock and between 30% and 25% in cash. National Penn has elected to receive 90% Sterling common stock and 10% cash for the 428,238 shares of Pennsylvania common stock it owns. Therefore, the amount of cash or Sterling common stock that Pennsylvania shareholders (other than National Penn) receive in the merger may vary substantially from the consideration they elect to receive. See “The Merger — Interests of Management and Others in the Merger,” beginning at page 43.

      If you do not make a valid election, you will be deemed to have made no election. No election shares will be converted into stock consideration, cash consideration or a mix of stock and cash consideration, depending on the elections of other Pennsylvania shareholders.

      You may receive significantly more or less cash or more or fewer shares of Sterling common stock than you elect. For more information about the allocation rules and the potential effects of the allocation procedures described above see the sections entitled “The Merger — Terms of the Merger — Election and Exchange Procedures” and “The Merger — Terms of the Merger — Allocation of Sterling Common Stock and Cash,” on pages 31 and 33, respectively.

Illustrations of Exchange Ratio Application; Value to Be Received and Allocation Procedures

      The market price of a share of Sterling common stock will fluctuate between the date of this document and the completion of the merger. The following table contains examples of the exchange ratio and the cash and stock consideration that you would receive, based on various hypothetical average final prices of Sterling common stock on the determination date and the market values of Sterling common stock on the effective date of the merger, assuming that you own 100 shares of Pennsylvania common stock at the effective time of the merger and you elect to receive 50% cash and 50% shares of Sterling common stock as consideration and no adjustment in that election occurs. The examples provided assume that the market price of a share of Sterling common stock on effective date will be equal to the average final price on the determination date.

		Number of
		Sterling		Cash
Assumed		Shares to	Value of Sterling	Payment for	Cash	Total Value to be
Average	Exchange	be	Shares to be	Fractional	Consideration	Received Per
Final Price(1)	Ratio	Received	Received	Share(2)	to be Received	100 Shares

$21.21	.08300	41	$869.61	$10.61	$1,100.00	$1,980.22
21.50	.08300	41	881.50	10.75	1,100.00	1,992.25
22.00	.08300	41	902.00	11.00	1,100.00	2,013.00
22.50	.08300	41	922.50	11.25	1,100.00	2,033.75
23.00	0.8300	41	943.00	11.50	1,100.00	2,054.50
23.50	0.8300	41	963.50	11.75	1,100.00	2,075.25
24.00	0.8300	41	984.00	12.00	1,100.00	2,096.00
24.50	0.8300	41	1,004.50	12.25	1,100.00	2,116.75
25.00	0.8300	41	1,025.00	12.50	1,100.00	2,137.50
25.50	0.8300	41	1,045.50	12.75	1,100.00	2,158.25
26.00	0.8300	41	1,066.00	13.00	1,100.00	2,179.00
26.50	0.8300	41	1,086.50	13.25	1,100.00	2,199.75
27.00	0.8148	40	1,080.00	19.98	1,100.00	2,199.98
27.50	0.8000	40	1,100.00	—	1,100.00	2,200.00
28.00	0.7857	39	1,092.00	7.98	1,100.00	2,199.98
28.50	0.7719	38	1,083.00	16.95	1,100.00	2,199.95
29.00	0.7586	37	1,073.00	26.97	1,100.00	2,199.97
29.50	0.7458	37	1,091.50	8.55	1,100.00	2,200.05
30.00	0.7333	36	1,080.00	19.95	1,100.00	2,199.95
30.50	0.7239	36	1,098.00	5.95	1,100.00	2,203.95
31.00	0.7239	36	1,116.00	6.05	1,100.00	2,221.05
31.50	0.7239	36	1,134.00	6.14	1,100.00	2,240.14
32.00	0.7239	36	1,152.00	6.24	1,100.00	2,258.24

(1)	The assumed average final price of Sterling common stock for the 20 consecutive trading days ending on the determination date.

(2)	All fractional shares will be paid in cash based upon the average closing price of Sterling common stock for the 20 consecutive trading days ending on the determination date. The examples provided in the table above assume that the market price of a share of Sterling common stock on the effective date of the merger is equal to the average closing price of Sterling common stock for the 20 consecutive trading days ending on the determination date.

Election and Exchange Procedures

      Subject to the allocation process described in the next section, each Pennsylvania shareholder may elect to receive with respect to his or her shares of Pennsylvania common stock, all Sterling common stock, all cash or a combination of Sterling common stock and cash.

      Stock Election Shares. Pennsylvania shareholders who validly elect to receive Sterling common stock for some or all of their shares will receive the per share stock consideration for that portion of the shareholder’s shares of Pennsylvania common stock equal to the shareholder’s stock election, subject to the allocation process described below. In our discussion below, we refer to shares held by shareholders who have made stock elections as “stock election shares.”

      Cash Election Shares. Pennsylvania shareholders who validly elect to receive cash for some or all of their shares will receive $22.00 in cash per share for that portion of the shareholder’s shares of Pennsylvania common stock equal to the shareholder’s cash election, subject to the allocation process described below. In our discussion below, we refer to shares held by Pennsylvania shareholders who have made cash elections as “cash election shares.”

      No-Election Shares. Shares held by Pennsylvania shareholders (i) who indicate that they have no preference as to whether they receive Sterling common stock or cash, (ii) who do not make a valid election, or (iii) who fail to properly perfect dissenters’ rights will be deemed to be “no election shares.” No election shares will be treated as stock election shares unless, to the extent that the number of stock election shares would not exceed 75% of the outstanding shares of Pennsylvania common stock. In the event the number of stock election shares would exceed 75% of the outstanding shares of Pennsylvania common stock, then no election shares will be treated as cash election shares. See “Allocation of Sterling Common Stock and Cash” below.

      A fixed amount of Sterling common stock and cash will be paid to Pennsylvania shareholders, as described above. Accordingly, there is no assurance that a Pennsylvania shareholder will receive the form of consideration that the shareholder elects with respect to any or all of his or her shares of Pennsylvania common stock. If the elections of Pennsylvania shareholders, would exceed the specified limits, then the procedures for allocating Sterling common stock and cash to be received by Pennsylvania shareholders will be followed by Sterling’s exchange agent. See “Allocation of Sterling Common Stock and Cash” below.

      Election Form. At least 20 business days before the anticipated date of completion of the merger, Sterling’s exchange agent will mail an election form to you along with instructions on electing to receive Sterling common stock or cash or a combination of stock and cash for your Pennsylvania stock. The deadline for making your election will be 5:00 p.m. on the day that is two business days prior to closing of the merger. You must carefully follow the instructions from Sterling’s exchange agent. Your election will be properly made only if by the deadline date, you have submitted to Sterling’s exchange agent at its designated office, a properly completed and signed election form that is accompanied by your Pennsylvania stock certificate. The Pennsylvania stock certificate must be in a form that is acceptable for transfer (as explained in the election form). If your election is not properly made, your shares of Pennsylvania stock will be treated as “no election shares.” Neither Sterling nor its exchange agent will be under any obligation to notify any person of any defects in an election form.

      Please note that if you have not exchanged your Pennsylvania State Bank stock certificates for Pennsylvania stock certificates, your Pennsylvania State Bank stock certificates nevertheless will be treated as Pennsylvania stock certificates in connection with the exchange and election procedures.

      Within ten business days after the effective date of the merger, Sterling’s exchange agent will mail certificates representing shares of Sterling common stock and/or checks representing the merger consideration for shares of Pennsylvania common stock, together with cash in lieu of fractional share interests, to former shareholders of Pennsylvania who have timely submitted an effective election form along with their Pennsylvania stock certificates.

      If you do not timely submit an election form along with your certificates for Pennsylvania common stock, Sterling’s exchange agent will mail to you within ten business days after completion of the merger, a letter of transmittal with instructions for submitting your Pennsylvania stock certificate in exchange for Sterling common stock or the cash consideration of $22.00 per share. At that time, you will need to carefully review the instructions, complete the materials enclosed with the instructions and return the materials along with your Pennsylvania stock certificate(s). Whether you will receive Sterling common stock or cash will depend on the election of other Pennsylvania shareholders. (See “Allocation of Sterling Common Stock and Cash,” below.) Within ten business days after receipt of the properly completed letter of transmittal and your Pennsylvania stock certificate(s), Sterling’s exchange agent will mail a certificate representing shares of Sterling common stock or a check (or a combination of stock certificate and check) for the merger consideration. No interest will be paid on any cash payment.

      Certificates representing shares of Sterling common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a Sterling shareholder from the effective date. Until the certificates representing Pennsylvania common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash or stock consideration or dividends or distributions on the Sterling common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. Sterling has the right to withhold dividends or any other distributions on its shares until the Pennsylvania stock certificates are surrendered for exchange.

      Until surrendered, each Pennsylvania stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will either Sterling or Pennsylvania be liable to any former Pennsylvania shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

      Sterling will not issue any fractions of a share of common stock. Rather, Sterling will pay cash for any fractional share interest any Pennsylvania shareholder would otherwise be entitled to receive in the merger. For each fractional share that would otherwise be issued, Sterling will pay by check an amount equal to the fractional share interest to which the holder would otherwise be entitled multiplied by the average final price of Sterling common stock on the determination date. Shares of Pennsylvania common stock issued and held by Pennsylvania as treasury shares as of the effective date of the merger, if any, will be canceled.

Allocation of Sterling Common Stock and Cash

      Notwithstanding the election of Pennsylvania shareholders to receive cash, Sterling common stock or a combination of stock and cash in the merger (i) the number of shares of Pennsylvania common stock that will be exchanged for Sterling common stock will be not less than 70% and not more than 75% of the total number of shares of Pennsylvania common stock issued and outstanding on the effective date of the merger and (ii) the number of shares of Pennsylvania common stock that will be exchanged for $22.00 in cash per share will be not more than 30% but not less than 25% of the total number of shares of Pennsylvania common stock issued and outstanding on the effective date of the merger.

      National Penn owns 428,238 shares, approximately 20%, of Pennsylvania common stock. National Penn has elected to receive Sterling common stock for 90% of its shares and $22.00 in cash per share for 10% of its shares. See “The Merger — Interests of Management and Others in the Merger,” beginning at page 43.

      Over-election of the Stock Consideration. If the aggregate number of stock election shares is more than 75% of the total number of shares of Pennsylvania common stock issued and outstanding on the effective date of the merger, then:

•	All cash election shares and no election shares will be converted into $22.00 cash per share;

•	Sterling’s exchange agent will then convert on a pro rata basis a sufficient number of stock election shares into cash election shares such that the number of stock election shares shall equal 75% of the total number of shares of Pennsylvania common stock issued and outstanding on the effective date;

•	All shares converted into cash election shares through the pro rata process described in the point above will be converted into the right to receive $22.00 cash per share; and

•	The remaining shares will be converted into shares of Sterling common stock.

      Under-election of the Stock Consideration. If the aggregate number of stock election shares is less than 70% of the total number of shares of Pennsylvania common stock issued and outstanding on the effective date of the merger, then:

•	All stock election shares will be converted into shares of Sterling common stock;

•	Sterling’s exchange agent will convert no election shares on a pro rata basis to the extent necessary to have the aggregate number of stock election shares (including the converted no election shares) equal to 70% of the total number of shares of Pennsylvania common stock issued and outstanding on the effective date;

•	If all no election shares are converted to stock election shares and the stock election shares remain less than 70% of the total number of shares of Pennsylvania common stock issued and outstanding on the effective date, then Sterling’s exchange agent will convert cash election shares on a pro rata basis to the extent necessary to have stock election shares (including no election shares and reallocated cash election shares) equal to 70% of the total number of shares of Pennsylvania common stock issued and outstanding on the effective date; and

•	The remaining cash election shares will be converted into the right to receive $22.00 in cash per share.

      Because the United States federal income tax consequences of receiving Sterling common stock, cash, or both Sterling common stock and cash will differ, Pennsylvania shareholders are urged to read carefully the information included under the caption “Certain Federal Income Tax Consequences” and to consult their tax advisors for a full understanding of the merger’s tax consequences to them. In addition, because Sterling common stock can fluctuate in value during the election period, the economic value per share received by Pennsylvania shareholders who receive stock may, as of the date of receipt by them, be more or less than the $22.00 cash per share received by Pennsylvania shareholders who receive cash.

Stock Options

      As of the record date for the special meeting, various directors, officers and employees of Pennsylvania held options to purchase a total of 226,913 shares of Pennsylvania common stock, all granted under Pennsylvania’s stock option plans. Upon the effective date of the merger, each Pennsylvania stock option still outstanding will cease to be a right to purchase shares of Pennsylvania common stock and will be converted automatically into an option to purchase shares of Sterling common stock. Sterling will assume each such option, in accordance with the terms of the Pennsylvania stock option plans, except that from and after the merger’s effective date:

•	The number of shares of Sterling common stock subject to each converted option will be equal to the product of the number of shares of Pennsylvania common stock covered by the option multiplied by the exchange ratio, provided that any fractional share of Sterling common stock shall be rounded down to the nearest whole share;

•	The exercise price of each option immediately after the effective date will equal the exercise price of the option immediately prior to its conversion multiplied by the exchange ratio, provided that the exercise price shall be rounded down to the nearest whole cent; and

•	All references to Pennsylvania shall be deemed references to Sterling.

Sterling Common Stock.

      Each share of Sterling common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Effective Date.

      The merger will take effect when all conditions, including obtaining shareholder and regulatory approval, have been fulfilled or waived, or as soon as practicable thereafter as Sterling and Pennsylvania may mutually select. Regulatory approval cannot be waived. We presently expect to close the merger on or about December 2, 2004. See “The Merger — Conditions to the Merger” and “The Merger — Regulatory Approvals,” beginning at pages 38 and 41, respectively.

Representations and Warranties.

      The merger agreement contains customary representations and warranties relating to, among other things:

•	Organization of Sterling and Pennsylvania and their respective subsidiaries.

•	Capital structures of Sterling and Pennsylvania.

•	Due authorization, execution, delivery, performance and enforceability of the merger agreement.

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Consistency of financial statements with accounting principles generally accepted in the United States.

•	Absence of material adverse changes, since December 31, 2003, in the consolidated assets, liabilities, liquidity, net worth, business, property, financial condition, results of operations or any damage destruction or loss of Pennsylvania or assets, business, financial condition or results of operations of Sterling.

•	Filing of tax returns and payment of taxes.

•	Absence of undisclosed material pending or threatened litigation.

•	Compliance with applicable laws and regulations.

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•	Quality of title to assets and properties.

•	Maintenance of adequate insurance.

•	Absence of undisclosed brokers’ or finders’ fees.

•	Absence of material environmental violations, actions or liabilities.

•	Accuracy of information supplied by Sterling and Pennsylvania for inclusion in the registration statement, filed under the Securities Act of 1933, in connection with the issuance of Sterling common stock in the merger, this document, and all applications filed with regulatory authorities for approval of the merger.

•	Documents filed by Sterling with the Securities and Exchange Commission and the accuracy of information contained therein.

•	Validity and binding nature of loans reflected as assets in the financial statements of Pennsylvania.

Conduct of Business Pending the Merger.

      In the merger agreement, we each agreed to use our reasonable good faith efforts to preserve our business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom we do business.

      In addition, Pennsylvania agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or consented to by Sterling. Pennsylvania also agreed in the merger agreement that Pennsylvania will not, without the written consent of Sterling:

•	Change its articles of incorporation or bylaws.

•	Change the number of authorized or issued shares of its capital stock; repurchase any shares of its capital stock; redeem or otherwise acquire any shares of its capital stock; or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock, except for the issuance of up to 227,221 shares of Pennsylvania common stock upon the exercise of Pennsylvania stock options outstanding on June 14, 2004.

•	Declare, set aside or pay any dividend or other distribution in respect of its capital stock.

•	Grant any severance or termination pay, except in accordance with policies or agreements in effect on June 14, 2004; or enter into or amend any employment, consulting, severance, “change-in-control” or termination contract or arrangement.

•	Grant any job promotions except in accordance with past practice.

•	Grant any pay increase or pay any bonus except for: (1) routine periodic increases, merit pay increases and pay raises in connection with promotions, all in accordance with past practice, provided that the pay increases and raises shall not exceed $2,476,223 in the aggregate; (2) annual bonuses and discretionary cash awards in the ordinary course, determined consistently with past practice and not to exceed $220,000; (3) and other discretionary bonuses and discretionary contributions to Pennsylvania benefit plans as mutually agreed by Sterling and Pennsylvania.

•	Engage in any merger, acquisition, leasing, purchase and assumption transaction or any similar transaction other than consistent with past practice and unless failure to engage in such transaction would constitute a breach of fiduciary duty by Pennsylvania directors.

•	Dispose of or encumber any assets or incur any debt other than in the ordinary course of business and consistent with past practice.

•	Take any action that would result in any condition to closing from being satisfied, except as may be required by applicable law and after written notice to Sterling.

•	Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which Pennsylvania is a party, other than in the ordinary course of business, consistent with past practice.

•	Change any accounting methods, principles or practices, except as may be required by accounting principles generally accepted in the United States.

•	Implement any new employee benefit or welfare plan, or amend any plans, except as required by law.

•	Amend or otherwise modify its underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice.

•	Enter into, renew, extend or modify any transaction with any affiliate of Pennsylvania, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations.

•	Enter into any interest rate swap, floor or cap or similar arrangement.

•	Take any action that would give rise to a right of payment to any person under any employment agreement, except for contractually required compensation.

•	Purchase any security for its investment portfolio rated less than “baa” by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. or with a remaining maturity of more than five years.

•	Except as already disclosed to Sterling, make any capital expenditure of $50,000 or more or undertake or enter into any lease, contract or other commitment.

•	Take any action that would preclude the treatment of the merger as a reorganization under Section 368 of the Internal Revenue Code of 1986.

•	Agree to do any of the foregoing.

      Pennsylvania also agreed in the merger agreement, among other things:

•	To permit Sterling, if Sterling elects to do so at its own expense, to cause a “phase I environmental audit” to be performed at any physical site owned or occupied by Pennsylvania.

•	To suspend the operation of its employee stock purchase plan, if the closing does not occur on or before December 31, 2004, or termination of the merger agreement; and to cause the purchase date under the plan to be the day before the closing date, if the closing occurs before December 31, 2004.

•	To submit the proposed merger to its shareholders for approval at a special meeting to be held as soon as practicable, with an approval recommendation by its Board of Directors.

      We jointly agreed, among other things:

•	To prepare all applications, registration statements and other documents necessary to obtain all required regulatory approvals.

•	Subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement.

•	To maintain adequate insurance.

•	To maintain accurate books and records.

•	To file all tax returns and pay all taxes when due.

•	To cooperate with each other, and, if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate (1) any contract or arrangement Pennsylvania or any Pennsylvania subsidiary may have with an outside service bureau or other vendor of services; or (2) any in-house back office, support, processing or other operational activities or services of Pennsylvania or any Pennsylvania subsidiary, including accounting, loan processing and deposit services, and substitute a contract or arrangement between Sterling or any Sterling subsidiary and Pennsylvania for the provision of similar services to Pennsylvania.

•	To deliver to each other monthly and quarterly financial statements.

•	To deliver to each other all documents that may be filed with the SEC under the Securities Exchange Act of 1934 or with other banking or regulatory authorities.

•	To agree upon the form and substance of any press release or public disclosure related to the proposed merger.

Conditions to the Merger.

      Our obligations to complete the merger are subject to various conditions, including the following:

•	The merger agreement shall have been duly approved by the Pennsylvania shareholders.

•	All necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired. See “The Merger — Regulatory Approvals,” at page 41.

•	There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.

•	We shall each have received an opinion of our counsel or a letter from our independent certified public accountants that, among other things, the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and any gain realized in the merger will be recognized only to the extent of cash or other property (other than Sterling common stock) received, including cash received in lieu of fractional share interests. See “The Merger — Certain Federal Income Tax Consequences,” at page 49.

•	No adverse change shall have occurred in the assets, in business, financial condition or results of operation of Pennsylvania or Sterling.

      In addition to the foregoing, our obligations to close the merger are each conditioned on:

•	The accuracy in all material respects, as of June 14, 2004, and as of the effective date, of the merger, of the representations and warranties of the other, except as to any representation or warranty that specially relates to an earlier date and except as otherwise contemplated by the merger agreement.

•	The other’s performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.

•	The execution of agreements releasing and/or waiving their rights under Change of Control letter agreements from certain employees of Pennsylvania or Pennsylvania State Bank.

•	Other conditions that are customary for transactions of the type contemplated by the merger agreement. See “The Merger — Representations and Warranties” and “The Merger — Conduct of Business Pending the Merger” at page 35.

      Except for the requirements of Pennsylvania shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in “The Merger — Amendment; Waiver,” at page 38.

Amendment; Waiver.

      Subject to applicable law, at any time prior to completion of the merger, we may:

•	Amend the merger agreement, except that after approval by Pennsylvania shareholders at the special meeting, the consideration you will receive in the merger cannot be decreased.

•	Extend the time for the performance of any of the obligations or other acts of the other required in the merger agreement.

•	Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement.

•	Waive compliance by the other with any of the agreements or conditions contained in the merger agreement, except for the requirements of Pennsylvania shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Termination.

      The merger agreement may be terminated at any time prior to the effective date of the merger by our mutual consent.

      The merger agreement may also be terminated by either party if:

•	The other party, in any material respect, breaches any representation, warranty, covenant or other obligation contained in the merger agreement, and the breach remains uncured 30 days after written notice of the breach is given to the breaching party (however, if the breach cannot reasonably be cured within this 30-day period, but may reasonably be cured within 60 days and the cure is being diligently pursued, no termination can occur before the expiration of the 60 day period);

•	The closing of the merger does not occur by March 31, 2005, unless this is due to the failure of the party seeking to terminate the merger agreement to perform or observe any agreements required to be performed by the party before closing;

•	Any regulatory authority whose approval or consent is required for completion of the merger issues a definitive written denial of the approval or consent and the time period for appeals or requests for reconsideration has expired; or

•	Pennsylvania shareholders do not approve the merger agreement at the special meeting.

      In addition, the merger agreement contains a provision under which Pennsylvania may terminate the merger agreement if the average final price of Sterling common stock is less than $21.21 and the decline in the price of Sterling common stock is at least 20% more than the decline during the period beginning April 12, 2004 in a peer group index. See Exhibit 7.01(c) to the merger agreement, which is attached to this proxy statement/ prospectus as Annex A.

      The bank holding companies comprising the peer group index are Columbia Bancorp; Community Banks, Inc.; Pennsylvania Commerce Bancorp, Inc.; Citizens & Northern; First Mariner Bancorp; First United Corporation; Harleysville National Corporation; Interchange Financial Services Corporation; Lakeland Bancorp, Incorporated; PennRock Financial Services Corp.; Royal Bancshares of Pennsylvania, Inc.; Sandy Spring Bancorp, Inc.; Sun Bancorp, Inc.; S & T Bancorp, Inc.; Univest Corporation of Pennsylvania; and Yardville National Bancorp. If any peer group company declares or effects a stock split or similar capital transaction during the measurement period, the prices of that company’s common stock will be appropriately adjusted in determining the average per share closing sale price of the peer group common stocks.

      Sterling may terminate the merger agreement if Pennsylvania enters into a term sheet, letter of intent or agreement to merge with someone else. However, Pennsylvania may terminate the merger agreement if it enters into a term sheet, letter of intent or agreement to merge after receiving written advice of counsel that failure to do so would breach the fiduciary duty of Pennsylvania Board of Directors.

      Sterling may also terminate the merger agreement if Pennsylvania withdraws, changes or modifies its recommendation to its shareholders to approve the merger agreement and the merger.

      Pennsylvania’s Board of Directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the termination provision relating to the price of Sterling common stock is triggered. In considering whether to exercise its right to terminate the merger agreement, Pennsylvania’s Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel.

      The fairness opinion received by Pennsylvania from Janney is dated as of June 10, 2004, and is based on conditions in effect on that date. Accordingly, the fairness opinion does not address the possibilities presented if the termination provision relating to the price of Sterling common stock is triggered, including the possibility that Pennsylvania’s Board of Directors might elect to continue with the merger even if Pennsylvania has the ability to terminate the merger agreement under that provision. See “The Merger — Opinion of Pennsylvania’s Financial Advisor,” beginning at page 21.

      Approval of the merger agreement by Pennsylvania’s shareholders will confer on Pennsylvania’s Board of Directors the power to complete the merger even if the price-related termination provision is triggered, without any further action by or re-solicitation of the votes of Pennsylvania shareholders.

      Pennsylvania shareholders should be aware that the market price of Sterling common stock will fluctuate and could possibly decline. Accordingly, the value of the Sterling common stock actually received by holders of Pennsylvania common stock may be more or less than the value of Sterling common stock used in applying the market price test or on the effective date of the merger.

Termination Fee.

      Pennsylvania has agreed to pay a fee of $2,000,000 to Sterling if Pennsylvania fails to complete the merger and Sterling is not in material breach of the merger agreement after the occurrence of any one of the following events:

•	A person or group acquires beneficial ownership of 25% or more of the outstanding common stock of Pennsylvania; or

•	Pennsylvania enters into a written agreement or understanding to merge or consolidate, to have 25% or more of its ownership or voting power acquired in the future, or to have all or substantially all of its assets or liabilities acquired; or

•	Pennsylvania authorizes, recommends or publicly proposes, or announces an intention to authorize, any of the foregoing transactions; or

•	Pennsylvania shareholders fail to approve the merger or the special meeting is canceled after:

•	The Pennsylvania Board of Directors has withdrawn or modified its recommendation to shareholders to approve the merger and the merger agreement;

•	Another group or person has announced an offer or proposal to acquire 10% or more of the outstanding common stock of Pennsylvania or to merge or consolidate with Pennsylvania or to acquire all or substantially all of Pennsylvania’s assets and within 18 months thereafter enters into an agreement with the group or person for such a transaction.

•	Any one or more directors or officers of Pennsylvania or other persons who have signed a voting agreement with Sterling relating to the ownership of Pennsylvania common stock over which the director, officer or other person has voting power, acting jointly or severally, and who individually or in then aggregate, beneficially own 1% or more of Pennsylvania common stock, fails to maintain continued ownership of all the shares, in accordance with the voting agreement; or

•	Any director or officer of Pennsylvania or other person, including National Penn, who has signed a voting agreement with Sterling relating to voting of Pennsylvania common stock over which the director, officer or other person has voting power, fails to vote all the shares subject to the voting agreement for the merger. See “Summary — Pennsylvania Directors, Executive Officers and National Penn have Agreed to Vote in Favor of the Merger” on page 3 and “The Merger — Interests of Management and Others in the Merger,” beginning at page 43.

No Solicitation of Other Transactions.

      Pennsylvania has agreed that it will not, and will not allow others under its control to, directly or indirectly:

•	Initiate, solicit, encourage or take any other action to facilitate, any inquiries relating to, or the making of any acquisition proposal by a third party that relates to a merger, consolidation or acquisition of Pennsylvania or any of its subsidiaries, acquisition of all or substantially all of the assets of Pennsylvania or any of its subsidiaries or acquisition of ownership or voting power over 10% or more of the outstanding common stock of Pennsylvania or any of its subsidiaries;

•	Enter into or maintain or continue discussions or negotiate with a third party regarding any acquisition proposal or inquiry described above; or

•	Agree to or endorse any acquisition proposal or inquiry described above;

unless it believes, after receipt of written advice from its legal counsel, that failure to do so would violate the Pennsylvania directors’ fiduciary duties.

      Pennsylvania has also agreed to notify Sterling promptly, if any acquisition proposal or inquiry described above is received by Pennsylvania from any third party.

      For a discussion of circumstances under which certain actions relating to a possible change in control involving Pennsylvania could result in Pennsylvania being required to pay the termination fee of $2,000,000. See “The Merger — Termination Fee,” beginning on page 40.

NASDAQ Listing.

      Pennsylvania’s obligation to complete the merger is subject to the condition that Sterling’s common stock continues to be authorized for quotation on the NASDAQ National Market.

Expenses.

      Sterling and Pennsylvania will each pay all costs and expenses incurred in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Regulatory Approvals.

      Completion of the merger is subject to the prior receipt of all consents or approvals of, and the provision of all notices to federal and state authorities required to complete the merger of Sterling and Pennsylvania.

      Sterling and Pennsylvania have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and the Pennsylvania Department of Banking. The merger cannot proceed in the absence of these required regulatory approvals.

      A merger of two bank holding companies requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act. Under this law, the Federal Reserve Board generally may not approve any proposed transaction:

•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

•	That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Federal Reserve Board finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.

      The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and their subsidiary banks and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of Sterling and Pennsylvania in meeting the credit needs of their communities, including low and moderate-income neighborhoods. In addition, the Federal Reserve Board must take into account the effectiveness of the bank holding companies in combating money laundering activities. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the Federal Reserve Board generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

      State Approvals and Notices. The merger also is subject to the prior approval of the Pennsylvania Department of Banking under Section 115 of the Pennsylvania Banking Code. In determining whether to approve the merger, the Pennsylvania Department of Banking will consider, among other things, whether the purposes and probable effects of the merger would be consistent with the purposes of the Pennsylvania Banking Code, as set forth in Section 103, and whether the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or stockholders of the institutions involved.

      Applications. Sterling has filed applications with the Federal Reserve Board and the Pennsylvania Department of Banking, requesting approval of the merger of Pennsylvania with and into Sterling. The applications describe the terms of the merger, the parties involved, and the activities to be conducted by the combined companies as a result of the transaction, and contain certain related financial and managerial information. Copies of the applications will be provided to the U.S. Department of Justice and other governmental agencies.

      We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described above. If any other approval or action is required, we will use our best efforts to obtain such approval or action.

Management and Operations After the Merger.

      Sterling’s approach to acquisitions has been to allow the acquired entity to maintain its autonomy and independence while providing the appropriate corporate oversight and direction. As a result of the merger, Pennsylvania will be merged into Sterling and Pennsylvania State Bank will become a subsidiary of Sterling. Sterling has agreed that Pennsylvania State Bank will continue to operate as a separate subsidiary under its state charter and its current name for three years. Following the merger, Pennsylvania State Bank’s Board of Directors will consist of the current members of the Board with the addition of Thomas P. Dautrich, Chief Banking Officer of Sterling. Further, following the merger, Thomas J. Sposito, II, Pennsylvania’s current President and Chief Executive Officer, will continue as the President and Chief Executive Officer of Pennsylvania State Bank. Robert M. Garst, currently an Executive Vice President and the Chief Lending Officer of Pennsylvania State Bank, will continue to serve in these positions following completion of the merger. Both Messrs. Sposito and Garst entered into employment agreements with Sterling as part of the merger. See “The Merger — Interests of Management and Others in the Merger — Executive Employment Agreements and Benefits,” beginning on page 45 and the employment agreements, attached to this proxy statement/ prospectus as Annex E and Annex F. Upon completion of the merger, Sterling has agreed that a current director of Pennsylvania, selected by Pennsylvania, who meets certain specified criteria (or one or more successors, similarly selected) will serve as a Sterling director. In the merger agreement, Sterling approved William E. Miller, Jr., currently Chairman of Pennsylvania’s Board of Directors for the Sterling Board position.

Employment; Severance

      Following the merger, Sterling is not obligated to continue the employment of any Pennsylvania employee (other than those with employment agreements with Sterling). As a result of the merger, some Pennsylvania positions, primarily in-house back office, support, processing and other operational activities and services, will be eliminated. However, Sterling will endeavor to continue the employment of all non-management employees in positions that will contribute to the successful performance of the combined organization. If a position is duplicative, Sterling will attempt to reassign the individual to a needed position that uses the skills and abilities of the individual. If that is impracticable or Sterling does not have available a comparable position, then Sterling will grant to each exempt employee 8 weeks of severance pay plus 2 weeks of severance pay for each year of service, up to a maximum of 52 weeks of severance pay and to each non-exempt employee 4 weeks of severance pay plus 2 weeks of severance pay for each year of service, up to a maximum of 26 weeks of severance pay. Each Pennsylvania employee who is involuntarily terminated within one year following the effective date of the merger, other than for “cause,” or who voluntarily terminates his or her employment after being offered a position that is not a position of substantially similar job descriptions or responsibilities at substantially the same salary level that is both within 25 miles of the employee’s then current work location with Pennsylvania and within 50 miles of the employee’s then current residence, will remain eligible to receive severance payments and continued medical insurance benefits. Sterling will also provide outplacement and job counseling services to all Pennsylvania employees whose employment is terminated in connection with the merger. No Pennsylvania employee who will receive any payments or benefits pursuant to a “change in control” agreement, employment agreement or similar plan or right will be eligible to receive severance benefits.

Employee Benefits

      The merger agreement provides that as of the effective date of the merger, each Pennsylvania employee who becomes an employee of Sterling or any Sterling subsidiary, is entitled to employee benefits reasonably equivalent in the aggregate to the employee benefits provided by Sterling or its subsidiaries to their similarly situated employees. Any medical, dental and life insurance plans, programs or policies that become applicable to former Pennsylvania employees shall not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents. Each Pennsylvania employee who becomes an employee of Sterling or any Sterling subsidiary at the effective date is entitled to full credit for each year of service with Pennsylvania for purposes of determining eligibility for participation and vesting, but not benefit accrual, in the Sterling or Sterling subsidiary’s employee benefit plans, programs and policies.

Employee Stock Purchase Plan.

      Pennsylvania maintains an employee stock purchase plan. Pursuant to the merger agreement, between the date of the merger agreement and the effective date of the merger, or December 31, 2004, whichever is first to occur, Pennsylvania may make distributions of a maximum of 2,000 shares of Pennsylvania common stock pursuant to the employee stock purchase plan. In the event that the effective date of the merger has not occurred on or before December 31, 2004 and the merger agreement has not been terminated, Pennsylvania will suspend its employee stock purchase plan immediately following the automatic purchase of shares pursuant to the plan on December 31, 2004; or, if the effective date of the merger occurs on or before December 31, 2004, Pennsylvania will amend its employee stock purchase plan to cause the “purchase date” to be deemed to occur on the business day immediately prior to the effective date of the merger and to terminate the plan effective as of the effective date of the merger.

Interests of Management and Others in the Merger.

Share Ownership

      As of August 20, 2004, the record date for the special meeting of Pennsylvania shareholders, the directors, executive officers and other significant shareholders of Pennsylvania may be deemed to be the beneficial owners of 1,014,522 shares, representing 48.96% of the outstanding shares of Pennsylvania common stock. See “Information with Respect to Pennsylvania — Stock Ownership of Principal Shareholders and Management,” beginning on page 58).

Interests of National Penn

      National Penn owns 428,238 shares of Pennsylvania. These shares were acquired pursuant to the terms of the Stock Purchase Agreement, dated April 29, 1989, by and between Pennsylvania State Bank and National Penn, and the Investment Agreement, dated September 4, 2003, between Pennsylvania and National Penn.

      In connection with the execution and performance of the merger agreement, National Penn entered into a Support Agreement, Irrevocable Election Form and Agreement and Termination of Contract, which documents are attached to this document as Annex C. The following discussion describes the material terms of the documents executed by National Penn. It is not complete and is qualified by reference to the documents.

      In the Support Agreement, National Penn agrees, among other things, that it will not:

•	Transfer or sell its shares of Pennsylvania common stock;

•	Negotiate, discuss or contract with any other person regarding the sale, exchange or transfer of its shares;

•	Enter into an agreement for the sale, exchange or transfer of its shares; or

•	Purchase shares of Pennsylvania or Sterling common stock.

      In addition, National Penn agrees that it will not exercise any of its warrants, options or securities convertible into Pennsylvania common stock. National Penn has agreed to:

•	Vote for the merger agreement and the merger;

•	Vote against any proposal that might interfere with the merger;

•	Refrain from entering into a voting trust inconsistent with the Support Agreement; and

•	Refrain from transferring its voting rights with respect to its Pennsylvania common stock.

      When National Penn executed the Support Agreement, it executed an Irrevocable Election Form included in Annex C. National Penn has elected to receive stock for 90% (385,414 shares) of its Pennsylvania common stock and $22.00 cash per share for 10% (42,824 shares) of its Pennsylvania common stock. This election reduces the stock that may be received by other Pennsylvania shareholders because the shares to be received by National Penn are to be included in the allocation process. See “The Merger — Terms of the Merger,” beginning on page 29.

      In addition to the Support Agreement and the Irrevocable Election Form, National Penn executed an Agreement on Termination of Contract, also included in Annex C, pursuant to which it agreed to terminate the Stock Purchase Agreement and the Investment Agreement on the effective date of the merger. This discussion describes the material terms of the documents executed by National Penn. The description is not complete. We qualify this discussion in its entirety by reference to the attached documents.

Indemnification and Insurance

      Sterling has agreed for six years after the merger’s effective date to indemnify the directors and officers of Pennsylvania and its subsidiaries against all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities arising out of actions or omissions occurring prior to the merger’s effective date, including the transactions contemplated by the merger agreement prior to, at or after the merger’s effective date, to the fullest extent permitted under Sterling’s articles of incorporation, bylaws, and applicable law.

      Sterling has also agreed that for six years after the merger’s effective date, Sterling will, at its expense, maintain directors’ and officers’ liability insurance for the former directors and officers of Pennsylvania and its subsidiaries with respect to matters occurring at or prior to the merger’s effective date.

      The insurance coverage is to be at least equal to the coverage currently maintained by Pennsylvania and is to contain terms and conditions that are no less favorable to the beneficiaries. Sterling is not obligated to make annual premium payments that exceed (for the portion related to Pennsylvania’s directors and officers) 150% of the initial annual premiums for Pennsylvania’s policy maintained prior to the merger. If the annual premium payments exceed this amount, Sterling will use its reasonable best efforts to obtain the most advantageous policy available up to this maximum amount.

Sterling Stock Options

      Effective on the date of Sterling’s first Board of Directors meeting following the effective date of the merger, Pennsylvania State Bank’s Chief Executive Officer, Chief Business Services Officer and Chief Personal Services Officer and other persons occupying similar positions however titled, shall be eligible to participate in Sterling’s stock option plan at levels comparable to other similarly situated executives at Sterling. Further, Pennsylvania’s Board of Directors may recommend to Sterling, and Sterling agrees to grant in accordance with such recommendation, incentive stock option awards of up to 500 options each to a maximum of 15 other Pennsylvania State Bank employees, at such times as Sterling’s Board of Directors grants option awards to Sterling employees.

Executive Employment Agreements and Benefits

Thomas J. Sposito, II

      Thomas J. Sposito, II, President and Chief Executive Officer of Pennsylvania and Pennsylvania State Bank, currently is employed in those capacities pursuant to an employment agreement originally dated August 7, 2002 and amended March 16, 2004. In addition, Mr. Sposito and Pennsylvania are parties to a change in control agreement also dated March 16, 2004 providing certain benefits to Mr. Sposito upon a termination of his employment subsequent to a change in control of Pennsylvania. Further, Mr. Sposito and Pennsylvania State Bank entered into a supplemental executive retirement plan agreement dated July 1, 2002 providing Mr. Sposito with certain supplemental retirement benefits.

      As a condition to entering into the merger agreement, Sterling required that Mr. Sposito enter into a new employment agreement with Sterling, Pennsylvania and Pennsylvania State Bank dated June 14, 2004, pursuant to which Mr. Sposito will be employed, after the effective date of the merger, as President and Chief Executive Officer of Pennsylvania State Bank and, subject to continued qualification, elected to the Board of Directors of Pennsylvania State Bank throughout the term of his employment. The new employment agreement is to become effective only upon the completion and effective date of the merger, whereupon it would terminate and replace Mr. Sposito’s current employment agreement and change in control agreement. The new employment agreement will not affect Mr. Sposito’s supplemental executive retirement plan agreement.

      The term of Mr. Sposito’s employment under the new employment agreement will begin on the effective date of the merger and continue until the earlier of: (i) January 16, 2008; (ii) Mr. Sposito’s death; (iii) Mr. Sposito’s inability to perform his duties for a period of at least 180 consecutive days or for at least 180 days in any period of 12 consecutive months as a result of physical or mental disability; (iv) Mr. Sposito’s discharge by Pennsylvania State Bank “for cause” (as defined in the agreement); (v) Mr. Sposito’s resignation from his position other than for “good reason” (as defined in the agreement); (vi) the termination of Mr. Sposito’s employment by Pennsylvania State Bank “without cause”; or (vii) Mr. Sposito’s resignation for “good reason.”

      Under the terms of the new employment agreement, if Mr. Sposito’s employment is terminated for any reason other than “without cause” or for “good reason,” Mr. Sposito would be entitled to receive his salary and certain other benefits accrued to the date of termination.

      If Mr. Sposito’s employment is terminated at any time during the two year period beginning on the effective date of the merger “without cause” or for “good reason,” Mr. Sposito would be entitled to receive his salary accrued to the date of termination, plus severance pay in an amount equal to two times Mr. Sposito’s average annual compensation includible in gross income for federal income tax purposes for the three years immediately preceding the year in which the effective date of the merger occurs, plus continued participation by Mr. Sposito for one year in all non-cash employee benefit plans, programs or arrangements in which he was entitled to participate immediately prior to the date of termination. The severance payments would be paid to Mr. Sposito, at his election, in either (i) 24 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable.

      The new employment agreement defines “good reason” for such purposes to include, during the two year period beginning on the effective date of the merger, resignation by Mr. Sposito for any reason. The new employment agreement also contains a non-compete provision which restricts Mr. Sposito from engaging in certain activities of a competitive nature to Sterling and its affiliates during the term of his employment and for two years after termination if Mr. Sposito terminates his employment for “good reason” during the two year period beginning on the effective date of the merger.

      The new employment agreement further provides that if any of the payments or benefits that Mr. Sposito may become entitled to in connection with the merger or the termination of Mr. Sposito’s employment within the two year period beginning on the effective date of the merger would be subject to a federal excise tax because they would constitute an “excess parachute payment,” Mr. Sposito will be reimbursed for the amount of the excise tax and will receive an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, Mr. Sposito would retain approximately the same net-after-tax amounts that he would have retained had there been no excise tax.

      If Mr. Sposito’s employment is terminated at any time after the expiration of the two year period beginning on the effective date of the merger “without cause” or for “good reason,” Mr. Sposito would be entitled to receive his salary and other benefits accrued to the date of termination plus, for the period beginning on the date of termination and ending January 16, 2008, salary at the rate then provided by the new employment agreement.

      Mr. Sposito’s new employment agreement also contains change in control benefits for Mr. Sposito in the event that Sterling would experience a change in control (as defined in the agreement) that would occur more than two years after the effective date of the merger and, in connection with the change in control, Mr. Sposito would terminate his employment for “good reason,” as defined by the agreement for purposes of the change in control benefits. In such an event, Mr. Sposito would be entitled to receive severance payments in an amount equal to 2.5 times the average of his annual compensation includible in gross income for federal income tax purposes for the most recent five taxable years, or such shorter period as Mr. Sposito would have been employed by Sterling and ending before the date on which the Sterling change in control occurred. The payments would be paid, at Mr. Sposito’s election, in either (i) 30 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable. In lieu of continued pension, welfare and other benefits, Mr. Sposito also would be entitled to be paid a one-time lump sum cash payment equaling 25% of the basic severance payment. In addition, all Sterling stock options held by Mr. Sposito and not previously exercisable would become exercisable upon the occurrence of a change in control of Sterling. Any payments or benefits that Mr. Sposito may become entitled to in connection with a change in control of Sterling that would be subject to a federal excise tax because they would constitute an “excess parachute payment,” will not be grossed-up. Mr. Sposito, however, would have the right in such circumstances to designate which payments or benefits to reduce or eliminate in order to avoid having the payments to him constitute excess parachute payments.

      Mr. Sposito’s annual base salary under the new employment agreement will be $167,200 and he will be eligible to be considered for salary increases in accordance with Sterling’s compensation policies. Mr. Sposito will also be entitled to receive annual performance bonuses in accordance with Sterling’s bonus program(s) in effect with respect to other executives of similar rank employed by Sterling or its affiliates. Mr. Sposito will be entitled to participate in all Sterling employee benefit plans that are applicable to other executives of similar rank employed by Sterling or its affiliates including, plans providing retirement benefits, stock options, medical insurance, life insurance, disability insurance and accidental death or dismemberment insurance. Mr. Sposito shall also be entitled to other benefits and perquisites customary for an executive in Mr. Sposito’s position, including, paid time off, use of an automobile, reimbursement for country club fees, dues, and assessments, reimbursement for business expenses, and payment of expenses for annual attendance at a trade association or continuing education meeting.

Robert M. Garst

      Robert M. Garst, Executive Vice President and Chief Lending Officer of Pennsylvania State Bank, currently is employed in that capacity pursuant to an employment agreement dated May 25, 2004. In addition, Mr. Garst and Pennsylvania are parties to a change in control agreement dated March 16, 2004 providing for certain benefits to Mr. Garst upon a termination of his employment subsequent to a change in control of Pennsylvania. Mr. Garst and Pennsylvania State Bank also have entered into a supplemental executive retirement plan agreement dated July 1, 2002 providing Mr. Garst with certain supplemental retirement benefits.

      As a condition to entering into the merger agreement, Sterling required that Mr. Garst enter into a new employment agreement with Sterling, Pennsylvania and Pennsylvania State Bank dated June 14, 2004, pursuant to which Mr. Garst will be employed, after the effective date of the merger, as Executive Vice President and Chief Lending Officer of Pennsylvania State Bank. The new employment agreement is to become effective only upon the completion and effective date of the merger, whereupon it would terminate and replace Mr. Garst’s current employment agreement and change in control agreement. The new employment agreement will not affect Mr. Garst’s supplemental executive retirement plan agreement.

      The term of Mr. Garst’s employment under the new employment agreement would begin on the effective date of the merger and continue until the earlier of: (i) May 31, 2007; (ii) Mr. Garst’s death; (iii) Mr. Garst’s inability to perform his duties for a period of at least 180 consecutive days or for at least 180 days in any period of 12 consecutive months as a result of physical or mental disability; (iv) Mr. Garst’s discharge by Pennsylvania State Bank “for cause” (as defined in the agreement); (v) Mr. Garst’s resignation from his position other than for “good reason” (as defined in the agreement); (vi) the termination of Mr. Garst’s employment by Pennsylvania State Bank “without cause”; or (vii) Mr. Garst’s resignation for “good reason.”

      Under the terms of the new agreement, if Mr. Garst’s employment is terminated for any reason other than “without cause” or for “good reason,” Mr. Garst would be entitled to receive his salary and certain other benefits accrued to the date of termination.

      If Mr. Garst’s employment is terminated at any time during the one year period beginning on the effective date of the merger “without cause” or for “good reason,” Mr. Garst would be entitled to receive his salary accrued to the date of termination, plus severance pay in an amount equal to Mr. Garst’s average annual compensation includible in gross income for federal income tax purposes for the three years immediately preceding the year in which the effective date of the merger occurs, plus continued participation by Mr. Garst for one year in all non-cash employee benefit plans, programs or arrangements in which he was entitled to participate immediately prior to the date of termination. The severance payments would be paid to Mr. Garst, at his election, in either (i) 12 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable.

      The new employment agreement defines “good reason” for such purposes to include, during the one year period beginning on the effective date of the merger, resignation by Mr. Garst for any reason. The new employment agreement also contains a non-compete provision which restricts Mr. Garst from engaging in certain activities of a competitive nature to Sterling and its affiliates during the term of his employment and for one year after termination if Mr. Garst terminates his employment for “good reason” during the one year period beginning on the effective date of the merger.

      The new employment agreement further provides that if any of the payments or benefits that Mr. Garst may become entitled to in connection with the merger or the termination of Mr. Garst’s employment within the one year period beginning on the effective date of the merger would be subject to a federal excise tax because they would constitute an “excess parachute payment,” Mr. Garst will be reimbursed for the amount of the excise tax and will receive an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, Mr. Garst would retain approximately the same net-after-tax amounts that he would have retained had there been no excise tax.

      If Mr. Garst’s employment is terminated at any time after the expiration of the one year period beginning on the effective date of the merger “without cause” or for “good reason,” Mr. Garst would be entitled to receive his salary and other benefits accrued to the date of termination plus, for the period beginning on the date of termination and ending May 31, 2007, salary at the rate then provided by the new employment agreement.

      Mr. Garst’s new employment agreement also contains change in control benefits for Mr. Garst in the event that Sterling would experience a change in control (as defined in the agreement) that would occur more than one year after the effective date of the merger and, in connection with the change in control, Mr. Garst would terminate his employment for “good reason,” as defined by the agreement for purposes of the change in control benefits. In such an event, Mr. Garst would be entitled to receive severance payments in an amount equal to two times the average of his annual compensation includible in gross income for federal income tax purposes for the most recent five taxable years, or such shorter period as Mr. Garst would have been employed by Sterling and ending before the date on which the Sterling change in control occurred. The payments would be paid, at Mr. Garst’s election, in either (i) 24 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable. In lieu of continued pension, welfare and other benefits, Mr. Garst would be entitled to be paid a one-time lump sum cash payment equaling 25% of the basic severance payment. In addition, all Sterling stock options held by Mr. Garst and not previously exercisable would become exercisable upon the occurrence of a change in control of Sterling. Any payments or benefits that Mr. Garst may become entitled to in connection with a change in control of Sterling that would be subject to a federal excise tax because they would constitute an “excess parachute payment,” will not be grossed-up. Mr. Garst, however, would have the right in such circumstances to designate which payments or benefits to reduce or eliminate in order to avoid having the payments to him constitute excess parachute payments.

      Mr. Garst’s annual base salary under the new employment agreement will be $119,000 and he will be eligible to be considered for salary increases in accordance with Sterling’s compensation policies. Mr. Garst will also be entitled to receive annual performance bonuses in accordance with Sterling’s bonus program(s) in effect with respect to other executives of similar rank employed by Sterling or its affiliates. Mr. Garst will be entitled to participate in all Sterling employee benefit plans that are applicable to other executives of similar rank employed by Sterling or its affiliates including, plans providing retirement benefits, stock options, medical insurance, life insurance, disability insurance and accidental death or dismemberment insurance. Mr. Garst shall also be entitled to other benefits and perquisites customary for an executive in Mr. Garst’s position, including, paid time off, use of an automobile, reimbursement for country club fees, dues, and assessments, reimbursement for business expenses, and payment of expenses for annual attendance at a trade association or continuing education meeting.

Board Positions and Compensation.

      Upon completion of the merger, William E. Miller, Jr., currently the Chairman of the Pennsylvania Board of Directors, shall be appointed as a Sterling director and shall be entitled to compensation in such capacity on the same basis as other Sterling directors.

      In addition, following the merger, Sterling has agreed that the current directors of Pennsylvania shall continue as directors of Pennsylvania State Bank for a period of not less than three years and shall be entitled to receive compensation for such service that is either the same compensation for service as received by directors of Sterling’s other banking institution subsidiaries or compensation generally equal to the directors’ current levels of compensation by Pennsylvania, increased annually by four percent.

Existing Employment and Change-in-Control Agreements.

      In addition to the agreements with Messrs. Sposito and Garst referenced above, Pennsylvania is party to current employment and change in control agreements with Paul H. Weidman, Jr., a director and Executive Vice President and Chief Operating Officer of Pennsylvania and David W. Cathell, Executive Vice President and Chief Financial Officer of Pennsylvania. Under these agreements, Mr. Weidman and Mr. Cathell would each be entitled to a lump sum severance payment in the event their employment is terminated following a change-in-control. The severance payment would equal the executive’s average annual compensation for the three years immediately preceding the change in control times two for Mr. Weidman and times one for Mr. Cathell. Additionally, Mr. Weidman is entitled to continued health and other benefits for two years following termination and Mr. Cathell is entitled to continued health and other benefits for one year following termination.

Supplemental Executive Retirement Plan Agreements.

      Each of Messrs. Sposito, Garst, Weidman and Cathell is a party to supplemental executive retirement plan (SERP) agreements with Pennsylvania State Bank. Under these agreements, which are funded by certain life insurance policies on the life of each executive, Pennsylvania State Bank is obligated to provide each executive or his beneficiaries annual benefits for a period of 15 years after the officer’s death, disability or retirement. The proposed merger will constitute a change in control under these agreements, causing the immediate and complete vesting of all benefits payable thereunder.

Accounting Treatment.

      Sterling will account for the merger under the purchase method of accounting. Sterling will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of Pennsylvania. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Sterling will record the excess as “goodwill.” Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. Sterling will include in its results of operations the results of Pennsylvania’s operations only after completion of the merger.

Certain Federal Income Tax Consequences.

      The following discussion addresses the material United States federal income tax consequences of the merger to a Pennsylvania shareholder who holds shares of Pennsylvania common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Pennsylvania shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Pennsylvania shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Pennsylvania shareholders who hold their shares of Pennsylvania common stock as part of a hedge, straddle or conversion transaction, Pennsylvania shareholders who acquired their shares of Pennsylvania common stock pursuant to the exercise of employee stock options or otherwise as compensation, and Pennsylvania shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

      Pennsylvania shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.

      The closing of the merger is conditioned upon the receipt by Sterling of the opinion of Shumaker Williams, P.C., counsel to Sterling, and the receipt by Pennsylvania of the opinion of Rhoads & Sinon LLP, counsel to Pennsylvania, or Beard Miller Company, LLP, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in those opinions (including factual representations contained in certificates of officers of Pennsylvania and Sterling) which are consistent with the state of facts existing as of the effective date of the merger:

•	The merger constitutes a reorganization under Section 368(a) of the Code; and

•	Any gain realized in the merger will be recognized only to the extent of cash or other property (other than Sterling common stock) received in the merger, including cash received in lieu of fractional share interests.

      The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Pennsylvania nor Sterling intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

      Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the discussion below sets forth the opinions of Shumaker Williams P.C., and Rhoads & Sinon LLP as to the material United States federal income tax consequences of the merger to Pennsylvania shareholders. Such consequences generally will depend on whether Pennsylvania shareholders exchange their Pennsylvania common stock for cash, Sterling common stock or a combination of cash and Sterling common stock.

      Exchange for Sterling common stock. If, pursuant to the merger, a Pennsylvania shareholder exchanges all of his or her shares of Pennsylvania common stock actually owned by him or her solely for shares of Sterling common stock, the holder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of Sterling common stock (as discussed below). The aggregate adjusted tax basis of the shares of Sterling common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of Pennsylvania common stock surrendered for the Sterling common stock (reduced by the tax basis allocable to any fractional share of Sterling common stock for which cash is received), and the holding period of the Sterling common stock will include the period during which the shares of Pennsylvania common stock were held by the Pennsylvania shareholder. If a Pennsylvania shareholder has differing bases or holding periods in respect of his or her shares of Pennsylvania common stock, the shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Sterling common stock received in the exchange.

      Exchange solely for cash. In general, if, pursuant to the merger, a Pennsylvania shareholder exchanges all of his or her shares of Pennsylvania common stock actually owned by him or her solely for cash, such holder will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of Pennsylvania common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period with respect to the Pennsylvania common stock surrendered is more than one year. If, however, a Pennsylvania shareholder exchanges all of his or her shares of Pennsylvania common stock actually owned by him or her solely for cash and also constructively owns shares of Pennsylvania common stock that are exchanged for shares of Sterling common stock in the merger or owns shares of Sterling common stock actually or constructively after the merger, the consequences to such holder may be similar to the consequences described below under the heading “— Exchange for Sterling common stock and cash,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such holder’s gain.

      Exchange for Sterling common stock and cash. If, pursuant to the merger, a Pennsylvania shareholder exchanges all of his or her shares of Pennsylvania common stock actually owned by him or her for a combination of Sterling common stock and cash, the shareholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Sterling common stock received pursuant to the merger over such shareholder’s adjusted tax basis in the shares of Pennsylvania common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the Pennsylvania shareholder’s holding period with respect to the Pennsylvania common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the cash received will be treated as a dividend to the extent of the Pennsylvania shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “— Possible treatment of cash as a dividend,” below.

      The aggregate tax basis of Sterling common stock received by a Pennsylvania shareholder that exchanges his or her shares of Pennsylvania common stock for a combination of Sterling common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Pennsylvania common stock surrendered for Sterling common stock and cash, reduced by the amount of cash received by the Pennsylvania shareholder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the Pennsylvania shareholder on the exchange. The holding period of the Sterling common stock will include the holding period of the shares of Pennsylvania common stock surrendered. If a Pennsylvania shareholder has differing bases or holding periods in respect of his or her shares of Pennsylvania common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Sterling common stock received in the exchange.

      Possible treatment of cash as a dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the Pennsylvania shareholder’s deemed percentage stock ownership of Sterling. For purposes of this determination, Pennsylvania shareholders will be treated as if they first exchanged all of their shares of Pennsylvania common stock solely for Sterling common stock and then Sterling immediately redeemed (the “deemed redemption”) a portion of the Sterling common stock in exchange for the cash actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if (1) the deemed redemption is “substantially disproportionate” with respect to the Pennsylvania shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding Sterling common stock) or (2) the deemed redemption is “not essentially equivalent to a dividend.”

      The deemed redemption generally will be “substantially disproportionate” with respect to a Pennsylvania shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Pennsylvania shareholder will depend upon the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must generally result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Sterling. In general, the determination requires a comparison of (1) the percentage of the outstanding stock of Sterling that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Sterling that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, a Pennsylvania shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the shareholder. As these rules are complex and dependent upon a Pennsylvania shareholder’s specific circumstances, each shareholder that may be subject to these rules should consult his or her tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis.

      Cash received in lieu of a fractional share. Cash received by a Pennsylvania shareholder in lieu of a fractional share of Sterling common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Pennsylvania common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for the shares of Pennsylvania common stock is more than one year.

      Backup Withholding. If a Pennsylvania shareholder receives cash in exchange for surrendering shares of Pennsylvania common stock, the shareholder may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

      This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition this discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a Pennsylvania shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the merger, as well as to any later sale of shares of Sterling common stock received by you in the merger.

Source or Amount of Funds.

      Sterling will pay a combination of cash and Sterling common stock as the consideration for Pennsylvania. Based upon the maximum allocation percentage of cash consideration to be paid (30%) excluding cash amounts for fractional shares (if any), Sterling will pay a maximum of $13,672,010 to Pennsylvania shareholders.

      Sterling has not yet determined how it will fund the cash consideration; however, it has several alternative funding sources available to it. Sterling may draw down on an existing line of credit or it may enter into a loan agreement with an unrelated financial institution on terms that would be customary for a transaction of comparable size. Additionally, Sterling may decide to issue trust preferred securities. Sterling does not anticipate that the funding of the cash portion of the merger consideration will have a significant impact on its financial condition, results of operations, liquidity or regulatory capital.

Resale of Sterling Common Stock.

      The Sterling common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any Pennsylvania shareholder who may be deemed to be:

•	An “affiliate” of Pennsylvania for purposes of Rule 145 under the Securities Act; or

•	An “affiliate” of Sterling for purposes of Rule 144 under the Securities Act.

      Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with, Sterling or Pennsylvania at the time of the Pennsylvania special meeting, and with respect to Sterling, at or after the effective date of the merger.

      Rules 144 and 145 will restrict the sale of shares of Sterling common stock received in the merger by affiliates and certain of their family members and related interests.

Pennsylvania affiliates:

•	Generally, during the year following the effective date of the merger, those persons who are affiliates of Pennsylvania at the time of the Pennsylvania special meeting, provided they are not affiliates of Sterling at or following the merger’s effective date, may publicly resell any shares of Sterling common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of Sterling common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about Sterling.

•	After the one-year period, these affiliates may resell their shares without the restrictions, so long as there is adequate current public information with respect to Sterling as required by Rule 144.

Sterling affiliates:

•	Persons who are affiliates of Sterling after the effective date of the merger may publicly resell the shares of Sterling common stock received by them in the merger subject to the same limitations and requirements as apply to Pennsylvania affiliates in the first year and subject to certain filing requirements specified in Rule 144.

      The ability of affiliates to resell shares of Sterling common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to Sterling’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

      Affiliates also would be permitted to resell shares of Sterling common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

      This prospectus/proxy statement does not cover any resales of shares of Sterling common stock received by persons who may be deemed to be affiliates of Sterling or Pennsylvania.

      Each Pennsylvania director has agreed with Sterling, as a Pennsylvania affiliate, not to transfer any shares of Sterling common stock received in the merger except in compliance with the Securities Act.

Rights of Dissenting Shareholders.

      Pennsylvania shareholders have rights to dissent from the merger agreement and obtain the fair value of their Pennsylvania shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988. A summary of the rights of dissenting shareholders follows. The summary is qualified in its entirety by reference to Annex G, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex G.

      In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Pennsylvania common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

      Before the effective date of the merger, send any written notice or demand required in order to exercise your dissenters’ rights to David W. Cathell, Executive Vice President, Chief Financial Officer and Treasurer, The Pennsylvania State Banking Company, 2148 Market Street, Camp Hill, PA 17011. After the effective date of the merger send any correspondence to Jean Svoboda, Vice President, General Counsel, Sterling Financial Corporation, 1097 Commercial Avenue, Post Office Box 38, Mail Code: 294-950, East Petersburg, PA 17520.

Notice of Intention to Dissent

      If you wish to dissent from the merger, you must do the following:

•	Prior to the vote on the merger agreement by Pennsylvania shareholders at the special meeting, file a written notice of your intention to demand payment of the fair value of your shares of Pennsylvania common stock if the merger with Sterling is completed;

•	Make no change in your beneficial ownership of Pennsylvania common stock after you give notice of your intention to demand fair value of your shares of Pennsylvania common stock; and

•	Not vote in favor of the merger agreement at the special meeting.

      Simply providing a proxy against or voting against the proposed merger at the special meeting of shareholders will not constitute notice of your intention to dissent.

Notice to Demand Payment

      If the merger is approved by the required vote of Pennsylvania shareholders, Sterling will mail a notice to all those shareholders who gave notice of their intention to demand payment of the fair value of their shares and who did not vote for approval of the merger agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit your certificates for Pennsylvania common stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply With Required Steps to Dissent

      You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent and you will receive the same merger consideration as those Pennsylvania shareholders who do not dissent.

Payment of Fair Value of Shares

      Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Sterling will send dissenting shareholders, who have deposited their stock certificates, the amount that Sterling estimates to be the fair value of the Pennsylvania common stock. The remittance or notice will be accompanied by:

•	A closing balance sheet and statement of income of Pennsylvania for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	A statement of Sterling’s estimate of the fair value of Pennsylvania common stock; and

•	A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

      If a dissenting shareholder believes that the amount stated or remitted by Sterling is less than the fair value of the Pennsylvania common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of the Pennsylvania common stock to Sterling within 30 days after Sterling mails its remittance. If the dissenting shareholder does not file its estimate of fair value within 30 days after the mailing by Sterling of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Sterling.

Valuation Proceedings

      If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	The effective date of the merger;

•	Timely receipt by Sterling of any demands for payment; or

•	Timely receipt by Sterling of any estimates by dissenters of the fair value,

then, Sterling may file an application, in the Court of Common Pleas of Cumberland County, requesting that the court determine the fair value of the Pennsylvania common stock. If this happens, all dissenting shareholders, no matter where they reside, whose demands have not been settled, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

      If Sterling were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Sterling, may file an application in the name of Sterling at any time within the 30 day period after the expiration of the 60 day period and request that the Cumberland County Court of Common Pleas determine the fair value of the shares. The fair value determined by the Cumberland County Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Sterling’s estimate of the fair value of the Pennsylvania common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Cumberland County Court of Common Pleas finds fair and equitable.

      Sterling intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Sterling will file an application requesting that the fair value of the Pennsylvania common stock be determined by the Cumberland County Court of Common Pleas.

Cost and Expenses

      The costs and expenses of any valuation proceedings performed by the Cumberland County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Sterling, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

      Pennsylvania shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

INFORMATION WITH RESPECT TO STERLING

General.

      Sterling’s common stock is quoted on the NASDAQ National Market under the symbol “SLFI.” (For more information on Sterling, see Item I of Sterling’s Annual Report on Form 10-K for the year ended December 31, 2003.)

      The authorized capital stock of Sterling consists of 70,000,000 shares of common stock, $5.00 par value, and 10,000,000 shares of preferred stock, no par value. As of August 20, 2004, the record date for the Pennsylvania special meeting, there are 22,020,706 shares of Sterling common stock issued and outstanding, 37,100 shares held by Sterling as treasury stock, and no shares of Sterling preferred stock issued or outstanding. There are no other shares of capital stock of Sterling authorized, issued or outstanding.

      Sterling has no options, warrants or other rights authorized, issued or outstanding other than options and rights granted under Sterling’s various stock compensation and dividend reinvestment plans, as described in Sterling’s information filed with the SEC and incorporated herein by reference, as described in “Incorporation of Certain Information by Reference,” at page 69.

Common Stock.

Dividends

      The holders of Sterling common stock share ratably in dividends when and if declared by Sterling’s Board of Directors from legally available funds. Declaration and payment of cash dividends by Sterling depends upon cash dividend payments to it by Sterling’s subsidiaries, which are Sterling’s primary source of revenue and cash flow. Sterling is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sterling, and consequently the right of creditors and shareholders of Sterling, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sterling in its capacity as a creditor may be recognized.

Voting Rights

      Prior to the issuance of any Sterling preferred stock with voting rights (see “Preferred Stock” below), the holders of shares of Sterling common stock have exclusive voting rights. Each holder of shares of Sterling common stock has one vote for each share held. Sterling shareholders cannot cumulate votes in the election of directors.

      Sterling common stock currently trades on the National Market System of the Nasdaq Stock Market. Under Nasdaq’s National Market rules, approval of Sterling’s shareholders is required for the issuance of shares of Sterling common stock or securities convertible into or exercisable for Sterling common stock if the issuance of such securities:

•	Is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will not have 20% or more of the voting power outstanding before such issuance;

•	Is in connection with the acquisition of a company in which a director, officer of substantial shareholder of Sterling has a 5% or greater interest, and the issuance of the securities could result in an increase in outstanding Sterling common stock or voting power of 5% or more;

•	Is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sterling common stock, or have 20% or more of the voting power, outstanding before issuance; or

•	Would result in a change in control of Sterling.

      Under Nasdaq’s National Market rules, shareholder approval is also required to establish a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other Sterling shareholders or employees may participate.

Pre-Emptive Rights, Redemption

      Holders of Sterling common stock do not have pre-emptive rights to acquire any additional shares of Sterling common stock. Sterling common stock is not subject to redemption.

Liquidation Rights

      In the event of Sterling’s liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Sterling common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of Sterling preferred stock.

Preferred Stock.

      Sterling’s Board of Directors is authorized to issue shares of Sterling preferred stock, without shareholder approval. Sterling’s board will determine the rights, qualifications, limitations and restrictions of each series of Sterling preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of Sterling common stock. Shares of Sterling preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the Sterling common stock, and may be convertible into Sterling common stock.

      Financial and other information relating to Sterling, including information relating to Sterling’s directors and executive officers, is set forth in Sterling’s 2003 Annual Report on Form 10-K and amendments to the Annual Report on Form 10-K (which incorporate certain portions of Sterling’s proxy statement for its 2004 annual meeting of shareholders), Sterling’s Quarterly Reports on Form 10-Q for March 31, 2004, and June 30, 2004, and Sterling’s 2004 Current Reports on Form 8-K, all of which we incorporate by reference in this document. Sterling will furnish you with copies of the documents incorporated by reference upon request. See “Where You Can Find More Information,” at page 69.

New Sterling Director.

      If the merger is completed, William E. Miller, Jr., currently Chairman of the Board of Directors of Pennsylvania, will serve as a Class 2007 director of Sterling, with a term expiring in April, 2007. Sterling has also agreed to cause Mr. Miller (or any successor selected by Pennsylvania State Bank’s Board of Directors and approved by Sterling) to be placed on the Sterling Audit Committee and to be re-nominated for Sterling’s Board of Directors for at least one full three-year term after expiration of the term in April, 2007.

      Mr. Miller has served as a director of Pennsylvania since its incorporation in 2003 and of Pennsylvania State Bank since its organization in 1988. Mr. Miller is 65 years old and is President of Miller & Associates, P.C., a law firm located in Camp Hill, Pennsylvania.

      In 2003, in lieu of monthly and meeting board fees otherwise payable to directors of Pennsylvania, Mr. Miller was paid $45,750 as compensation for his services rendered as Chairman of the Board of Directors.

      Pennsylvania adopted a 2000 Independent Directors Stock Option Plan that permits stock options to be granted to each non-employee director of Pennsylvania, annually on April 25 (commencing in 2000) and then for four years thereafter on April 25. The per share exercise price for all options issued under the Independent Directors Stock Option Plan is equal to the fair market value of a share of Pennsylvania common stock on the date of grant. Mr. Miller has been awarded options to purchase 6,721 shares of Pennsylvania common stock under this plan.

INFORMATION WITH RESPECT TO PENNSYLVANIA

Business.

      Pennsylvania was organized as a Pennsylvania business corporation and incorporated under Pennsylvania law in July 2003 for the purpose of acquiring Pennsylvania State Bank and thereby enabling Pennsylvania State Bank to operate within a bank holding company structure. Pennsylvania became an active bank holding company, registered under the Bank Holding Company Act of 1956 as amended, on January 1, 2004, when it acquired Pennsylvania State Bank as a wholly-owned subsidiary.

      Pennsylvania’s principal activities consist of owning and supervising Pennsylvania State Bank, which engages in a full service commercial and consumer banking business in Cumberland County and Dauphin County, Pennsylvania. Pennsylvania, through Pennsylvania State Bank, derives substantially all of its income from the furnishing of banking and banking-related services.

      Pennsylvania State Bank was incorporated on July 14, 1988, as a Pennsylvania banking institution and is under the supervision of the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System. Its headquarters is located at 2148 Market Street, Camp Hill, Pennsylvania 17001. Its website is www.pastatebank.com.

      Pennsylvania State Bank engages in a full service commercial banking business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, and making construction and mortgage loans. The bank’s business is not seasonal in nature. Its deposits are insured by the FDIC to the extent provided by law.

      As of June 30, 2004, Pennsylvania had consolidated assets, deposits and shareholders’ equity of approximately $209 million, $162 million and $15 million, respectively.

Properties.

      Pennsylvania State Bank owns its main office located at 2148 Market Street, Camp Hill, Pennsylvania, and its five branch offices located at One North Hanover Street, Carlisle, Pennsylvania, 500 Colonial Road, Harrisburg, Pennsylvania, 91 Cumberland Parkway, Mechanicsburg, Pennsylvania, 715 Wertzville Road, Enola, Pennsylvania and 7040 Old Jonestown Road, Harrisburg, Pennsylvania. Additionally, the bank leases offices for a loan production office at 219A West Penn Avenue, Cleona, Pennsylvania.

Legal Proceedings.

      Neither Pennsylvania nor Pennsylvania State Bank is a party to any material pending legal proceedings other than routine legal proceedings incidental to its business.

Stock Ownership of Principal Shareholders and Management.

      The following table sets forth, as of August 20, 2004, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of Pennsylvania’s outstanding shares of common stock, the number of shares beneficially owned by such person, and the percentage of Pennsylvania’s outstanding shares of common stock so owned. Unless otherwise indicated, each shareholder owns the shares directly as an individual.

		Percent of Outstanding
	Shares Beneficially	Common Stock
Name and Address	Owned	Beneficially Owned

National Penn Investment Company	428,238	20.67%
103 Springer Building 3411 Silverside Road Wilmington, DE 19810

Robert L. and Mary E. Noll	112,426	5.43%
906 Newville Road Carlisle, PA 17013-1735

      The following table sets forth, as of August 20, 2004, the amount and percentage of the outstanding common stock of Pennsylvania beneficially owned by each director and all executive officers and directors as a group. All shares are directly owned by the reporting person as an individual unless otherwise indicated.

Name	Beneficial Ownership(1)(2)		Percentage of Class

Patricia Anastasio	89,820	(3)	4.34%
Robert J. Dietz	17,585	(4)	*
Carl A. Hoffman, Jr.	22,169	(5)	1.07%
Joseph M. Hummer, Sr.	51,987	(6)	2.51%
John B. Lampi	19,770	(7)	*
William E. Miller, Jr.	50,915	(8)	2.46%
Marion G. Molinari	13,221	(9)	*
John A. Obrock	9,993	(10)	*
William J. Sponaugle	25,961	(11)	1.25%
Thomas J. Sposito, II	47,855	(12)	2.31%
Paul H. Weidman, Jr.	76,576	(13)	3.70%
Executive Officers and Directors as a Group (13 persons in total)	473,858		22.87%

*	Represents beneficial ownership of less than 1% of Pennsylvania’s common stock.

(1)	The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities that the individual has or shares voting or investment power, or has the right to acquire beneficial ownership within 60 days after August 20, 2004. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Information furnished by the directors and Pennsylvania.

(3)	Includes 30,011 held under an IRA and an irrevocable trust for the benefit of Ms. Anastasio; 2,896 held by Ms. Anastasio’s daughter and 5,672 stock options.

(4)	Includes 7,245 shares held by Mr. Dietz as a trustee under a trust for the benefit of his son and 6,721 stock options.

(5)	Includes 9,660 shares held by Dr. Hoffman as a custodian for his son; 2,894 shares held by Pennsylvania Institutional Health Services of which Dr. Hoffman is a principal officer and shareholder; and 6,721 stock options.

(6)	Includes 39,693 shares held by Mr. Hummer’s spouse; 2,968 held jointly by Mr. Hummer’s spouse and her mother; and 6,721 stock options.

(7)	Includes 13,038 shares held jointly with Mr. Lampi’s spouse; 1,060 shares held under an IRA f/b/o Mr. Lampi; and 5,672 stock options.

(8)	Includes 29,901 shares held under an IRA f/b/o Mr. Miller, 2,500 shares held by Mr. Miller’s spouse and 6,721 stock options.

(9)	Includes 6,500 shares held jointly with Ms. Molinari’s spouse and 6,721 stock options.

(10)	Includes 5,672 stock options.

(11)	Includes 19,240 shares held jointly with Mr. Sponaugle’s spouse; and 6,721 stock options.

(12)	Includes 10,560 shares held under an IRA f/b/o Mr. Sposito and 37,295 stock options.

(13)	Includes 26,757 shares held jointly with Mr. Weidman’s spouse and 35,324 stock options.

DESCRIPTION OF STERLING CAPITAL SECURITIES

      The authorized capital stock of Sterling consists of 70,000,000 shares of common stock, $5.00 par value, and 10,000,000 shares of preferred stock, no par value.

      As of August 20, 2004, the record date for the Pennsylvania special meeting, there are 22,020,706 shares of Sterling common stock issued and outstanding, 37,100 shares held by Sterling as treasury stock, and no shares of Sterling preferred stock issued or outstanding. There are no other shares of capital stock of Sterling authorized, issued or outstanding.

      Sterling has no options, warrants or other rights authorized, issued or outstanding other than options and rights granted under Sterling’s various stock compensation and dividend reinvestment plans, as described in Sterling’s information filed with the SEC and incorporated herein by reference, as described in “Incorporation of Certain Information by Reference,” at page 69.

Anti-Takeover Charter and Pennsylvania Law Provisions.

      Sterling’s articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Sterling. Among other things these provisions:

•	Empower Sterling’s Board of Directors, without shareholder approval, to issue shares of Sterling preferred stock the terms of which, including voting power, are set by Sterling’s board;

•	Divide Sterling’s Board of Directors into three classes serving staggered three-year terms;

•	Restrict the ability of shareholders to remove directors;

•	Do not permit shareholders’ actions without a meeting;

•	Require that shares with at least 75% or, in certain instances, a majority of total voting power approve the repeal or amendment of certain provisions of Sterling’s articles of incorporation;

•	Eliminate cumulative voting in the election of directors; and

•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

      The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to Sterling that may have the effect of deterring or discouraging an attempt to take control of Sterling. These provisions, among other things:

•	Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Business Corporation Law);

•	Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);

•	Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the Business Corporation Law);

•	Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 18 months (Subchapter 25H of the Business Corporation Law);

•	Expand the factors and groups (including shareholders) which a corporation’s Board of Directors can consider in determining whether an action is in the best interests of the corporation;

•	Provide that a corporation’s Board of Directors need not consider the interests of any particular group as dominant or controlling;

•	Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•	Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•	Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

      The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•	Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•	Act as the Board of Directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

COMPARISON OF SHAREHOLDERS’ RIGHTS

      Upon completion of the merger, shareholders of Pennsylvania will become shareholders of Sterling. Accordingly, their rights as shareholders will be governed by Sterling’s articles of incorporation and bylaws, as well as by the Pennsylvania Business Corporation Law of 1988, as amended. Certain differences in the rights of shareholders arise from differences between Pennsylvania’s and Sterling’s articles of incorporation and bylaws.

      The following is a summary of material differences in the rights of Pennsylvania shareholders and Sterling shareholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the Pennsylvania Business Corporation Law and the respective articles of incorporation and bylaws of Pennsylvania and Sterling.

Director Nominations.

Pennsylvania

      Pennsylvania’s bylaws provide that the Board of Directors or any shareholder of record entitled to vote in the election of directors may make nominations for the election of directors.

      Shareholders of Pennsylvania are required to submit any nomination of a candidate for election to the Board of Directors, to the attention of the Secretary of Pennsylvania. Shareholders must submit nominations by the January 15 preceding the date of the annual meeting of shareholders. Shareholders submitting nominations also must supply certain information regarding the identity and background of the proposed nominee.

Sterling

      Sterling’s bylaws permit the Board of Directors, a committee of directors, or any shareholder entitled to vote for the election of directors to make a nomination for election to Sterling’s Board of Directors.

      The directors, committee, or shareholder must make their nominations for director in writing. Sterling’s Secretary must receive nominations at least 90 days before the annual meeting of shareholders. Nominations must contain certain information regarding the identity and background of the proposed nominee.

Election of Directors.

Pennsylvania

      Pennsylvania’s bylaws provide that its Board of Directors must be comprised of five to 25 directors, as determined by the Board of Directors. Presently, the Board of Directors is comprised of 11 members.

      Pennsylvania’s board is divided into three classes, each serving three-year terms, so approximately one-third of the directors are elected at each annual meeting of shareholders.

Sterling

      Sterling’s bylaws provide that its Board of Directors is composed of between one and 25 directors. Presently, the Board of Directors has 11 members. Sterling’s Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders. However, the board does not have to maintain an equal class structure.

Qualification.

Pennsylvania

      Pennsylvania’s bylaws do not provide any age limit for qualification for the Board of Directors.

Sterling

      Sterling’s bylaws provide that no person who has reached age 70 on or before the date of the annual meeting at which he or she would be elected is qualified for nomination or election to Sterling’s Board of Directors.

Removal.

Pennsylvania

      Pennsylvania’s bylaws provide that the entire Board of Directors or an individual director may be removed without cause by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

Sterling

      Sterling’s articles of incorporation provide that the affirmative vote of holders of a majority of the outstanding Sterling stock entitled to vote in the election of directors can remove any director or the entire Board of Directors from office with cause. An affirmative vote of the holders of at least 75% of the outstanding Sterling stock entitled to vote in the election of directors can remove directors without cause.

Vacancies on Board.

Pennsylvania

      Pennsylvania’s bylaws provide that vacancies on Pennsylvania’s Board of Directors, including vacancies resulting from an increase in the number of directors may be filled by a majority of the remaining directors even though less than a quorum. Any director elected to fill a vacancy on the Board of Directors shall become a director until his appointed term expires.

      If a vacancy occurs on the Board of Directors within 60 days before the annual meeting of shareholders because of the death of a director, then the Board of Directors may defer appointment of a successor no longer than 90 days after the date of the death of the director.

Sterling

      Sterling’s bylaws provide that vacancies on Sterling’s Board of Directors, for whatever reason, including vacancies resulting from death, resignation, retirement, or an increase in the number of directors, may be filled by a majority vote of the remaining directors, even if less than a quorum. Any director elected by Sterling’s Board of Directors to fill a vacancy shall hold office until the next annual meeting of shareholders to elect his successor.

Shareholder Meetings.

Call

Pennsylvania

      The annual meeting of Pennsylvania’s shareholders for the election of directors is held each year on a date and time fixed by the Board of Directors. Special meetings of Pennsylvania’s shareholders may be called at any time by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors or by one or more shareholders entitled to cast at least 51% of the votes that all shareholders are entitled to cast at the particular meeting.

Sterling

      The Sterling shareholders hold their annual meeting at a time and place fixed by the Board of Directors. The shareholders are to hold their meeting no later than June 30 each year for the election of directors and the transaction of other business properly brought before the meeting. Sterling’s Chief Executive Officer or the Executive Committee of the Board of Directors or the Board of Directors, pursuant to a resolution adopted by the affirmative vote of a majority of the Board of Directors, may each call a special meeting of shareholders. Shareholders may not call special meetings.

Notice

Pennsylvania

      Pennsylvania’s bylaws provide that written notice of every meeting of Pennsylvania’s shareholders shall be given for all meetings other than adjourned meetings of shareholders. The notice shall state the place, date and hour and, in the case of special meetings, the purpose, of the meeting. In the case of a special meetings of shareholders, notice shall be served upon or mailed, postage prepaid, or telegraphed, charges prepaid, at least ten days before the special meeting to each shareholder entitled to vote at their address as it appears on the stock ledger or transfer books of the company.

Sterling

      Sterling’s bylaws provide that at least ten days in advance of the meeting date, written notice of the date, place and time of all meetings of shareholders shall be given to each shareholder of record entitled to vote at the meeting by mail addressed to the shareholder at his address as it appears on the books of the company. In the case of a special meeting, notice must include the general nature of business the meeting will address.

      Notice is delivered when deposited in the United States mail, postage prepaid, addressed to the shareholder.

Quorum

Pennsylvania

      Pennsylvania’s bylaws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter shall constitute a quorum.

Sterling

      Sterling’s bylaws provide that the presence, in person or by proxy, of Sterling shareholders entitled to cast a majority of the votes on a certain matter constitutes a quorum for that matter. In some cases, the articles of incorporation may require the presence of a greater number of shares.

Required Shareholder Vote.

General

Pennsylvania

      Each holder of record of Pennsylvania common stock shall have the right to one vote for every share standing in his name on the books of the company on the record date fixed for the meeting. Shareholders are not entitled to cumulate votes in the election of directors.

Sterling

      Each holder of Sterling common stock is entitled to one vote per share at a meeting. Shareholders may vote at any meeting or by proxy duly authorized in writing. Shareholders do not have the right to cumulate their votes for the election of directors.

Fundamental Changes

Pennsylvania

      Pennsylvania’s articles of incorporation provide that the approval by a vote of at least 75% of the outstanding shares of the corporation is required for the merger, consolidation, liquidation, or dissolution of the corporation.

Sterling

      Sterling’s articles of incorporation require that the shareholders must approve a plan of merger or consolidation by the affirmative vote of 75% of outstanding shares entitled to vote.

Amendment of Articles of Incorporation

Pennsylvania

      Under Pennsylvania law, any amendment to Pennsylvania’s articles of incorporation requires the approval of a majority of the votes cast by all shareholders entitled to vote.

Sterling

      A majority of the Board of Directors and a majority vote of the outstanding shares, voting together, can amend Sterling’s articles of incorporation. In addition, Sterling’s articles of incorporation may be amended by the affirmative vote of not less than 75% of outstanding common stock.

Amendment of Bylaws

Pennsylvania

      The Board of Directors of Pennsylvania may amend Pennsylvania’s by laws, subject to the power of Pennsylvania’s shareholders to change such action by the affirmative vote of at least 66 2/3% of the outstanding shares of Pennsylvania’s common stock.

Sterling

      The Board of Directors may amend Sterling’s bylaws subject to the power of Sterling’s shareholders to change the action by an affirmative vote of not less than 75% of the outstanding stock entitled to vote.

Inspection Rights.

Pennsylvania

      Pennsylvania makes available for inspection a complete list of shareholders entitled to vote at a shareholder’s meeting in accordance with Pennsylvania law. This list is made available during usual business hours at the registered office or principle place of business of Pennsylvania at least five days prior to a shareholder’s meeting and at the time and place of the shareholder meeting. In addition, shareholders of Pennsylvania may examine the share register books and records of account, and records of proceedings, for any proper purpose by making a written verified demand therefore.

Sterling

      As required by Pennsylvania law, Sterling makes available for inspection by any shareholder at least five days prior to a shareholder meeting and at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting. The list includes the address of and the number of shares held by each shareholder. In addition, shareholders of Sterling have the right, for any proper purpose, to examine during usual business hours the list of Sterling’s shareholders and to make copies or extracts therefrom.

Anti-Takeover Provisions.

Pennsylvania

      The Pennsylvania Business Corporation Law of 1988 contains certain “anti-takeover” provisions applicable to a corporation that has a class of equity securities registered under the Securities and Exchange Act of 1934, unless the corporation “opts out” of the provisions in its articles of incorporation. The relevant provisions are contained in Subchapters 25E-H of the Pennsylvania Business Corporation Law of 1988. Pennsylvania does not have a class of equity securities registered under the Securities Exchange Act of 1934 and is therefore not subject to these provisions. In addition, in the event that Pennsylvania would so register a class of equity securities, Pennsylvania’s articles of incorporation provide, as permitted by the Pennsylvania Business Corporation Law, that these provisions shall not be applicable to Pennsylvania.

      Pennsylvania’s articles of incorporation further provide that Pennsylvania’s Board of Directors may oppose a tender offer or other business combination proposal on the basis of factors other than the economic benefit to shareholders, including the impact the transaction would have on the communities in which Pennsylvania conducts business; the effect of the transaction upon shareholders, employees, depositors, suppliers and customers; and the reputation and business practices of the offeror.

Sterling

      Sterling is subject to those provisions of the Pennsylvania Business Corporation Law that are applicable to a corporation that has a class of equity securities registered under the Securities and Exchange Act of 1934, unless the corporation “opts out” of such provisions in its articles of incorporation.

These provisions are contained in Subchapters 25E through 25J of the Pennsylvania Business Corporation Law. Sterling has not opted out of any of these provisions. All of these provisions apply to Sterling. See “Description of Sterling Capital Securities — Anti-Takeover Charter and Pennsylvania Law Provisions” on page 61.

      Under Pennsylvania law, Sterling’s Board may consider a wide variety of factors and groups in determining whether an action, including a takeover offer, is in the best interests of the corporation.

Voluntary Dissolution.

Pennsylvania

      Pennsylvania’s articles of incorporation provide that Pennsylvania may liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least 75% of the votes that all shareholders are entitled to cast.

Sterling

      If the Board of Directors of a Pennsylvania corporation, such as Sterling, recommends that the corporation be dissolved and directs that the question be submitted to a vote at a meeting of the corporation’s shareholders, the corporation may be dissolved upon the affirmative vote of a majority shareholders entitled to vote.

Dissenters’ Rights.

Pennsylvania

      Pennsylvania shareholders will have dissenters’ rights in connection with the merger, as described in “Rights of Dissenting Shareholders” at page 53.

Sterling

      Shareholders will generally have dissenters’ rights under the Pennsylvania Business Corporation Law, unless there are more than 2,000 shareholders of record at the time in question. As of the date of these materials, Sterling has approximately 4,700 shareholders of record; consequently, Sterling’s shareholders would not have dissenters’ rights under Pennsylvania law.

      Further, Sterling’s articles of incorporation and bylaws do not grant dissenters’ rights to Sterling’s shareholders.

ADJOURNMENT

      In the event that we do not have sufficient votes for a quorum or to approve the merger agreement at the Pennsylvania special meeting, we intend to adjourn the meeting to permit further solicitation of proxies. We can only use proxies received by Pennsylvania at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to you as a separate matter for consideration.

      The Board of Directors recommends that you mark your proxy in favor of the adjournment proposal so that your proxy may be used to vote for adjournment if necessary. If you properly executed your proxy, we will consider that you voted in favor of the adjournment proposal unless your proxy indicates otherwise. If we adjourn the special meeting, we will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the special meeting.

EXPERTS

      The consolidated financial statements of Sterling Financial Corporation appearing in Sterling Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance upon the report given on the authority of the firm as experts in accounting and auditing.

LEGAL MATTERS

      The validity of the Sterling common stock to be issued in the merger and certain other legal matters relating to the merger are being passed upon for Sterling by the law firm of Shumaker Williams, P.C., Camp Hill, Pennsylvania.

      Certain legal matters relating to the merger are being passed upon for Pennsylvania by the law firm of Rhoads & Sinon LLP.

OTHER BUSINESS

      As of the date of this document, Pennsylvania’s Board of Directors knows of no matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the form of proxy shall be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.

SHAREHOLDER PROPOSALS

      If the merger agreement is approved and the merger takes place, Pennsylvania will not have an annual meeting of its shareholders in 2005. If the merger does not take place, and the 2005 annual meeting of shareholders is held, any shareholder who wishes to submit a proposal for inclusion in Pennsylvania’s proxy statement for its 2005 annual meeting of shareholders must deliver the proposal in writing to the Secretary of Pennsylvania at its principal executive offices no later than November 30, 2004. Also, Pennsylvania must receive by February 11, 2005, notice of a shareholder proposal that will not be included in the company’s 2005 proxy statement in order for the proposal received to be considered at the annual meeting. Any such proposal should be addressed to the Secretary. In addition, under Pennsylvania’s bylaws a shareholder must deliver a notice of any nomination for director to the Secretary no later than 60 days in advance of the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

      Sterling files annual, quarterly and current reports, proxy and information statements, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Sterling, that file electronically with the SEC. The address of that site is http://www.sec.gov.

      Sterling maintains an Internet site that contains information about Sterling and its subsidiaries. Its address is http://www.sterlingfi.com. Pennsylvania maintains an Internet site that contains information about Pennsylvania and its subsidiary. Its address is http://www.pastatebank.com.

      Sterling filed a registration statement with the SEC under the Securities Act of 1933, relating to the Sterling common stock offered to the Pennsylvania shareholders in connection with the merger. The registration statement contains additional information about Sterling and Pennsylvania. The SEC allows a registrant such as Sterling to omit certain information included in the registration statement from this document.

      You may read and copy the registration statement at the SEC’s public reference facilities described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      This document incorporates by reference important business and financial information about Sterling that is not included in or delivered with these materials. The following documents, filed with the SEC by Sterling, are incorporated by reference in this document:

•	Sterling’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC, on March 12, 2004, and as amended by Sterling’s Amendment No. 1 to its Annual Report on Form 10-K, filed with the SEC, on May 27, 2004.

•	Sterling’s Current Reports on Form 8-K, filed with the SEC, on January 13, 2004, January 27, 2004, February 24, 2004, April 27, 2004, May 27, 2004, June 22, 2004, July 27, 2004 and July 28, 2004.

•	Sterling’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC, on May 10, 2004.

•	Sterling’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the SEC on August 9, 2004.

      Sterling also incorporates by reference in these materials additional documents filed by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 other than current reports furnished under Items 9 or 12 of Current Report on Form 8-K and Items 2.02 and 7.01 of Current Report on Form 8-K filed on and after August 23, 2004, after the date of this document and before the final adjournment of the special meeting of Pennsylvania shareholders.

      Any statement contained in these materials or in a document incorporated by reference in these materials will be deemed to be modified or superseded to the extent that a statement contained herein or in any later filed document that also is incorporated by reference herein modifies or supersedes the statement.

      You may obtain copies of the information incorporated by reference in this document. (See “How to Obtain More Information” in this document for information on how to make a request for information.)

      All information contained or incorporated by reference in these materials about Sterling was supplied or verified by Sterling. All information contained in these materials about Pennsylvania was supplied or verified by Pennsylvania.

ANNEX A

AGREEMENT BETWEEN STERLING FINANCIAL CORPORATION

AND THE PENNSYLVANIA STATE BANKING COMPANY

AGREEMENT

      THIS AGREEMENT, dated as of June 14, 2004 (“Agreement”), is made by and between Sterling Financial Corporation, a Pennsylvania corporation (“Sterling”), and The Pennsylvania State Banking Company, a Pennsylvania corporation (“Pennsylvania”).

BACKGROUND

      1. Pennsylvania owns directly all of the outstanding capital stock of Pennsylvania State Bank, a Pennsylvania banking institution (“PSB”).

      2. Sterling and Pennsylvania desire for Pennsylvania to merge with and into Sterling, with Sterling surviving the merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and this Agreement.

      3. As a condition and an inducement to Sterling to enter into this Agreement, National Penn Bancshares, Inc., has entered into a National Penn Bancshares, Inc. Support Agreement, Irrevocable Election Form and Agreement and Termination of Contract, as attached hereto as Exhibit 1 (the “National Penn Agreements”).

      4. As a condition and inducement to Sterling to enter into this Agreement, the directors, certain officers and shareholders with ownership interests in excess of ten percent (10%) of Pennsylvania are each concurrently executing a Voting Agreement in the form attached hereto as Exhibit 2 (the “Voting Agreement”).

      5. Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

      6. As condition and inducement to Sterling to enter into this Agreement, each of the individuals listed on Schedule 1 to this Agreement will have entered into the respective agreements as listed on Schedule 1 in the forms attached hereto as Exhibits 3 and 4, and Schedule 3, respectively.

      7. Sterling and Pennsylvania desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

      NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

GENERAL

      SECTION 1.01 — Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal has the meaning given to the term in Section 5.05.

Adjusted Pennsylvania Option has the meaning given to the term in Section 2.07 of this Agreement.

Affiliate means, with respect to any corporation, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of the corporation.

Aggregate Cash Consideration means the number of shares of Pennsylvania Common Stock to be converted into the right to receive the Cash Consideration on the Effective Date.

Aggregate Common Stock Consideration means the number of shares of Pennsylvania Common Stock to be converted into the right to receive the Common Stock Consideration on the Effective Date.

Aggregate Merger Consideration means the sum of the Aggregate Cash Consideration and the Aggregate Common Stock Consideration.

Agreement means this Agreement, including any amendment or supplement hereto.

Application means an application for regulatory approval, which is required by the Contemplated Transactions.

Articles of Merger mean the articles of merger to be executed by Sterling and Pennsylvania and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

Average Closing Price means the average of the closing prices of Sterling Common Stock on the Nasdaq National Market System for each of the twenty (20) trading days, during the Determination Period.

Banking Code means the Pennsylvania Banking Code of 1965, as amended.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Business Day means any day other than (i) a Saturday or Sunday or (ii) a day on which Sterling is authorized or obligated by law or executive order to close.

Cash Consideration has the meaning given to the term in Section 2.02(a)(ii) of this Agreement.

Cash Election means an election to receive the Cash Consideration with respect to all or a portion of a holder’s shares of Pennsylvania Common Stock.

Cash Election Shares has the meaning given to the term in Section 2.02(c)(ii).

Closing Date means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the closing) has been fulfilled or waived, or as soon as practicable thereafter.

Common Stock Consideration has the meaning given to the term in Section 2.02(a)(i) of this Agreement.

Common Stock Election means an election to receive the Common Stock Consideration with respect to all or a portion of a holder’s shares of Pennsylvania Common Stock.

Common Stock Election Shares has the meaning given to the term in Section 2.02(c)(i).

Contemplated Transactions means all of the transactions contemplated by this Agreement, including: (a) the merger of Pennsylvania with and into Sterling, with Sterling surviving such merger; and (b) the performance by Sterling and Pennsylvania of their respective covenants and obligations under this Agreement.

CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

Determination Date means the Business Day which is three (3) Business Days immediately prior to the Closing Date.

Determination Period means the twenty (20) trading days ending on the Determination Date.

Dissenting Pennsylvania Shares has the meaning given to the term in Section 2.06 of this Agreement.

Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and shall be the same as the Closing Date or as soon thereafter as is practicable.

Election means either a Common Stock Election, a Cash Election or a Mixed Election.

Election Deadline means 5:00 p.m., prevailing Eastern Time, on the day that is two (2) Business Days prior to the Closing Date.

Election Form means a form, in such form as Sterling and Pennsylvania shall mutually agree, on which holders of Pennsylvania Common Stock shall make an Election.

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated for the protection of human health, safety or the environment, whether by type or by quantity, including any material containing any such substance as a component.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent means the agent designated by Sterling (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedures described in Section 2.02(c) and the exchange procedure described in Section 2.08.

Exchange Fund has the meaning given to the term in Section 2.08(a).

Exchange Ratio means the exchange ratio set forth in Section 2.02(a)(i), as it may be adjusted pursuant to Section 2.09.

FDIC means the Federal Deposit Insurance Corporation.

FRB means Board of Governors of the Federal Reserve Board.

GAAP means accounting principles generally accepted in the United States.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Key Pennsylvania Management shall mean Thomas J. Sposito, II and Robert M. Garst.

Knowledge of Sterling means the knowledge of Sterling’s executive officers and directors.

Knowledge of Pennsylvania means the knowledge of Pennsylvania’s executive officers and directors.

Letter Agreement has the meaning given to such term in the Background Section of this Agreement.

Material Adverse Effect means a material adverse effect on the business, financial condition or results of operations of Pennsylvania on a consolidated basis (when the term is used in Article III hereof) or Sterling on a consolidated basis (when the term is used in Article IV hereof) other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective investment portfolios of Sterling or Pennsylvania resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) reasonable expenses (plus reasonable legal fees, costs and expenses relating to any litigation arising as a result of the Merger) incurred in connection with this Agreement and the transactions contemplated hereby, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by Pennsylvania pursuant to Section 5.07 of this Agreement), and (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

Merger means the merger of Pennsylvania with and into Sterling, contemplated by this Agreement.

Merger Consideration has the meaning given to such term in Section 2.02(a)(ii) of this Agreement.

Mixed Election has the meaning given the term in Section 2.02(d) of this Agreement.

NASD means the National Association of Securities Dealers, Inc.

Nasdaq means the National Market tier of The Nasdaq Stock Market operated by the NASD.

National Penn means National Penn Bancshares, Inc., a Pennsylvania corporation, its successors and assigns.

National Penn Shares means all shares of Pennsylvania Common Stock beneficially owned by National Penn.

No-Election Shares has the meaning given to such term in Section 2.02(c).

Non-Management Employees of Pennsylvania means any employee of Pennsylvania or PSB that does not meet the definition of Key Pennsylvania Management under this Agreement.

PDB means the Department of Banking of the Commonwealth of Pennsylvania.

PDS means the Department of State of the Commonwealth of Pennsylvania.

PSB means Pennsylvania State Bank, a Pennsylvania banking institution, all the outstanding capital stock of which is owned by Pennsylvania.

PSB Bank Board has the meaning given to the term in Section 5.07(c)(iv)(D) of this Agreement.

Pennsylvania means The Pennsylvania State Banking Company, a Pennsylvania corporation, its successors and assigns.

Pennsylvania Benefit Plan has the meaning given to the term in Section 3.12(a) of this Agreement.

Pennsylvania Certificate means a certificate that immediately prior to the Effective Date represented issued and outstanding shares of Pennsylvania Common Stock or issued and outstanding shares of PSB common stock.

Pennsylvania Common Stock has the meaning given to the term in Section 3.02(a) of this Agreement.

Pennsylvania Disclosure Schedule means, collectively, the disclosure schedules delivered by Pennsylvania to Sterling at or prior to the execution and delivery of this Agreement.

Pennsylvania Employee Stock Purchase Plan means the 2003 Employee Stock Purchase Plan of Pennsylvania.

Pennsylvania ERISA Affiliate has the meaning given to such term in Section 3.12(a) of this Agreement.

Pennsylvania Financials means (a) the audited consolidated financial statements of Pennsylvania as of December 31, 2003, and (b) the unaudited interim consolidated financial statements of Pennsylvania for each calendar quarter after December 31, 2003.

Pennsylvania Nominee has the meaning given to the term in Section 1.02(d)(i) of this Agreement.

Pennsylvania Option has the meaning given to the term in Section 2.07 of this Agreement.

Pennsylvania Option Plans means the 1994 Stock Incentive Plan, the 1995 Independent Directors Stock Option Plan, the 2000 Independent Directors Stock Option Plan and the 2003 Stock Incentive Plan, each maintained by Pennsylvania immediately prior to the Effective Date.

Pennsylvania Shareholders Meeting means the meeting of the holders of Pennsylvania Common Stock concerning the Merger pursuant to the Prospectus/ Proxy Statement.

Prospectus/ Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of Pennsylvania Common Stock in connection with the Contemplated Transactions.

Reallocated Cash Shares has the meaning given to the term in Section 2.02(f)(i)(B).

Reallocated Common Stock Shares has the meaning given to the term in Section 2.02(f)(ii)(C).

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sterling Common Stock to be issued in connection with the Contemplated Transactions.

Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the PDB, the FRB, the FDIC, the NASD, and the respective staffs thereof.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

      Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated, from time to time, thereunder.

Sterling means Sterling Financial Corporation, a Pennsylvania corporation, its successors and assigns.

Sterling Benefit Plan means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sterling or any other entity that, together with Sterling, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

Sterling ERISA Affiliate means any entity that, together with Sterling, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

Sterling Certificate has the meaning given to the term in Section 2.08(d) of this Agreement.

Sterling Common Stock means the shares of common stock, par value $5.00 per share, of Sterling.

Sterling Common Stock Option means the option to purchase a share of common stock, par value $5.00 per share, of Sterling.

Sterling Disclosure Schedule means, collectively, the disclosure schedules delivered by Sterling to Pennsylvania at or prior to the execution and delivery of this Agreement.

Sterling Financials means (a) the audited consolidated financial statements of Sterling as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and (b) the unaudited interim consolidated financial statements of Sterling for each calendar quarter after December 31, 2003.

Sterling Market Value has the meaning given to such term in Section 2.05 of this Agreement.

Sterling Option has the meaning given to the term in Section 2.07 of this Agreement.

Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation, the stock of which is held in the ordinary course of the lending or fiduciary activities of a bank.

      SECTION 1.02 — The Merger.

      (a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

      (b) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

(i) Pennsylvania shall merge with and into Sterling;

(ii) The separate existence of Pennsylvania shall cease;

(iii) Sterling shall be the surviving corporation in the Merger; and

(iv) all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of Pennsylvania shall be taken and deemed to be transferred to and vested in Sterling, as the surviving corporation in the Merger, without further act or deed;

      all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

      (c) Sterling’s Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and bylaws of Sterling, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Sterling, as the surviving corporation in the Merger, until thereafter altered, amended or repealed. Sterling hereby covenants and agrees that it will not alter, amend, or repeal its articles of incorporation and/or bylaws as in effect as of the date of the Pennsylvania Shareholders Meeting during the period commencing on such date and ending on the Effective Date, except as otherwise required by law.

      (d) Sterling’s Board of Directors and Officers.

(i) On and after the Effective Date, (A) the directors of Sterling duly elected and holding office immediately prior to the Effective Date, and (B) one person (the “Pennsylvania Nominee”) selected by Pennsylvania’s Board of Directors and subject to (1) compliance with the Sterling Bylaws, (2) such person meeting the board of director and audit committee standards for “independent” as defined by SEC Rule 10A-3 and Nasdaq Rules 4200 and 4350 and any successor thereto, (3) such person meeting the eligibility requirements for a director of Sterling of any Regulatory Authority relating to Sterling, and (4) approval of such person by Sterling (which approval is hereby granted as to William E. Miller, Jr., and will not otherwise be unreasonably withheld), shall be the directors of Sterling, as the surviving corporation in the Merger, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Sterling. Sterling shall designate the Pennsylvania Nominee as a Class 2007 director with a term of office through the 2007 Annual Meeting of Shareholders of Sterling and as a member of the Sterling Audit Committee. If such person continues to meet the criteria in d(i)(1), (2) and (3) above and otherwise meets the eligibility requirements for directors of Sterling, Sterling agrees to re-nominate the Pennsylvania Nominee for at least one full three-year term after the expiration of his or her initial term. Sterling further agrees, subject to Section 1.02(e) below, that as long as Sterling continues to maintain the separate corporate existence of PSB as an operating subsidiary, to nominate or re-nominate the Pennsylvania Nominee (or a successor Pennsylvania Nominee) for election to the Sterling Board of Directors, provided that such person meets the criteria in (d)(i)(1), (2) and (3) above and, in the case of a successor Pennsylvania Nominee, (d)(i)(4).

(ii) On and after the Effective Date, the officers of Sterling duly elected and holding office immediately prior to the Effective Date shall be the officers of Sterling, as the surviving corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Sterling.

      (e) As a result of the Merger, PSB shall be a wholly-owned operating subsidiary of Sterling subject to the provisions of this Section 1.02 (e). Sterling shall continue the separate corporate existence of PSB as an operating bank subsidiary for a period not less than three (3) years following the Effective Date, with the corporate name “The Pennsylvania State Bank”, or until such time as the Sterling and PSB boards of directors determine otherwise.

      (f) PSB Board of Directors.

(i) Immediately following the Effective Date, the board of directors of PSB shall consist of the members of the board immediately preceding the Effective Date, with the addition of Thomas P. Dautrich. Each person serving on the board of directors of PSB immediately following the Effective Date shall, absent a breach of such director’s fiduciary duty to PSB, be nominated and recommended by the board of directors of Sterling to serve three (3) successive one (1) year terms as a director of PSB, and to serve until such time as his successor has been duly elected, qualified and appointed.

(ii) For a period of three (3) years following the Effective Date, the non-employee members of the PSB board of directors who remain members of the PSB board of directors after the Effective Date, shall receive compensation for services as a member of the PSB board of directors in the amounts listed on Schedule 2 to this Agreement. At the first meeting of the PSB board of directors following the Effective Date, each individual member of the PSB board of directors shall opt to receive either (i) the same compensation for service as are received by the members of the boards of directors of Sterling’s banking institution subsidiaries under Sterling’s Subsidiary Board of Directors Policy; or (ii) the compensation amounts listed on Schedule 2.

      (g) Pennsylvania Employee Stock Purchase Plan. Between the date of this Agreement and the first to occur of the Closing Date or December 31, 2004, distributions of Pennsylvania Common Stock pursuant to the Pennsylvania Employee Stock Purchase Plan shall only be authorized in accordance with this Section 1.02(g) and shall be limited to a maximum of Two Thousand (2,000) authorized, original issue shares of Pennsylvania Common Stock. Distributions pursuant to the Pennsylvania Stock Purchase Plan in excess of Two Thousand shares of Pennsylvania Common Stock shall be satisfied by the acquisition by the Pennsylvania Employee Stock Purchase Plan of shares of Pennsylvania Common Stock purchased in open market transactions in accordance with the terms of the Pennsylvania Employee Stock Purchase Plan.

ARTICLE II

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

      SECTION 2.01 — Sterling Common Stock.

      (a) Outstanding Shares. Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sterling Common Stock.

      (b) Treasury Stock. Each share of Sterling Common Stock issued and held in the treasury of Sterling immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sterling.

      SECTION 2.02 — Pennsylvania Common Stock.

      (a) Conversion Alternatives. Subject to Sections 2.03, 2.04 and 2.06 below with respect to treasury stock, fractional shares and dissenting shares of Pennsylvania Common Stock, each share of Pennsylvania Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

(i) Shares of Sterling Common Stock calculated by dividing $22.00 by the Average Closing Price (the “Exchange Ratio”), subject to adjustment as provided in this Section 2.02 (a)(i) and in Section 2.09 below (the “Common Stock Consideration”); provided, however, that (i) if the Exchange Ratio would be greater than .8300 shares of Sterling Common Stock, then the Exchange Ratio shall be .8300 shares of Sterling Common Stock and (ii) if the Exchange Ratio would be less than .7239 shares of Sterling Common Stock, then the Exchange Ratio shall be .7239 shares of Sterling Common Stock; or

(ii) $22.00 in cash (the “Cash Consideration,” and, collectively, with the Common Stock Consideration, the “Merger Consideration”).

      (b) National Penn Shares. National Penn has delivered to Sterling an Irrevocable Election Form pursuant to which, among other things, National Penn has elected and agreed to receive Common Stock Consideration with respect to ninety percent (90%) of the National Penn Shares and to receive Cash Consideration with respect to ten percent (10%) of the National Penn Shares. Such election shall be deemed to be an effective election for purposes of this Agreement and under the terms of the Irrevocable Election Form, and shall not be subject to conversion or reallocation under Section 2.01(f) of this Agreement. Section 1906 of the BCL is intended to and shall apply to this Agreement and, pursuant thereto, Pennsylvania’s shareholders shall not be entitled under Section 1906(b) of the BCL to the statutory voting rights upon special treatment set forth therein and, in lieu thereof, as required by Section 1906(c) of the BCL and as provided in Section 2.06 of this Agreement, shall be entitled to exercise dissenters rights as provided and in compliance with Subchapter D of Chapter 15 of the BCL.

      (c) Election Procedures — Non-National Penn Shareholders. Sterling and Pennsylvania shall cause the Exchange Agent to mail an Election Form to holders of Pennsylvania Common Stock (other than the holder of National Penn Shares) not more than forty (40) Business Days and not less than twenty

(20) Business Days prior to the Election Deadline. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

(i) To elect to receive the Common Stock Consideration with respect to all or a portion of their shares of Pennsylvania Common Stock (the “Common Stock Election Shares”); or

(ii) To elect to receive the Cash Consideration with respect to all or a portion of their shares of Pennsylvania Common Stock (the “Cash Election Shares”).

      The Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of Pennsylvania Common Stock during the period between the record date for the mailing of the Election Form and the Election Deadline. Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the Pennsylvania Certificates to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such Pennsylvania Certificates as set forth in such Election Form from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such Pennsylvania Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). If a holder of Pennsylvania Common Stock either: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters’ rights pursuant to subsection 2.06 of this Agreement, the shares of Pennsylvania Common Stock held by such holder shall be designated “No-Election Shares.” Nominee record holders who hold Pennsylvania Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

      For purposes of this Section 2.02, any Dissenting Pennsylvania Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares as defined herein.

      (d) Mixed Election. Subject to the immediately following sentence, each record holder of shares of Pennsylvania Common Stock immediately prior to the Effective Date shall be entitled to elect to receive shares of Sterling Common Stock for a portion of such holder’s shares of Pennsylvania Common Stock and cash for the remaining portion of such holder’s shares of Pennsylvania Common Stock (the “Mixed Election”). With respect to each holder of Pennsylvania Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 2.02(f) below, the shares of Pennsylvania Common Stock that such holder elects to be converted into the right to receive the Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

      (e) Effective Election. Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any election, modification or revocation is received, (ii) determine whether any election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither Sterling, Pennsylvania nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

      (f) Allocation. Subject and after giving effect to Section 2.02(b), the Exchange Agent shall effect the allocation of the Aggregate Merger Consideration among the holders of Pennsylvania Common Stock in accordance with their respective Election Forms and the following allocation rules:

(i) Aggregate Common Stock Consideration Oversubscribed. If the number of Common Stock Election Shares is more than seventy-five percent (75%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date, then:

(A) All Cash Election Shares (subject to Section 2.06 with respect to Pennsylvania Dissenting Shares) and all No-Election Shares shall be converted into the right to receive the Cash Consideration;

(B) The Exchange Agent shall convert, on the pro rata basis described in Section 2.02(f)(iv) below, a sufficient number of Common Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the number of Common Stock Election Shares (less the Reallocated Cash Shares) shall equal seventy-five percent (75%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date and such Reallocated Cash Shares shall be converted into the right to receive the Cash Consideration; and

(C) The Common Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Common Stock Consideration;

such that the Aggregate Common Stock Consideration is seventy-five percent (75%), and the Aggregate Cash Consideration is twenty-five percent (25%), of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date.

(ii) Aggregate Common Stock Consideration Undersubscribed. If the number of Common Stock Election Shares is less than seventy percent (70%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date, then:

(A) All Common Stock Election Shares shall be converted into the right to receive the Common Stock Consideration;

(B) No-Election Shares shall be converted into Common Stock Election Shares to the extent necessary to have the aggregate number of Common Stock Election Shares (including such converted No-Election Shares) equal seventy percent (70%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date. If less than all of the No-Election Shares need to be converted to Common Stock Election Shares, then the Exchange Agent shall select which No-Election Shares shall be converted into Common Stock Election Shares in such manner as the Exchange Agent, in its sole discretion, shall determine. All remaining unconverted No-Election Shares shall be treated as Cash Election Shares and shall be converted into the right to receive the Cash Consideration.

(C) If all of the No-Election Shares are converted to Common Stock Election Shares under the preceding subsection and the number of Common Stock Election Shares then remains less than seventy percent (70%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date, then the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(f)(iv) below, a sufficient number of Cash Election Shares (excluding Dissenting Pennsylvania Shares) into Common Stock Election Shares (“Reallocated Common Stock Shares”) such that the number of Common Stock Election Shares (including No-Election Shares and Reallocated Common Stock Shares) equals seventy percent (70%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date, and such Reallocated Common Stock Shares shall be converted into the right to receive the Common Stock Consideration; and

(D) All Cash Election Shares (subject to Section 2.06 with respect to Pennsylvania Dissenting Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration;

such that the Aggregate Common Stock Consideration is seventy percent (70%), and the Aggregate Cash Consideration is thirty percent (30%), of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date.

(iii) Aggregate Common Stock Consideration Subscribed within Seventy and Seventy-five Percent. If the number of Common Stock Election shares is at least seventy percent (70%), but not more than seventy-five percent (75%), then:

(A) All Common Stock Election Shares shall be converted into the right to receive the Common Stock Consideration;

(B) No-Election Shares shall be converted into Common Stock Election Shares provided that the aggregate number of Common Stock Election Shares (including such converted No-Election Shares) shall not exceed seventy-five percent (75%) of the total number of shares of Pennsylvania Common Stock issued and outstanding on the Effective Date. If less than all of the No-Election Shares are converted into Common Stock Election Shares, then the Exchange Agent shall select which No-Election Shares shall be converted into Common Stock Election Shares in such manner as the Exchange Agent, in its sole discretion, shall determine. All unconverted No-Election Shares shall be treated as Cash Election Shares and shall be converted into the right to receive the Cash Consideration; and

(C) All Cash Election Shares (subject to Section 2.06 with respect to Dissenting Pennsylvania Shares) shall be converted into the right to receive the Cash Consideration; such that the Aggregate Common Stock Consideration shall be at least seventy percent (70%), but not more than seventy-five percent (75%), and the Aggregate Cash Consideration shall be at least twenty-five percent (25%), but not more than thirty percent (30%), of the total number of shares of Pennsylvania issued and outstanding on the Effective Date.

(iv) Pro Rata Reallocations. If the Exchange Agent is required pursuant to subsection 2.02(f)(i)(B) to convert some Common Stock Election Shares into Reallocated Cash Shares, each holder of Common Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. If the Exchange Agent is required pursuant to subsection 2.02(f)(ii)(C) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Election Shares.

      SECTION 2.03 — Treasury Stock. Each share of Pennsylvania Common Stock issued and held in the treasury of Pennsylvania as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

      SECTION 2.04 — Fractional Shares. No fractional shares of Sterling Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Pennsylvania Common Stock who would otherwise be entitled to receive a fraction of a share of Sterling Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Average Closing Price.

      SECTION 2.05 — Market Value of Sterling Common Stock. For purposes of this Agreement, the market value of a share of Sterling Common Stock (“Sterling Market Value”) shall be deemed to be the Average Closing Price.

      SECTION 2.06 — Dissenting Pennsylvania Shareholders.

      (a) The outstanding shares of Pennsylvania Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares (“Dissenting Pennsylvania Shares”)

pursuant to Subchapter D of Chapter 15 of the BCL and have not effectively withdrawn or lost their dissenters’ rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the BCL.

      (b) If any such holder of Pennsylvania Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Pennsylvania Shares held by such holder shall be converted into a right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement. If any such holder of Pennsylvania Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Pennsylvania Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.

      (c) All payments in respect of Dissenting Pennsylvania Shares, if any, will be made by Sterling.

      SECTION 2.07 — Stock Options.

      (a) At the Effective Date, each holder of an option (collectively, “Pennsylvania Options” to purchase shares of Pennsylvania Common Stock that (i) is outstanding at the Effective Date, (ii) has been granted pursuant to the Pennsylvania Stock Option Plan; and (iii) would otherwise survive the Effective Date shall be entitled to receive, in substitution for the Pennsylvania Option, an option to acquire shares of Sterling Common Stock on the terms set forth below (each Pennsylvania Option, as substituted, a “Sterling Option”).

      (b) A Sterling Option shall be a stock option to acquire shares of Sterling Common Stock with the following terms: (i) the number of shares of Sterling Common Stock, which may be acquired pursuant to the Sterling Option, shall be equal to the product of the number of shares of Pennsylvania Common Stock covered by the corresponding Pennsylvania Option multiplied by the Exchange Ratio, provided that any fractional share of Sterling Common Stock resulting from the multiplication shall be rounded down to the nearest whole share; (ii) the exercise price per share of Sterling Common Stock issuable upon exercise of the Sterling Option shall be equal to the exercise price of the corresponding Pennsylvania option immediately prior to its conversion to a Sterling Option, divided by the Exchange Ratio, provided that the exercise price shall be round down to the nearest whole cent; (iii) the duration and other terms of the Sterling Option shall be identical to the duration and other terms of the corresponding Pennsylvania Option immediately prior to its conversion to a Sterling Option, except that all references to Pennsylvania shall be deemed to be references to Sterling and its affiliates, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding Pennsylvania Option; (iv) Sterling shall assume the Pennsylvania Option, whether vested or not vested, as contemplated by the IRC; and (v) to the extent Pennsylvania Options qualify as incentive stock options under IRC Section 422, the Sterling Options exchanged therefore shall also so qualify.

      (c) On or within 15 days after the Effective Date, Sterling shall take appropriate action to reserve for issuance and, if not previously registered pursuant to the Securities Act, register the number of shares of Sterling Common Stock necessary to satisfy Sterling’s obligations with respect to the issuance of Sterling Common Stock pursuant to the exercise of Sterling Options.

      (d) Calculation Schedule. The calculations of the respective amounts of cash and Sterling Common Stock payable and issuable pursuant to the terms of this Agreement shall be calculated by the Exchange Agent and approved by Sterling and Pennsylvania as soon as practicable and no later than the Effective Date.

      SECTION 2.08 — Surrender and Exchange of Pennsylvania Stock Certificates.

      (a) Exchange Fund. On or prior to the Effective Date, Sterling shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Pennsylvania Common Stock, sufficient cash and certificates representing shares of Sterling Common Stock to make all payments and deliveries to shareholders of Pennsylvania pursuant to this Article II. Any cash and certificates for Sterling Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

      (b) Exchange Procedures for Effective Election Forms Submitted by Election Deadline. As soon as reasonably practicable after the Effective Date (and in any case no later than ten (10) Business Days thereafter), Sterling shall cause the Exchange Agent to mail the Merger Consideration to shareholders of Pennsylvania who have submitted effective Election Forms prior to the Election Deadline.

      (c) Exchange Procedures in Absence of Effective Election Forms Submitted by Effective Deadline. As soon as reasonably practicable after the Effective Date (and in any case no later than ten (10) Business Days thereafter), Sterling shall cause the Exchange Agent to mail to each record holder of Pennsylvania Common Stock immediately prior to the Effective Date who has not surrendered Pennsylvania Certificates representing all of the shares of Pennsylvania Common Stock owned by such holder pursuant to Section 2.02(b), a letter of transmittal which shall specify that delivery of the Pennsylvania Certificates shall be effected, and risk of loss and title to the Pennsylvania Certificates shall pass, only upon delivery of the Pennsylvania Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Sterling may reasonably specify and instructions for effecting the surrender of such Pennsylvania Certificates in exchange for the Cash Consideration and/or the Common Stock Consideration, as the case may be. Upon surrender of a Pennsylvania Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Pennsylvania Certificate shall be entitled to receive within ten (10) Business Days thereafter and in exchange therefor (i) a certificate representing, in the aggregate, the whole number of shares of Sterling Common Stock that such holder has the right to receive pursuant to this Article II and/or (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article II. No interest will be paid or will accrue on any cash payment pursuant to this Section 2.08.

      (d) Each certificate for shares of Sterling Common Stock (each, a “Sterling Certificate”) issued in exchange for Pennsylvania Certificates pursuant to this Section 2.08 shall be dated the Effective Date and be entitled to dividends, distributions and all other rights and privileges pertaining to such shares of Sterling Common Stock from the Effective Date. Until surrendered, each Pennsylvania Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

      (e) If a Pennsylvania Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of Sterling Common Stock, Sterling shall pay to the holder of such Pennsylvania Certificate cash in an amount equal to dividends payable on the shares of Sterling Common Stock issued in exchange therefore and pay or deliver any other distribution to which such shareholder is entitled. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.02(e) upon surrender of Pennsylvania Certificates. Notwithstanding the foregoing, no party hereto shall be liable to any holder of Pennsylvania Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as Pennsylvania Certificates are surrendered to Sterling for exchange, Sterling shall have the right to withhold dividends or any other distributions on the shares of Sterling Common Stock issuable to such shareholder.

      (f) Upon the Effective Date, the stock transfer books for Pennsylvania Common Stock will be closed and no further transfers of Pennsylvania Common Stock will thereafter be made or recognized. All Pennsylvania Certificates surrendered pursuant to this Section 2.08 will be cancelled.

      (g) If there is a transfer of ownership of Pennsylvania Common Stock that is not registered in the transfer records of Pennsylvania, one or more Sterling Certificates evidencing, in the aggregate, the proper number of shares of Sterling Common Stock, a check in the proper amount of cash in lieu of any fractional shares, the per share Cash Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.08(e), as applicable and appropriate, may be issued with respect to such Pennsylvania Common Stock to such a transferee if the Pennsylvania Certificate representing such shares of Pennsylvania Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

      (h) If any Pennsylvania Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Pennsylvania Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to this Section 2.08 as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such Pennsylvania Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed Pennsylvania Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Pennsylvania, Sterling or the Exchange Agent or any other party with respect to the Pennsylvania Certificate alleged to have been lost, stolen or destroyed.

      SECTION 2.09 — Anti-Dilution Provisions. If Sterling shall, at any time before the Effective Date:

(a) declare a dividend in shares of Sterling Common Stock with a record date on or prior to the Closing Date;

(b) combine the outstanding shares of Sterling Common Stock into a smaller number of shares;

(c) resolve to effect a split or subdivide the outstanding shares of Sterling Common Stock with a record date on or prior to the Closing Date; or

(d) reclassify the shares of Sterling Common Stock;

then, in any such event, the number of shares of Sterling Common Stock to be delivered to Pennsylvania shareholders who are entitled to receive shares of Sterling Common Stock in exchange for shares of Pennsylvania Common Stock shall be adjusted so that each Pennsylvania shareholder shall be entitled to receive such number of shares of Sterling Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if Sterling shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.)

      SECTION 2.10 — Other Matters. Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

(a) Preclude Sterling or any Sterling Affiliate from acquiring or assuming, or to limit in any way the right of Sterling or any Sterling Affiliate to acquire or assume, prior to or following the Effective Date, the stock, or assets or liabilities of any other financial services institution or other corporation or entity, whether by issuance or exchange of Sterling Common Stock or otherwise, unless such transaction would result in a Material Adverse Effect;

(b) Preclude Sterling from issuing, or to limit any way the right of Sterling to issue, prior to or following the Effective Date, Sterling Common Stock or other securities;

(c) Preclude Sterling from granting employee, director or compensatory options at any time with respect to Sterling Common Stock or other securities;

(d) Preclude option holders of Sterling from exercising options at any time with respect to Sterling Common Stock or other securities; or

(e) Preclude Sterling or any Sterling Affiliate from taking, or to limit in any way the right of either of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PENNSYLVANIA

      Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of Article III and delivered concurrently with this Agreement, Pennsylvania hereby represents and warrants to Sterling as follows:

      SECTION 3.01 — Organization.

      (a) Pennsylvania is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Pennsylvania is a bank holding company duly registered under the BHC Act. Pennsylvania has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Pennsylvania is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

      (b) PSB is a bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PSB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. PSB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

      (c) The deposits of PSB are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

      (d) Pennsylvania has no Subsidiaries other than PSB and those identified in Pennsylvania Disclosure Schedule 3.01(d).

      (e) The respective minute books of Pennsylvania and each Pennsylvania Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with normal business practice of Pennsylvania and the Pennsylvania Subsidiary.

      (f) Pennsylvania has delivered to Sterling true and correct copies of the articles of incorporation and bylaws of Pennsylvania and PSB, and the articles of incorporation and bylaws of each other Pennsylvania Subsidiary, each as in effect on the date hereof.

      SECTION 3.02 — Capitalization.

      (a) The authorized capital stock of Pennsylvania consists of 20,000,000 shares of common stock, par value $2.50 per share (“Pennsylvania Common Stock”), of which at the date hereof 2,071,517 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights; and 2,000,000 shares of preferred stock, par value $2.50 per share, of which no shares are issued and outstanding as of the date of this Agreement. Pennsylvania has not issued nor is Pennsylvania bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of Pennsylvania Common Stock or any other security of Pennsylvania or any securities representing the right to vote, purchase or otherwise receive any shares of Pennsylvania Common Stock or any other security of Pennsylvania, except (i) for Pennsylvania Options for 227,221 shares of Pennsylvania Common Stock issued and outstanding under the Pennsylvania Option Plans and (ii) pursuant to Section 1.02(g) hereof. Accordingly, immediately prior to the Effective Date, there will be not more than 2,300,738 shares of Pennsylvania Common Stock issued and outstanding on a fully diluted basis (consisting of 2,071,517 shares currently outstanding plus 227,221 unexercised options which may be exercised and 2,000 shares which may be issued pursuant to the Pennsylvania Employee Stock Purchase Plan).

      (b) Except as set forth in Pennsylvania Disclosure Schedule 3.02(b), Pennsylvania owns, directly or indirectly, all of the capital stock of PSB and the other Pennsylvania Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of PSB or any other Pennsylvania Subsidiary. Except for the Pennsylvania Subsidiaries, Pennsylvania does not possess, directly or indirectly, any material equity interest in any corporation, except for (i) equity interests in PSB’s investment portfolio, (ii) equity interests held in connection with PSB’s commercial loan activities and (iii) as set forth on Pennsylvania Disclosure Schedule 3.02(b).

      (c) To the Knowledge of Pennsylvania, except as set forth on Pennsylvania Disclosure Schedule 3.02(c) or as disclosed in Pennsylvania’s proxy materials used in connection with its 2004 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of Pennsylvania Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

      SECTION 3.03 — Authority; No Violation.

      (a) Pennsylvania has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions, subject to receipt of all necessary approvals of Regulatory Authorities and the approval of this Agreement by Pennsylvania’s shareholders. The execution and delivery of this Agreement by Pennsylvania and the consummation by Pennsylvania of the Contemplated Transactions have been duly and validly approved by the Board of Directors of Pennsylvania and, except for approval by the shareholders of Pennsylvania as required by the BCL, no other corporate proceedings on the part of Pennsylvania are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by Pennsylvania and, subject to approval by the shareholders of Pennsylvania and subject to receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of Pennsylvania, enforceable against Pennsylvania in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

      (b) The execution and delivery of this Agreement by Pennsylvania, (i) subject to receipt of approvals from the Pennsylvania shareholders and the Regulatory Authorities referred to in Section 4.04 hereof and Pennsylvania’s and Sterling’s compliance with any conditions contained therein, the consummation of the Merger, and (ii) compliance by Pennsylvania or any Pennsylvania Subsidiary with any of the terms or provisions hereof, do not and will not:

(A) conflict with or result in a breach of any provision of the respective articles of incorporation or bylaws of Pennsylvania or any Pennsylvania Subsidiary;

(B) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to Pennsylvania or any Pennsylvania Subsidiary or any of their respective properties or assets; or

(C) except as described in Pennsylvania Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Pennsylvania or any Pennsylvania Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Pennsylvania or any Pennsylvania Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on Pennsylvania.

      SECTION 3.04 — Consents. No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and except as described in Pennsylvania Disclosure Schedule 3.04, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by Pennsylvania or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities, referred to in Section 4.04, hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the shareholders of Pennsylvania, as required under the BCL, the consummation by Pennsylvania of the Contemplated Transactions.

      SECTION 3.05 — Financial Statements.

      (a) Pennsylvania has previously delivered to Sterling the Pennsylvania Financials, except those pertaining to quarterly periods commencing after December 31, 2003, which it will deliver to Sterling within 45 days after the end of the respective quarter. The delivered Pennsylvania Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Pennsylvania as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

      (b) Except as set forth in Pennsylvania Disclosure Schedule 3.05(b), Pennsylvania did not, as of the date of the Pennsylvania Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the Pennsylvania Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.

      SECTION 3.06 — No Material Adverse Change. Neither Pennsylvania nor any Pennsylvania Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, business, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since December 31, 2003, which change has had a Material Adverse Effect.

      SECTION 3.07 — Taxes.

      (a) Pennsylvania and the Pennsylvania Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Pennsylvania is a common parent. Pennsylvania has filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, Pennsylvania and the Pennsylvania Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from Pennsylvania or any Pennsylvania Subsidiary to any applicable taxing authority, on or prior to the Closing Date.

      (b) No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to Pennsylvania or any Pennsylvania Subsidiary.

      (c) To the Knowledge of Pennsylvania, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon Pennsylvania or any Pennsylvania Subsidiary, nor has Pennsylvania or any Pennsylvania Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

      (d) Proper and accurate amounts have been withheld by Pennsylvania and each Pennsylvania Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws.

      SECTION 3.08 — Contracts.

      (a) Except as described in Pennsylvania Disclosure Schedule 3.08(a) or 3.12, neither Pennsylvania nor any Pennsylvania Subsidiary is a party to or subject to:

(i) any employment, consulting, severance, “change-in-control” or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for “at will” arrangements;

(ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

(iii) any collective bargaining agreement with any labor union relating to employees;

(iv) any agreement which by its terms limits the payment of dividends by Pennsylvania or any Pennsylvania Subsidiary;

(v) except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Pennsylvania or any Pennsylvania Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of PSB, and transactions in “federal funds,” or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi) any contract, other than this Agreement, which restricts or prohibits Pennsylvania or PSB from engaging in any type of business permissible under applicable law;

(vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii) except in the ordinary course of business, any lease for real property;

(ix) any contract or arrangement with any broker-dealer or investment adviser;

(x) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

(xi) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

      (b) (i) All the contracts, plans, arrangements and instruments listed in Pennsylvania Disclosure Schedule 3.08(a) or 3.12 are in full force and effect on the date hereof, and neither Pennsylvania, any Pennsylvania Subsidiary nor, to the Knowledge of Pennsylvania, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement.

(ii) Except as otherwise described in Pennsylvania Disclosure Schedule 3.08(a) or 3.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which Pennsylvania or any Pennsylvania Subsidiary is a party or by which Pennsylvania or any Pennsylvania Subsidiary may be bound:

(A) contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(B) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of Pennsylvania or any Pennsylvania Subsidiary; or

(C) requires Pennsylvania or any Pennsylvania Subsidiary to provide a benefit in the form of Pennsylvania Common Stock or determined by reference to the value of Pennsylvania Common Stock.

      SECTION 3.09 — Ownership of Property; Insurance Coverage.

      (a) Pennsylvania and each Pennsylvania Subsidiary has, or will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by Pennsylvania or such Pennsylvania Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the Pennsylvania Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i) Those items that secure liabilities for borrowed money and that are described in Pennsylvania Disclosure Schedule 3.09(a) or permitted under Article V hereof;

(ii) Statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii) Liens for current taxes not yet due and payable;

(iv) Pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v) The imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent;

(vi) Dispositions and encumbrances for adequate consideration in the ordinary course of business. Pennsylvania and each Pennsylvania Subsidiary have the right under leases of material properties used by Pennsylvania or such Pennsylvania Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them; and

(vii) As reflected as a liability in the Pennsylvania Financial Statements or the footnotes thereto.

      (b) With respect to all agreements pursuant to which Pennsylvania or any Pennsylvania Subsidiary has purchased securities subject to an agreement to resell, if any, Pennsylvania or such Pennsylvania Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

      (c) Pennsylvania and each Pennsylvania Subsidiary maintain insurance in amounts considered by Pennsylvania to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither Pennsylvania nor any Pennsylvania Subsidiary has received notice from any insurance carrier that:

(i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to such insurance will be substantially increased.

      (d) Pennsylvania and each Pennsylvania Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

      SECTION 3.10 — Legal Proceedings. Except as set forth in Pennsylvania Disclosure Schedule 3.10, neither Pennsylvania nor any Pennsylvania Subsidiary is a party to any, and there are no pending or, to the Knowledge of Pennsylvania, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a) Against Pennsylvania or any Pennsylvania Subsidiary;

(b) To which the assets of Pennsylvania or any Pennsylvania Subsidiary are subject;

(c) Challenging the validity or propriety of any of the Contemplated Transactions; or

(d) Which could materially adversely affect the ability of Pennsylvania, PSB or any other Pennsylvania Subsidiary to perform their respective obligations under this Agreement;

except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (a) or (b) which, if adversely determined individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pennsylvania.

      SECTION 3.11 — Compliance with Applicable Law.

      (a) Pennsylvania and each Pennsylvania Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them.

      (b) Pennsylvania and each Pennsylvania Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

      (c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of Pennsylvania, investigation into the business or operations of Pennsylvania or any Pennsylvania Subsidiary.

      (d) Neither Pennsylvania nor any Pennsylvania Subsidiary has received any notification or communication from any Regulatory Authority:

(i) Asserting that Pennsylvania or any Pennsylvania Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization which is material to Pennsylvania or any Pennsylvania Subsidiary;

(iii) Requiring or threatening to require Pennsylvania or any Pennsylvania Subsidiary, or indicating that Pennsylvania or any Pennsylvania Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Pennsylvania or any Pennsylvania Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Pennsylvania or any Pennsylvania Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to Pennsylvania or PSB, herein referred to as a “Regulatory Agreement”);

      (e) Neither Pennsylvania nor any Pennsylvania Subsidiary has received, consented to, or entered into any Regulatory Agreement.

      (f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

      (g) There is no injunction, order, judgment or decree imposed upon Pennsylvania or any Pennsylvania Subsidiary or the assets of Pennsylvania or any Pennsylvania Subsidiary.

      SECTION 3.12 — ERISA.

      (a) Pennsylvania has delivered to Sterling true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in Pennsylvania Disclosure Schedule 3.12, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Pennsylvania or any other entity (a “Pennsylvania ERISA Affiliate”) that, together with Pennsylvania, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the “Pennsylvania Benefit Plans”), together with:

(i) The most recent actuarial reports (if any) and financial reports relating to those Pennsylvania Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii) The most recent Form 5500 (if any) relating to such Pennsylvania Benefit Plans filed with the IRS; and

(iii) The most recent IRS determination letters which pertain to any such Pennsylvania Benefit Plans.

      (b) To the Knowledge of Pennsylvania, neither Pennsylvania nor any Pennsylvania ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by Pennsylvania or any Pennsylvania ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to Pennsylvania, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

      (c) Neither Pennsylvania nor any Pennsylvania ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

      (d) To the Knowledge of Pennsylvania, each Pennsylvania Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

      (e) There is no existing, or, to the Knowledge of Pennsylvania, contemplated, audit of any Pennsylvania Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the Knowledge of Pennsylvania, there are no pending or threatened claims by, on behalf of or with respect to any Pennsylvania Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Pennsylvania Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of Pennsylvania, is there any basis for such claim.

      (f) With respect to any services which Pennsylvania or any Pennsylvania Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any Pennsylvania Benefit Plan), to the Knowledge of Pennsylvania, Pennsylvania and each Pennsylvania Subsidiary:

(i) Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii) Have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii) Have not breached any duty imposed by ERISA: and

(iv) Have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.

      SECTION 3.13 — Brokers and Finders. Neither Pennsylvania, any Pennsylvania Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Janney Montgomery Scott LLC, whose engagement letter with Pennsylvania is included in Pennsylvania Disclosure Schedule 3.13.

      SECTION 3.14 — Environmental Matters.

      (a) Except as set forth on Pennsylvania Disclosure Schedule 3.14(a), to the Knowledge of Pennsylvania, neither Pennsylvania nor any Pennsylvania Subsidiary, nor any property owned or operated by Pennsylvania or any Pennsylvania Subsidiary, has been or is in violation of or liable under any Environmental Law. Except as set forth on Pennsylvania Disclosure Schedule 3.14(a), there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of Pennsylvania, threatened, or any investigation pending, relating to the liability of Pennsylvania or any Pennsylvania Subsidiary with respect to any property owned or operated by Pennsylvania or any Pennsylvania Subsidiary under any Environmental Law.

      (b) Except as set forth on Pennsylvania Disclosure Schedule 3.14(b), to the Knowledge of Pennsylvania, no property, now or formerly owned or operated by Pennsylvania or any Pennsylvania Subsidiary or on which Pennsylvania or any Pennsylvania Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Pennsylvania or any Pennsylvania Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

      SECTION 3.15 — CRA Compliance. Pennsylvania and PSB are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, PSB has received a CRA rating of “satisfactory” or better from the FDIC. To the Knowledge of Pennsylvania, there is no fact or circumstance or set of facts or circumstances which would cause Pennsylvania or PSB to fail to comply with such provisions.

      SECTION 3.16 — Information to be Supplied.

      (a) The information supplied by Pennsylvania for inclusion in the Registration Statement (including the Prospectus/ Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/ Proxy Statement is mailed to shareholders of Pennsylvania, and up to and including the date of the Pennsylvania Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

      (b) The information supplied by Pennsylvania for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

      SECTION 3.17 — Related Party Transactions.

      (a) Except as set forth on Pennsylvania Disclosure Schedule 3.19, or as is disclosed in the footnotes to the Pennsylvania Financials, as of the date hereof, neither Pennsylvania nor any Pennsylvania Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Pennsylvania or any Pennsylvania Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

      (b) Except as set forth in Pennsylvania Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any Pennsylvania Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended. To the Knowledge of Pennsylvania, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

      SECTION 3.18 — Loans. Except as set forth on the Pennsylvania Disclosure Schedule 3.18, all loans reflected as assets in the Pennsylvania Financials are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

      SECTION 3.19 — Allowance for Loan Losses. The allowance for loan losses reflected in Pennsylvania’s and PSB’s reports to Regulatory Authorities has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the Pennsylvania Financial Statements has been and will be established in accordance with GAAP. Pennsylvania has disclosed to Sterling in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Pennsylvania that Pennsylvania has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, and Pennsylvania shall disclose promptly to Sterling after the end of each month after the date hereof the amount of each such classification. Pennsylvania has disclosed to Sterling in writing prior to the date hereof the amounts of all overdrafts occurring since January 1, 2004 and Pennsylvania shall disclose promptly to Sterling after the end of each month after the date hereof and on the Effective Date the amount of such overdrafts. The OREO and in-substance foreclosures included in any of Pennsylvania’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Pennsylvania that Pennsylvania has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import and the amounts of all overdrafts occurring since January 1, 2004 are attached hereto on the Pennsylvania Disclosure Schedule 3.19 of this Agreement.

      SECTION 3.20 — Investment Securities. None of the investments reflected in the Pennsylvania Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since December 31, 2003, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Pennsylvania to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.

      SECTION 3.21 — Reorganization. As of the date hereof, Pennsylvania does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

      SECTION 3.22 — Fairness Opinion. Pennsylvania has received a written opinion from Janney Montgomery Scott LLC to the effect that, as of the date hereof, the consideration to be received by shareholders of Pennsylvania pursuant to this Agreement is fair, from a financial point of view, to the shareholders of Pennsylvania.

      SECTION 3.23 — Non-Registration Under the Exchange Act and the Securities Act. The outstanding shares of Pennsylvania Common Stock were issued without registration under the Securities Act in reliance upon the exemption therefrom provided by Section 3(a)(12) thereof, Pennsylvania Common Stock is not registered nor required to be registered under Section 12 of the Exchange Act and Pennsylvania is not subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

      SECTION 3.24 — Quality of Representations. No representation made by Pennsylvania in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      SECTION 3.25 — Absence of Certain Changes. Except as disclosed in Pennsylvania Disclosure Schedule 3.25 and provided for or contemplated in this Agreement, since December 31, 2003 there has not been:

(a) any material transaction by Pennsylvania or any Pennsylvania Subsidiary other than in the ordinary course of business and in conformity with past practices;

(b) any acquisition or disposition of property by Pennsylvania or any Pennsylvania Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $50,000.00, other than acquisitions or dispositions made in the ordinary course of business;

(c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the respective properties or assets of Pennsylvania or any Pennsylvania Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank or Federal Reserve Bank advances being deemed both in the ordinary course of business and consistent with past practices);

(d) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of Pennsylvania or any Pennsylvania Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practices or as permitted in Section 5.01(d);

(e) any incurring of, assumption of, or taking of, by Pennsylvania or any Pennsylvania Subsidiary, any property subject to, any liability in excess of $50,000.00, except for liabilities incurred or assumed or property taken subsequent to December 31, 2003 in the ordinary course of business and in conformity with past practices;

(f) any material alteration in the manner of keeping the books, accounts or records of Pennsylvania or any Pennsylvania Subsidiary, or in the accounting policies or practices therein reflected;

(g) any elimination of employee benefits;

(h) any deferred routine maintenance of real property or leased premises;

(i) any elimination of a reserve where the liability related to such reserve has remained;

(j) any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(k) any extraordinary reduction or deferral of ordinary or necessary expenses.

      SECTION 3.26 — Absence of Undisclosed Liabilities. To the Knowledge of Pennsylvania, neither Pennsylvania nor any Pennsylvania Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the Pennsylvania Financials delivered to Sterling prior to the date of this Agreement, or (ii) except as contemplated under this Agreement. Except as disclosed in Pennsylvania Disclosure Schedule 3.26, since December 31, 2003, neither Pennsylvania nor any Pennsylvania Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STERLING

      Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of Article IV and delivered concurrently with this Agreement, Sterling hereby represents and warrants to Pennsylvania as follows:

      SECTION 4.01 — Organization.

      (a) Sterling is a corporation duly incorporated, organized and subsisting under the laws of the Commonwealth of Pennsylvania. Sterling is a bank holding company duly registered under the BHC Act of 1956, as amended. Sterling has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Sterling is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes the licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all the licenses, registrations and qualifications are in full force and effect in all material respects.

      (b) Sterling has no Subsidiaries other than those identified in Sterling Disclosure Schedule 4.01(b).

      (c) The respective minute books of Sterling and each Sterling Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of Sterling and the Sterling Subsidiary.

      (d) Sterling has delivered to Pennsylvania true and correct copies of the articles of incorporation and bylaws of Sterling, as in effect on the date hereof.

      SECTION 4.02 — Capitalization.

      (a) The authorized capital stock of Sterling consists of (a) 80,000,000 shares of common stock, par value $5.00 per share (“Sterling Common Stock”), of which, as of December 31, 2003; 59,310 shares are validly issued and held by Sterling as treasury stock and 21,776,551 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, except as may be defined in Sterling’s articles of incorporation, and (b) 10,000,000 shares of preferred stock, without par value, of which none are issued and outstanding. Sterling has not issued nor is Sterling bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of Sterling Common Stock or any other security of Sterling or any securities representing the right to vote, purchase or otherwise receive any shares of Sterling Common Stock or any other security of Sterling, except (i) for options to acquire shares of Sterling Common Stock issued under Sterling’s various stock option plans, (ii) pursuant to Sterling’s employee stock purchase plan, dividend reinvestment plan and directors’ fee plan, and (iii) this Agreement.

      (b) As of the date of this Agreement, Sterling owns, directly or indirectly, all of the capital stock of the Sterling Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except for those subsidiaries identified in Sterling Disclosure Schedule 4.01(b). There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital of any Sterling Subsidiary, except for those subsidiaries identified in Sterling Disclosure Schedule 4.01(b).

      SECTION 4.03 — Authority; No Violation.

      (a) Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Sterling and the consummation by Sterling of the Contemplated Transactions (including, without limitation, the issuance of the Adjusted Pennsylvania Options) have been duly and validly approved by the Board of Directors of Sterling by unanimous vote and no other corporate proceedings on the part of Sterling are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by Sterling and, subject to receipt of the required approvals of Regulatory Authorities, described in Section 4.04 hereof, constitutes the valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

      (b) The execution and delivery of this Agreement by Sterling, subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and Sterling’s and Pennsylvania’s compliance with any conditions contained therein, the consummation of the Contemplated Transactions, and compliance by Sterling or any Sterling Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of Sterling or any Sterling Subsidiary;

(ii) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to Sterling or any Sterling Subsidiary or any of their respective properties or assets; or

(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sterling or any Sterling Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Sterling or any Sterling Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected;

except to the extent that the failure to comply, in the aggregate, would not have a Material Adverse Effect.

      SECTION 4.04 — Consents. Except for consents and approvals of, or filings with, Regulatory Authorities and state securities or “blue sky” authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by Sterling or the consummation of the Contemplated Transactions.

      SECTION 4.05 — Financial Statements.

      (a) Sterling has delivered to Pennsylvania the Sterling Financials, except those pertaining to quarterly periods commencing after December 31, 2003, which it will deliver to Pennsylvania within 45 days after the end of the respective quarter. The delivered Sterling Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Sterling as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

      (b) To the Knowledge of Sterling, Sterling did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the Sterling Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

      SECTION 4.06 — No Material Adverse Change. Neither Sterling nor any Sterling Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since December 31, 2003, which change has had a Material Adverse Effect.

      SECTION 4.07 — Taxes.

      (a) Sterling and the Sterling Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Sterling is the common parent. Sterling has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, Sterling and the Sterling Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from Sterling or any Sterling Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

      (b) To the Knowledge of Sterling, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon Sterling or any Sterling Subsidiary, nor has Sterling or any Sterling Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

      SECTION 4.08 — Contracts. Each of the material contracts, to which Sterling is a party that relates to or affects the assets or operations of Sterling is a valid and binding obligation of Sterling and is in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

      SECTION 4.09 — Ownership of Property. Sterling and each Sterling Subsidiary has good and marketable title to Sterling properties and assets (other than property as to which Sterling is lessee),

except for (i) such items shown in the Sterling consolidated financial statements or notes thereto; (ii) liens on real property for current real estate taxes not yet delinquent, or (iii) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on Sterling.

      SECTION 4.10 — Financing. At the Effective Date, Sterling will have available cash sufficient to pay the amounts required to be paid to Pennsylvania shareholders pursuant to this Agreement and shares available and reserved to pay the Common Stock Consideration, upon consummation of the Merger.

      SECTION 4.11 — Legal Proceedings. Neither Sterling nor any Sterling Subsidiary is a party to any, and there are no pending or, to the Knowledge of Sterling, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a) Against Sterling or any Sterling Subsidiary;

(b) To which the assets of Sterling or any Sterling Subsidiary are subject;

(c) Challenging the validity or propriety of any of the Contemplated Transactions; or

(d) Which could materially adversely affect the ability of Sterling or any other Sterling Subsidiary to perform their respective obligations under this Agreement;

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

      SECTION 4.12 — Compliance with Applicable Law. Except as disclosed on Sterling Disclosure Schedule 4.12 or where noncompliance would not have a Material Adverse Effect: (i) Sterling and its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to them or to any of their properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Sterling or its Subsidiaries as presently conducted have been duly obtained and are in full force and effect and there are no proceedings pending, or to the Knowledge of Sterling, threatened, which may result in the revocation, cancellation, suspension or material adverse modification of any thereof

      SECTION 4.13 — ERISA

      (a) Sterling has delivered or made available to Pennsylvania true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, annual Sterling management incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) and other employee benefit plans, policies, agreements and arrangements, which are set forth in Sterling Disclosure Schedule 4.13, together with:

(i) The most recent actuarial reports (if any) and financial reports relating to those Sterling Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii) The most recent Form 5500 (if any) relating to such Sterling Benefit Plans filed with the IRS; and

(iii) The most recent IRS determination letters which pertain to any such Sterling Benefit Plans.

      (b) To the Knowledge of Sterling, neither Sterling nor any Sterling ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by Sterling or any Sterling ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to Sterling, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

      (c) Neither Sterling nor any Sterling ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

      (d) To the Knowledge of Sterling, each Sterling Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

      (e) There is no existing, or, to the Knowledge of Sterling, contemplated, audit of any Sterling Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the Knowledge of Sterling, there are no pending or threatened claims by, on behalf of or with respect to any Sterling Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Sterling Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of Sterling, is there any basis for such claim.

      (f) With respect to any services which Sterling or any Sterling Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any Sterling Benefit Plan), to the Knowledge of Sterling, Sterling and each Sterling Subsidiary:

(i) Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii) Have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii) Have not breached any duty imposed by ERISA: and

(iv) Have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.

      SECTION 4.14 — Brokers and Finders. Neither Sterling, any Sterling Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Griffin Financial Group, LLC (“Griffin”) whose engagement with Sterling is disclosed in Sterling Disclosure Schedule 4.14.

      SECTION 4.15 — Environmental Matters. Except as set forth on Sterling Disclosure Schedule 4.15(a), to the Knowledge of Sterling, neither Sterling, any Sterling Subsidiary, nor any property owned or operated by Sterling or any Sterling Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Sterling Disclosure Schedule 4.15(a), there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of Sterling, threatened, or any investigation pending, relating to the liability of Sterling or any Sterling Subsidiary with respect to any property owned or operated by Sterling or any Sterling Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

      SECTION 4.16 — Allowance for Loan Losses. The allowance for loan losses reflected in Sterling’s reports to Regulatory Authorities has been and will be established in accordance with and in compliance with the requirements of all regulatory criteria and the allowance for loan losses shown on the Sterling Financial Statements has been and will be established in accordance with GAAP.

      SECTION 4.17 — Information to be Supplied.

      (a) The information supplied by Sterling for inclusion in the Registration Statement (including the Prospectus/ Proxy Statement) will not, as of the date the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/ Proxy Statement is mailed to shareholders of Pennsylvania, and up to and including the date of the Pennsylvania Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

      (b) The information supplied by Sterling for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

      SECTION 4.18 — Reporting Requirements. Sterling Common Stock is registered under Section 12 of the Exchange Act and is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

      SECTION 4.19 — Reorganization. As of the date hereof, Sterling does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. Sterling shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

      SECTION 4.20 — Fairness Opinion. Sterling has received an oral opinion from Griffin Financial, LLC to the effect that, as of the date hereof, the consideration to be paid by Sterling pursuant to this Agreement is fair, from a financial point of view, to Sterling and the Sterling Shareholders.

      SECTION 4.21 — Sterling Common Stock. The shares of Sterling Common Stock to be issued and delivered to Pennsylvania shareholders in accordance with this Agreement, and the shares of Sterling Common Stock issuable pursuant to the Sterling Options, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of Sterling shall have any pre-emptive right with respect thereto.

      SECTION 4.22 — Securities Documents. Sterling has delivered to Pennsylvania copies of:

(a) Sterling’s annual reports on SEC Form 10-K for the years ended December 31, 2004 and 2003;

(b) All other reports, registration statements and filings of Sterling filed with the SEC since January 1, 2004; and

(c) Sterling’s proxy materials used, or to be used, in connection with its meetings of shareholders held in 2004 and 2003.

      The reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

      SECTION 4.23 — Quality of Representations. To the Knowledge of Sterling, no representation made by Sterling in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

      SECTION 5.01 — Conduct of Pennsylvania’s Business. Through the Closing Date, Pennsylvania shall, and shall cause each Pennsylvania Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of Sterling. Pennsylvania shall, and shall cause each Pennsylvania Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of Pennsylvania or the Pennsylvania Subsidiaries and others with whom business relationships exist, provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of Sterling, which consent shall not be unreasonably withheld, delayed or conditioned. Pennsylvania shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice. Through the Closing Date, except as otherwise consented to in writing by Sterling (such consent shall not be unreasonably withheld) or as permitted by this Agreement, Pennsylvania shall not, and shall not permit any Pennsylvania Subsidiary to:

(a) Change any provision of its articles of incorporation or of its bylaws;

(b) Except as provided in Section 1.02(g), change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of Pennsylvania capital stock; except that Pennsylvania may issue shares of Pennsylvania Common Stock upon the valid exercise of any Pennsylvania Options issued and outstanding on the date hereof as disclosed on Schedule 5.01(b), and as provided in Section 1.02(g) hereof;

(c) Grant any severance or termination pay, other than pursuant to policies or agreements of Pennsylvania or any Pennsylvania Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, “change-in-control” or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with Pennsylvania or any Pennsylvania Subsidiary;

(d) Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with Pennsylvania or any Pennsylvania Subsidiary, except for:

(i) Routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions during the period beginning on the date of this Agreement and ending on the Effective Date, in an aggregate amount of Two Million Four Hundred and Seventy-six Thousand, Two Hundred and Twenty-three Dollars ($2,476,223.00);

(ii) annual bonuses in accordance with past practice and discretionary cash awards in an amount not to exceed Two Hundred Thousand Dollars ($220,000) in the aggregate;

(iii) other discretionary bonuses mutually agreed upon by Sterling and Pennsylvania; and

(iv) discretionary contributions to Pennsylvania Benefit Plans mutually agreed upon by Sterling and Pennsylvania.

(e) Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

(f) Take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by applicable law and after written notification to Sterling;

(g) Change any method, practice or principle of accounting, except as may be required from time to time by law or changes in GAAP or by any Regulatory Authority;

(h) Waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

(i) Implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement provided, however, that nothing herein shall prohibit Pennsylvania from amending the provisions of the 1994 Stock Incentive Plan and the 2003 Stock Incentive Plan and related agreements issued thereunder to the extent necessary to permit an optionholder whose employment with PSB is terminated by PSB within twelve (12) months of the Effective Date to exercise any vested (as determined as of the Effective Date) outstanding stock option for a period of at least one year from the Effective Date, but not later than the expiration date of such option;

(j) Amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(k) Enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(l) Enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(m) Take any action that would give rise to a right of payment to any individual under any employment agreement except for contractually required compensation;

(n) Purchase any security for its investment portfolio (i) rated less than “baa” by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

(o) Except as set forth on Pennsylvania Disclosure Schedule 5.01(o), make any capital expenditure of $50,000.00 or more; or undertake or enter into any lease, contract or other commitment for its account;

(p) Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(q) Not liquidate, merge with or into, or consolidate with, or be purchased or acquired by, any other corporation, financial institution, entity or person (or agree to any merger, consolidation, affiliation, purchase or acquisition) or permit (or agree to permit) any other corporation, financial institution, entity, or person to be merged with it or consolidate or affiliate with any other corporation, financial institution, entity, or person; acquire control over any other firm, financial institution, corporation or organization; or create any subsidiary; or acquire, lease, sell, convey, transfer or dispose (or agree to acquire, lease, sell, convey, transfer, or dispose) in any way any assets or any rights thereof of Pennsylvania to any party other than Sterling or an affiliate of Sterling, other than in the ordinary course of business and consistent with prior practice unless the failure to do so shall, in the good faith judgment of the Pennsylvania board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty by Pennsylvania’s directors under the laws of the Commonwealth of Pennsylvania;

(r) Agree to do any of the foregoing.

      SECTION 5.02 — Access; Confidentiality.

      (a) Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

      (b) Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships. Neither Pennsylvania, Sterling, nor any of their respective subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

      SECTION 5.03 — Regulatory Matters. Through the Closing Date:

(a) Sterling and Pennsylvania shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/ Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions. Sterling and Pennsylvania shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b) Pennsylvania and Sterling shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(c) Pennsylvania and Sterling shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects. In connection therewith, Pennsylvania and Sterling shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other.

      SECTION 5.04 — Taking of Necessary Actions. Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

      SECTION 5.05 — No Solicitation. Pennsylvania shall not, nor shall it authorize or permit any of its officers, directors, shareholders, or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a) Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

(b) Enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal;

(c) Agree to or endorse any Acquisition Proposal;

unless the failure to do so shall, in the good faith judgment of the Pennsylvania board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty by Pennsylvania’s directors under the laws of the Commonwealth of Pennsylvania. Pennsylvania shall notify Sterling as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written communication) for: (A) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Pennsylvania, any Pennsylvania Subsidiary, or any other business combination involving Pennsylvania or any Pennsylvania Subsidiary; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Pennsylvania Common Stock or the then outstanding shares of common stock of any Pennsylvania Subsidiary.

      SECTION 5.06 — Update of Disclosure Schedules. Through the Closing Date, Pennsylvania shall update the Pennsylvania Disclosure Schedule, and Sterling shall update the Sterling Disclosure Schedule, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

      SECTION 5.07 — Other Undertakings by Sterling and Pennsylvania.

      (a) Undertakings of Pennsylvania.

(i) Shareholder Approval. Pennsylvania shall submit this Agreement to its shareholders for approval at the Pennsylvania Shareholders Meeting with the recommendation that its shareholders approve this Agreement and the Merger.

(ii) Phase I Environmental Audit. Pennsylvania shall permit Sterling, if Sterling elects to do so, at its own cost and expense, to cause a “phase I environmental audit” to be performed at any physical location owned or occupied by Pennsylvania or any Pennsylvania Subsidiary. Sterling must commence a “phase I environmental audit” within sixty (60) days of the date of this Agreement or Sterling’s right to perform such an audit shall be waived.

(iii) Pennsylvania Employee Stock Purchase Plan. In the event the Effective Date shall not have occurred on or before December 31, 2004, and this Agreement shall not have been terminated pursuant to Article VII hereof, Pennsylvania hereby agrees to suspend the Pennsylvania Employee Stock Purchase Plan immediately following the automatic exercise of options thereunder on December 31, 2004; or, in the event the Effective Date shall occur on or before December 31, 2004, Pennsylvania agrees to amend the Pennsylvania Employee Stock Purchase Plan to cause the “Purchase Date” thereunder to be deemed to occur on the Business Day immediately preceding such Effective Date and to terminate the Pennsylvania Employee Stock Purchase Plan effective on the Effective Date.

      (b) Undertakings of Sterling and Pennsylvania.

(i) Filings and Approvals. Sterling and Pennsylvania shall cooperate with each other in the preparation and filing, as soon as practicable, of:

(A) The Applications;

(B) The Registration Statement (including the Prospectus/ Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

(C) All other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii) Public Announcements. Sterling and Pennsylvania shall consult upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

(iii) Maintenance of Insurance. Sterling and each Sterling Subsidiary, and Pennsylvania and each Pennsylvania Subsidiary, shall maintain insurance in such amounts as Sterling and Pennsylvania, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iv) Maintenance of Books and Records. Sterling and each Sterling Subsidiary, and Pennsylvania and each Pennsylvania Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(v) Taxes. Sterling and each Sterling Subsidiary, and Pennsylvania and each Pennsylvania Subsidiary, shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi) Outside Service Bureau Contracts. Sterling and Pennsylvania shall cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any contract or arrangement Pennsylvania or any Pennsylvania Subsidiary may have with an outside service bureau or other vendor of services and substitute a contract or arrangement between Sterling or any Sterling Subsidiary (as Sterling shall elect) and Pennsylvania for the provision of similar services to Pennsylvania or any Pennsylvania Subsidiary on terms and conditions mutually acceptable to Pennsylvania and Sterling. Except as otherwise provided in this Agreement, nothing in this Section 5.07(b)(vi) shall be construed as obligating Pennsylvania to terminate any contract or arrangement.

(vii) In-House Operations. Sterling and Pennsylvania shall, subject to applicable legal requirements, cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any in-house back office, support, processing or other operational activities or services of Pennsylvania or any Pennsylvania Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between Sterling or any Sterling Subsidiary (as Sterling shall select) and Pennsylvania for the provision of similar services to Pennsylvania or any Pennsylvania Subsidiary on terms and conditions mutually acceptable to Pennsylvania and Sterling. Except as otherwise provided in this Agreement, nothing in this Section 5.07(b)(vii) shall be construed as obligating Pennsylvania to terminate any activity or service.

(viii) Delivery of Financial Statements. Pennsylvania shall deliver to Sterling, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended March 31, 2004, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

(ix) Delivery of SEC or Regulatory Filings and Documents. Sterling and Pennsylvania shall each deliver to the other copies of all reports filed with the SEC under the Exchange Act or with Regulatory Authorities promptly upon the filing thereof.

(x) Other Matters. Sterling and Pennsylvania shall each use reasonable best efforts and cooperate with each other to cause the Closing Date to occur on or before December 31, 2004; however, nothing herein shall be construed as committing either party to close the transaction contemplated by this Agreement on or before such date.

      (c) Undertakings of Sterling.

(i) Employees, Severance Policy.

(A) Subject to Sterling’s usual personnel and qualification policies, Sterling will endeavor to continue the employment of all current Non-Management Employees of Pennsylvania in positions that will contribute to the successful performance of the combined organization. More specifically, Sterling will, after consultation with Pennsylvania prior to the Closing Date, inform each Pennsylvania employee of the likelihood of such employee having continued employment with Sterling, or any Sterling Subsidiary following the Closing, and will permit any Pennsylvania employee to apply for any employment position posted as available with Sterling, or any Sterling Subsidiary. Sterling will give any Pennsylvania applicant priority consideration. Where there is a coincidence of responsibilities, Sterling will try to reassign the affected individual to a needed position that uses the skills and abilities of the individual. If that is impracticable or if Sterling elects to eliminate a position or does not offer the employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level in a work location that is both within twenty five (25) miles of the employee’s then current work location with Pennsylvania and within fifty (50) miles of the employee’s then current residence), Sterling will make severance payments to the displaced employee as set forth in this Section 5.07(c)(i).

(B) Sterling will grant an eligible exempt employee eight (8) weeks of severance pay plus two (2) weeks of severance pay for each year of service up to a maximum of fifty-two (52) weeks of severance pay, together with outplacement costs of up to $5,000, and continued medical benefits paid for the severance payment term. Sterling will grant an eligible non-exempt employee four (4) weeks of severance pay plus two (2) weeks of severance pay for each year of service up to a maximum of twenty-six (26) weeks of severance pay, together with outplacement costs of up to $2,500, and continued medical benefits paid for the severance payment term.

(C) All employees of Pennsylvania or of any Pennsylvania Subsidiary on the date hereof will be eligible for severance benefits set forth in this Section 5.07(c)(i), except that no employee of Pennsylvania or of any Pennsylvania Subsidiary who shall receive any severance benefits as provided hereunder shall also be eligible for any payment or benefit pursuant to any “change in control” agreement, employment agreement or similar plan or right.

(D) Each person eligible for severance benefits will remain eligible for such benefits if his or her employment is terminated, other than for “cause,” or voluntarily terminates his or her employment after being offered a position that is not “comparable employment” as defined in Section 5.07(c)(i)(A) above, within twelve months after the Effective Date. Any person whose employment with Sterling or any Sterling Subsidiary is terminated without “cause” after twelve months from the Effective Date shall receive such severance benefit from Sterling or such Sterling Subsidiary as is provided for in Sterling’s general severance policy for such terminations (with full credit being given for each year of service with Pennsylvania or any Pennsylvania Subsidiary).

(E) For purposes of this Section 5.07(c)(i), “cause” means the employer’s good faith reasonable belief that the employee (1) committed fraud, theft or embezzlement; (2) falsified corporate records; or (3) disseminated confidential information concerning customers, Sterling, any Sterling Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy.

(ii) Employee Benefits.

(A) As of the Effective Date, each employee of Pennsylvania or of any Pennsylvania Subsidiary who becomes an employee of Sterling or of any Sterling Subsidiary shall be entitled to full credit for each year of service with Pennsylvania of the Pennsylvania Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Sterling’s, or as appropriate, in the Sterling Subsidiary’s, employee benefit plans, programs and policies. Sterling shall use the original date of hire by Pennsylvania or a Pennsylvania Subsidiary in making these determinations.

(B) The employee benefits provided to former employees of Pennsylvania or a Pennsylvania Subsidiary after the Effective Date shall be reasonably equivalent in the aggregate to the employee benefits provided by Sterling or its Subsidiaries to their similarly situated employees. The medical, dental and life insurance plans, programs or policies, if any, that become applicable to former employees of Pennsylvania or any Pennsylvania Subsidiary shall not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents.

(C) Subject to the other provisions of this Section 5.07(c)(ii) and Section 2.07, after the Effective Date, Sterling may discontinue, amend, convert to, or merge with, a Sterling or Sterling Subsidiary plan any Pennsylvania Benefit Plan, subject to the plan’s provisions and applicable law.

(iii) Indemnification, Insurance.

(A) For six (6) years after the Effective Date (except as described below), Sterling shall indemnify, defend and hold harmless the present and former directors, and officers of Pennsylvania and PSB (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Date (and also advance expenses incurred) to the extent permitted by Sterling’s articles of incorporation, and bylaws, and applicable law, (i) including actions or omissions occurring in connection with the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Date, and (ii) excepting liability for fraud, deception or intentional misrepresentation; provided, however, that Sterling shall not have an obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction or Regulatory Authority shall ultimately determine, and such determination shall become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or the Regulatory Authority.

(B) For a period of six (6) years following the Effective Date, Sterling shall pay the premiums for a Director and Officer Liability Insurance Tail Policy for the Directors and Officers of Pennsylvania and PSB as of the Effective Date and for all former directors and officers of Pennsylvania and PSB, if insurable by an insurance carrier within the financial limitations of this Section 5.07(c)(iii), with conditions and terms substantially comparable to the Director and Officer Liability Policy of Pennsylvania as of the date of this Agreement, so long as the policy can be obtained at a cost not in excess of 150% of the rate for such Director and Officer Liability Insurance Tail Policy, in effect as of the date of this Agreement. In the event Sterling is unable to obtain a Director and Officer Liability Insurance Tail Policy at a cost not in excess of 150% of such rate, Sterling shall obtain a Director and Officer Liability Insurance Tail Policy with the maximum coverage reasonably available for a cost that is equal to 150% of the rate.

(iv) Grant of Stock Options. At the first meeting of the board of directors of Sterling following the Effective Date, the Chief Executive Officer, Chief Business Services Officer and Chief Personal Services Officer of PSB, or such persons occupying similar positions, however titled, at PSB shall be eligible to participate in Sterling’s Stock Option Plan at levels comparable to other similarly situated executives at Sterling. Furthermore, the Board of Directors of PSB may recommend that Sterling make, and Sterling agrees to grant in accordance with such recommendation, incentive stock option awards of up to five hundred (500) options each to a maximum of fifteen employees of PSB.

(v) Reorganization. Through the Closing Date, Sterling shall not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of IRC Section 368.

(vi) Conduct of Sterling’s Business. Through the Closing Date, Sterling shall use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of Sterling and others with whom business relationships exist.

ARTICLE VI

CONDITIONS

      SECTION 6.01 — Conditions to Pennsylvania’s Obligations under this Agreement. The obligations of Pennsylvania hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Pennsylvania pursuant to Section 8.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, Sterling to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by Sterling, and Pennsylvania shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations. The obligations of Sterling required by this Agreement to be performed by Sterling at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Sterling set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c) Approvals of Regulatory Authorities. Procurement by Pennsylvania and Sterling of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions.

(d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate. Sterling shall have delivered to Pennsylvania a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.01 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by Sterling’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g) Tax Opinion. Pennsylvania shall have received an opinion of Rhoads & Sinon LLP or Beard Miller Company, LLP, special counsel to Pennsylvania, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than Sterling Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of Pennsylvania, Sterling and others.

(h) Approval by Pennsylvania’s Shareholders. This Agreement shall have been approved by the shareholders of Pennsylvania by such vote as is required by the BCL and the articles of incorporation and bylaws of Pennsylvania.

(i) Other Documents. Pennsylvania shall have received such other certificates, documents or instruments from Sterling or its officers or others as Pennsylvania shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(j) Nasdaq Listing. The Sterling Common Stock, to be issued in the Contemplated Transactions, shall be authorized for quotation on Nasdaq.

(k) Illegality. No statute, rule, or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

(l) Legal Opinion. Pennsylvania shall have been furnished with an opinion of Sterling’s legal counsel, dated the Closing Date, addressed to Pennsylvania, substantially to the effect set forth in Exhibit 5. Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Sterling or any Sterling Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the Commonwealth of Pennsylvania.

(m) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Sterling or any of the Sterling Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

      SECTION 6.02 — Conditions to Sterling’s Obligations under this Agreement. The obligations of Sterling hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sterling pursuant to Section 8.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, Pennsylvania and PSB to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by Pennsylvania and PSB, respectively, and Sterling shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations. The obligations of Pennsylvania and PSB required by this Agreement to be performed by Pennsylvania and PSB at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Pennsylvania set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c) Approvals of Regulatory Authorities. Procurement by Sterling and Pennsylvania of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to Sterling of the Contemplated Transactions.

(d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate. Pennsylvania shall have delivered to Sterling a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) and (h) of this Section 6.02 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by Sterling’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g) Tax Opinion or Letter. Sterling shall have received an opinion of Shumaker Williams, P.C., special counsel to Sterling, or a letter from Ernst & Young, LLP, Sterling’s independent certified public accountants, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than Sterling Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of Pennsylvania, Sterling and others.

(h) Approval by Pennsylvania’s Shareholders. This Agreement shall have been approved by the shareholders of Pennsylvania by such vote as is required by the BCL and the articles of incorporation and bylaws of Pennsylvania.

(i) Termination of Agreement. The Investment Agreement dated September 4, 2003, by and between Pennsylvania and National Penn Bancshares, Inc., and the Stock Purchase Agreement dated April 20, 1989 between Pennsylvania and National Penn Bancshares, Inc., shall both have been terminated by the parties thereto and thereafter be void and shall have no effect.

(j) Release and Waiver. Sterling shall have received executed Release from and Waiver of Rights Under Change of Control Letter Agreements in the form attached hereto as Schedule 3 from Donald J. Bonafede, Patricia A. Husic and George C. McAlister and Agreement and Releases in the form attached hereto as Schedule 4 from David W. Cathell and Paul H. Weidman, Jr.

(k) Other Documents. Sterling shall have received such other certificates, documents or instruments from Pennsylvania or its officers or others as Sterling shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(l) Phase I Environmental Audit Results. The results of any Phase I environmental audit conducted pursuant to Section 5.07(a)(ii) hereof shall not result in a Material Adverse Effect on Pennsylvania; provided, however that (i) any such environmental audit must be initiated within sixty (60) days of the date of this Agreement and (ii) Sterling must terminate or irrevocably waive its right to terminate the Agreement for failure of the condition set forth in this Section 6.02(j) within thirty (30) days of receiving the results of such environmental audit.

(m) Key Pennsylvania Management. Each Key Pennsylvania Management member shall remain employed by Pennsylvania or any Pennsylvania Subsidiary through the Effective Date.

(n) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Pennsylvania or any of the Pennsylvania Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

(o) Voting Agreement. In connection with the execution of this Agreement, each director, executive officer and shareholder owning ten percent (10%) or more of the common stock of Pennsylvania or any Pennsylvania Subsidiary shall have delivered to Sterling an executed Voting Agreement in the form attached hereto as Exhibit 2.

(p) Affiliates Letter. Sterling shall have received from each director and executive officer of Pennsylvania an executed counterpart of an affiliate’s agreement, in the form attached hereto as Exhibit 7.

(q) Landlord Consent. Sterling shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Pennsylvania is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect.

(r) Illegality. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

(s) Legal Opinion. Sterling shall have been furnished with an opinion of Pennsylvania’s legal counsel, dated the Closing Date, addressed to Sterling, substantially to the effect set forth in Exhibit 5. Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Pennsylvania or any Pennsylvania Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the Commonwealth of Pennsylvania.

ARTICLE VII

TERMINATION

      SECTION 7.01 — Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written consent of the parties hereto;

(b) By Sterling or Pennsylvania:

(i) If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.01(b) or 6.02(b), as the case may be) and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(ii) If the Closing Date shall not have occurred prior to March 31, 2005 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii) If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

(iv) If the Pennsylvania Shareholders vote but fail to approve the Merger at the Pennsylvania Shareholders Meeting.

(c) By Pennsylvania, no later than 5:00 p.m. prevailing Eastern Time on the Business Day immediately preceding the Closing Date, following a determination that the conditions described in subsection (a) of Exhibit 7.01(c) attached hereto have been met.

(d) By Sterling if Pennsylvania or any Pennsylvania Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise.

(e) By Pennsylvania if Pennsylvania or any Pennsylvania Subsidiary enters into any transaction described in (d) above after receipt of written advice of counsel that failure to do so would constitute a breach of fiduciary duty by Pennsylvania’s directors under the laws of the Commonwealth of Pennsylvania.

(f) By Sterling if Pennsylvania withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to Sterling regarding this Agreement or the Merger.

      SECTION 7.02 — Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 8.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of Sterling or Pennsylvania to the other, except for any liability of Sterling or Pennsylvania under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE VIII

MISCELLANEOUS

      SECTION 8.01 — Expenses and Other Fees.

      (a) Except as set forth in Section 8.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own financial consultants, accountants and counsel.

      (b) If Pennsylvania fails to complete the Merger after the occurrence of one of the following events, and Sterling shall not be in material breach of this Agreement, Pennsylvania shall immediately pay Sterling a fee of $2,000,000:

(i) A person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Sterling or an Affiliate of Sterling:

(A) Acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of Pennsylvania Common Stock; or

(B) Enters into an agreement, letter of intent or memorandum of understanding with Pennsylvania pursuant to which such person or group or any affiliate of such person or group would:

(1) Merge or consolidate, or enter into any similar transaction, with Pennsylvania;

(2) Acquire all or substantially all of the assets or liabilities of Pennsylvania; or

(3) Acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Pennsylvania Common Stock; or

(ii) Pennsylvania authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding described in subsection (b)(i)(B) above; or

(iii) The Pennsylvania shareholders vote but fail to approve the Merger at the Pennsylvania Shareholders Meeting, or the Pennsylvania Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

(A) The Pennsylvania Board of Directors shall have withdrawn or modified its recommendation that Pennsylvania shareholders approve and adopt this Agreement;

(B) There has been an announcement by a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Sterling or an Affiliate of Sterling, of an offer or proposal to acquire 10% or more of the Pennsylvania Common Stock then outstanding, or to acquire, merge, or consolidate with Pennsylvania, or to purchase all or substantially all of Pennsylvania’s assets and, within eighteen (18) months of such announcement Pennsylvania enters into an agreement with any person or group (or those terms as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) to acquire, merge, or consolidate with Pennsylvania or to purchase all or substantially all of Pennsylvania’s assets;

(C) Any one or more directors or executive officers of Pennsylvania or other persons who have signed a Voting Agreement, acting jointly or severally, and who, individually or in the aggregate, beneficially own one percent (1%) or more of the Pennsylvania Common Stock shall have failed to maintain continued ownership of the shares of Pennsylvania Common Stock over which he, she or they exercise sole or shared voting power (as identified on his, her or their signed Voting Agreements), as required by such signed Voting Agreements; or

(D) Any director or executive officer of Pennsylvania or other person who has signed a Voting Agreement shall have failed to vote at the Pennsylvania Shareholders Meeting the shares of Pennsylvania Common Stock over which he or she exercises sole or shared voting power (as identified on his or her signed Voting Agreement), as required by such signed Voting Agreement.

(iv) This Agreement is terminated pursuant to Section 7.01 (d), (e) or (f).

      SECTION 8.02 — Non-Survival of Representations and Warranties; Disclosure Schedules. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date. Without limiting the foregoing, Sections 1.02(d), (e) and (f), 2.07, 2.08, and 5.07(c)(i), (ii), (iii), (iv) and (v) shall survive the Closing.

      SECTION 8.03 — Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Closing Date, the parties may:

(a) Amend this Agreement;

(b) Extend the time for the performance of any of the obligations or other acts of either party hereto;

(c) Waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d) To the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

      This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      SECTION 8.04 — Entire Agreement.

      (a) This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement.

      (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

      SECTION 8.05 — No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

      SECTION 8.06 — Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

      (a) If to Sterling, to:

J. Roger Moyer, Jr.
President and Chief Executive Officer
Sterling Financial Corporation
101 North Pointe Boulevard
Lancaster, PA 17601
Fax: (570) 581-6033

with a copy to:

Nicholas Bybel, Jr.
Shumaker Williams, P.C.
3425 Simpson Ferry Road
Camp Hill, PA 17011
Fax: (717) 764-7419

      (b) If to Pennsylvania, to:

Thomas J. Sposito, II
President and Chief Executive Officer
The Pennsylvania State Banking Company
2148 Market Street
Camp Hill, PA 17001-0487

with a copy to:

Dean H. Dusinberre
Rhoads & Sinon LLP
One South Market Square
Harrisburg, PA 17101

      SECTION 8.07 — Disclosure Schedules. Information contained on either the Pennsylvania Disclosure Schedule or the Sterling Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

      SECTION 8.08 — Tax Disclosure. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is not effective until the earlier of (i) the date of the public announcement of discussions relating to the Contemplated Transactions, (ii) the date of the public announcement of the Contemplated Transactions, or (iii) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

      SECTION 8.09 — Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

      SECTION 8.10 — Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      SECTION 8.11 — Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

      SECTION 8.12 — Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

STERLING FINANCIAL CORPORATION

ATTEST:

/s/ DOUGLAS P. BARTON Vice President, Secretary	By /s/ J. ROGER MOYER, JR. ------------------------------------------ J. Roger Moyer, Jr. President and Chief Executive Officer

WITNESS	THE PENNSYLVANIA STATE BANKING COMPANY

/s/ DEAN H. DUSINBERRE ,	BY /s/ THOMAS J. SPOSITO, II ------------------------------------------ THOMAS J. SPOSITO, II President and Chief Executive Officer

EXHIBIT 1(A)

NATIONAL PENN BANCSHARES, INC.

SUPPORT AGREEMENT

(Attached at Annex C)

EXHIBIT 1(B)

IRREVOCABLE ELECTION FORM

(Attached at Annex C)

EXHIBIT 1(C)

AGREEMENT ON TERMINATION OF CONTRACT

(Attached at Annex C)

EXHIBIT 2

June      , 2004

Board of Directors

STERLING FINANCIAL CORPORATION
101 North Pointe Boulevard
Lancaster, PA 17601

      Re: Voting Agreement (this “Agreement”)

Dear Ladies and Gentlemen:

      The undersigned Shareholder (“Shareholder”) of The Pennsylvania State Banking Company, a Pennsylvania corporation (“Pennsylvania”), in order to induce Sterling Financial Corporation, a Pennsylvania corporation (“Sterling”) to enter into the Agreement and Plan of Merger, of even date, by and between Sterling and Pennsylvania (the “Merger Agreement”) hereby represents, warrants and agrees as follows:

1. Shareholder hereby represents and warrants that Shareholder owns beneficially (as defined in Rule 13d-3 under the Exchange Act) all of the shares of the capital stock of Pennsylvania, and options to acquire shares of capital stock of Pennsylvania, shown on Exhibit A attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Exhibit A, and such shares represent all of the shares, or rights to acquire shares, of capital stock of Pennsylvania owned by Shareholder. For purposes hereof, the shares of capital stock of Pennsylvania and the options to acquire shares of capital stock of Pennsylvania set forth on Exhibit A attached hereto, and any such shares and options hereafter acquired by Shareholder, shall be referred to herein as the “Stock.”

2. Shareholder will vote, or cause to be voted, in person or by proxy, all of the Stock as to which the Shareholder has or shares voting power, individually or, to the extent of the Shareholder’s proportionate interest, jointly with other persons, and will use his or her reasonable best efforts to cause any other shares of Stock over which he or she shares voting power to be voted (a) for approval of the Merger Agreement and the transactions contemplated thereby at any meeting of the Pennsylvania shareholders duly held for such purpose, and (b) against any action or proposal that is intended, or could reasonably be expected, to impede, interfere with, delay, or adversely affect the transactions contemplated by the Merger Agreement.

3. Shareholder will not, nor will Shareholder permit any Person under Shareholder’s “control” (as defined for purposes of Rule 144 under the Securities Act) to, deposit any of the Stock in a voting trust or subject any of the Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Agreement.

4. Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law), the Stock or any of Shareholder’s voting rights with respect to the Stock, except such hypothecation or pledge as otherwise disclosed on Exhibit A; or subsequent to the shareholder meeting of Pennsylvania held in connection with the vote on the Merger Agreement or pursuant to a gift where the donee has agreed in writing to abide by the terms of this Letter Agreement.

5. Irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and, therefore, Sterling shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

6. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a

Board of Directors
June      , 2004

default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Stock under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, (ii) any statute, law, code, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Regulatory Authority, or (iii) the organizational documents of Shareholder, if applicable.

7. Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Stock as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors and assigns (as applicable) of the parties hereto. The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

9. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. This Agreement may not be amended except by an instrument in writing signed by Shareholder and Sterling.

12. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement. Shareholder and Sterling shall be deemed to be the sole “parties” to this Agreement.

13. Shareholder understands and acknowledges that Sterling is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

14. It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder of Pennsylvania and owner of the Stock and is not in any way intended to affect the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of Pennsylvania or any of its Subsidiaries, which responsibilities and fiduciary duties take precedence over Shareholder’s position as a Pennsylvania Shareholder.

Board of Directors
June      , 2004

      Notwithstanding the foregoing, Shareholder acknowledges and agrees that the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of Pennsylvania shall not, in any respect, affect or alter, or be deemed to permit Shareholder to terminate or circumvent, Shareholder’s obligation to comply with the terms of this Agreement (including, without limitation, Shareholder’s obligations under Section 2 hereof), nor shall the exercise of any such responsibilities and fiduciary duties by Shareholder affect any of Sterling’s rights hereunder.

Very truly yours,

Printed Name:

ACKNOWLEDGED AND AGREED:

STERLING FINANCIAL CORPORATION

By:

Name: J. Roger Moyer, Jr.

Title:	President and Chief Executive Officer

EXHIBIT A

Name	Class of Shares	Number of Shares

Encumbrances

EXHIBIT 3

EMPLOYMENT AGREEMENT BY AND AMONG

THOMAS J. SPOSITO, II, PENNSYLVANIA STATE BANK,
THE PENNSYLVANIA STATE BANKING COMPANY
AND STERLING FINANCIAL CORPORATION

(Attached as Annex E)

EXHIBIT 4

EMPLOYMENT AGREEMENT BY AND AMONG

ROBERT M. GARST, PENNSYLVANIA STATE BANK,
THE PENNSYLVANIA STATE BANKING COMPANY
AND STERLING FINANCIAL CORPORATION

(Attached as Annex F)

EXHIBIT 5

FORM OF LEGAL OPINION OF STERLING’S COUNSEL

      1.     Sterling has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.

      2.     Sterling has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus/ Proxy Statement.

      3.     The shares of common stock of Sterling being issued to the shareholders of Pennsylvania upon the consummation of the Contemplated Transactions are duly authorized, validly issued, fully paid and non-assessable.

      4.     The Agreement is a valid and binding obligation of Sterling, enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of federally insured financial institutions or their holding companies, and subject to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that any provisions regarding indemnification for losses arising under the Securities Laws may be unenforceable as against public policy).

      5.     To our knowledge, all authorizations and approvals required to be received from the federal and state banking and holding company regulators for Sterling in order for Sterling to consummate the transactions contemplated by the Agreement have been received and to our knowledge no action has been taken, or is pending or threatened, to revoke any such authorization or approval.

      6.     Based upon advice received from the Securities and Exchange Commission, the registration statement for the issuance of the common stock of Sterling to the shareholders of Pennsylvania is effective under the Securities Act and no stop order suspending the effectiveness has been issued under the Securities Act or proceedings therefore initiated by the Securities and Exchange Commission or, to our knowledge, any state securities commissions or administrators.

      7.     The execution and delivery of the Agreement by Sterling, the incurring of the obligations of Sterling set forth therein and the consummation of the transactions contemplated therein have been duly authorized by all necessary corporate action of Sterling, and, to our knowledge, based solely upon a certificate of a responsible officer of Sterling, will not constitute a material breach of, or default under, or result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of Sterling which are material to its business, pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which Sterling is a party or by which it may be bound, or to which any of its property or assets is subject. In addition, such action will not result in any contravention of the provisions of the articles of incorporation or bylaws of Sterling or, to our knowledge, any applicable law, act, regulation or order or court order, writ, injunction or decree.

EXHIBIT 6

FORM OF LEGAL OPINION OF PENNSYLVANIA’S COUNSEL

      1.     Pennsylvania has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.

      2.     Pennsylvania has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus/ Proxy Statement.

      3.     PSB is duly organized and is a validly existing commercial bank, organized under the laws of the Commonwealth of Pennsylvania, duly authorized to conduct its business in the Commonwealth of Pennsylvania and own its property as described in the Prospectus/ Proxy Statement.

      4.     The deposit accounts of PSB are insured by the FDIC up to the maximum amount allowed under law.

      5.     The Agreement is a valid and binding obligation of Pennsylvania, enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of federally insured financial institutions or their holding companies, and subject to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that any provisions regarding indemnification for losses arising under the Securities Laws may be unenforceable as against public policy).

      6.     The Agreement has been duly approved by the required vote of the directors and shareholders of Pennsylvania.

      7.     To our knowledge, all authorizations and approvals required to be received from the federal and state banking and holding company regulators for Pennsylvania in order for Pennsylvania to consummate the transactions contemplated by the Agreement have been received and to the best of our knowledge, no action has been taken, or is pending or threatened, to revoke any such authorization or approval.

      8.     The execution and delivery of the Agreement by Pennsylvania, the incurring of the obligations of Pennsylvania set forth therein and the consummation of the transactions contemplated therein have been duly authorized by all necessary corporate action of Pennsylvania, and, to our knowledge, based solely upon a certificate of a responsible officer of Pennsylvania, will not constitute a material breach of, or default under, or result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of Pennsylvania or PSB which are material to their business considered as one enterprise, pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which Pennsylvania or PSB is a party or by which any of them may be bound, or to which any of the property or assets of Pennsylvania or PSB is subject. In addition, such action will not result in any contravention of the provisions of the certificate of incorporation, organization certificate or charter, as applicable, or bylaws of Pennsylvania or PSB or, to our knowledge, applicable law, act, regulation or order or court order, writ, injunction or decree.

Exhibit 7.01(c)

TERMINATION PROVISION

      (a) Pennsylvania shall have the right to terminate the Agreement in accordance with Section 7.01(c) if both:

(i) the Average Closing Price is less than $21.21 and

(ii) the Sterling Ratio is less than the Index Ratio by more than 20%.

      (b) For purposes of this Schedule 7.01(c), the following terms shall have the meanings indicated:

“Starting Date Price” shall mean the market value of a share of Sterling Common Stock on the Starting Date, which by agreement of the parties hereto is determined to be $28.90.

“Sterling Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average Closing Price by the Starting Date Price.

“Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Period Peer Bank Index Value by the Starting Date Peer Bank Index Value.

“Peer Bank Group” shall mean the sixteen bank or thrift holding companies listed on Exhibit X hereto, the common stocks of all of which shall have been publicly traded; provided, however, that there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirer’s market capitalization, in which case the company or companies shall be excluded from the Peer Bank Group. In the event that any company or companies are removed from the Peer Bank Group, the respective weightings of the companies remaining in the Peer Bank Group shall be adjusted for purposes of determining the Peer Bank Index Value and the Starting Date Peer Bank Group Index Value shall be redetermined with respect to the reconstituted Peer Group.

“Peer Bank Index Value” shall mean the weighted average (which weights have been determined based upon relative market capitalization) of the closing sales prices per share of the companies comprising the Peer Bank Group.

“Starting Date” shall mean April 12, 2004

“Starting Date Peer Bank Index Value” shall mean the Peer Bank Index Value on the Starting Date, which by agreement of the parties hereto is determined to be $30.11.

“Determination Period Peer Bank Index Value” shall mean the average of the Peer Bank Index Values for each of the days in the Determination Period.

      (c) If any company within the Peer Bank Group or Sterling effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Startling Date and the Determination Date, the prices for the common stock of such company or Sterling shall be appropriately adjusted for purposes of this Schedule 7.01(c)

Schedule X Walk-away Calculation

			Closing	4/12/04
			Price on	Market Cap
Company Name	State	Tickler	4/12/04	($mil)	Wght

Columbia Bancorp	MD	CBMD	$31.15	$224	4.22%
Community Banks, Inc.	PA	CMTY	31.58	387	7.30%
Pennsylvania Commerce Bancorp, Inc.	PA	COBH	49.50	116	2.19%
Citizens & Northern	PA	CZNC.OB	25.30	205	3.87%
First Mariner Bancorp	MD	FMAR	18.80	108	2.03%
First United Corporation	MD	FUNC	24.52	149	2.81%
Harleysville National Corporation	PA	HNBC	28.48	683	12.87%
Interchange Financial Services Corporation	NJ	IFCJ	23.15	295	5.55%
Lakeland Bancorp, Incorporated	NJ	LBAI	16.47	263	4.96%
PennRock Financial Services Corp.	PA	PRFS	2979	228	4.28%
Royal Bancshares of Pennsylvania, Inc.	PA	RBPAA	25.70	305	5.75%
Sandy Spring Bancorp, Inc.	MD	SASR	36.52	530	9.98%
Sun Bancorp, Inc.	NJ	SNBC	23.51	331	6.23
S&T Bancorp, Inc.	PA	STBA	30.14	802	15.11%
Univest Corporation of Pennsylvania	PA	UVSP	49.70	425	8.01%
Yardville National Bancorp	NJ	YANB	24.59	257	4.84%
Index Value (Market-Cap Weighted)			$30.11	$5,310

ANNEX B

FORM OF VOTING AGREEMENT

June      , 2004

Board of Directors
STERLING FINANCIAL CORPORATION
101 North Pointe Boulevard
Lancaster, PA 17601

      Re: Voting Agreement (this “Agreement”)

Dear Ladies and Gentlemen:

      The undersigned Shareholder (“Shareholder”) of The Pennsylvania State Banking Company, a Pennsylvania corporation (“Pennsylvania”), in order to induce Sterling Financial Corporation, a Pennsylvania corporation (“Sterling”) to enter into the Agreement and Plan of Merger, of even date, by and between Sterling and Pennsylvania (the “Merger Agreement”) hereby represents, warrants and agrees as follows:

      1. Shareholder hereby represents and warrants that Shareholder owns beneficially (as defined in Rule 13d-3 under the Exchange Act) all of the shares of the capital stock of Pennsylvania, and options to acquire shares of capital stock of Pennsylvania, shown on Exhibit A attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Exhibit A, and such shares represent all of the shares, or rights to acquire shares, of capital stock of Pennsylvania owned by Shareholder. For purposes hereof, the shares of capital stock of Pennsylvania and the options to acquire shares of capital stock of Pennsylvania set forth on Exhibit A attached hereto, and any such shares and options hereafter acquired by Shareholder, shall be referred to herein as the “Stock.”

      2. Shareholder will vote, or cause to be voted, in person or by proxy, all of the Stock as to which the Shareholder has or shares voting power, individually or, to the extent of the Shareholder’s proportionate interest, jointly with other persons, and will use his or her reasonable best efforts to cause any other shares of Stock over which he or she shares voting power to be voted (a) for approval of the Merger Agreement and the transactions contemplated thereby at any meeting of the Pennsylvania shareholders duly held for such purpose, and (b) against any action or proposal that is intended, or could reasonably be expected, to impede, interfere with, delay, or adversely affect the transactions contemplated by the Merger Agreement.

      3. Shareholder will not, nor will Shareholder permit any Person under Shareholder’s “control” (as defined for purposes of Rule 144 under the Securities Act) to, deposit any of the Stock in a voting trust or subject any of the Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Agreement.

      4. Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law), the Stock or any of Shareholder’s voting rights with respect to the Stock, except such hypothecation or pledge as otherwise disclosed on Exhibit A; or subsequent to the shareholder meeting of Pennsylvania held in connection with the vote on the Merger Agreement or pursuant to a gift where the donee has agreed in writing to abide by the terms of this Letter Agreement.

      5. Irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and, therefore, Sterling shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

      6. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Stock under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, (ii) any statute, law, code, rule, or regulation, or

Board of Directors
June      , 2004

any judgment, order, ordinance, writ, injunction, or decree of, any Regulatory Authority, or (iii) the organizational documents of Shareholder, if applicable.

      7. Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Stock as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

      8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors and assigns (as applicable) of the parties hereto. The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

      9. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      10. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      11. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. This Agreement may not be amended except by an instrument in writing signed by Shareholder and Sterling.

      12. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement. Shareholder and Sterling shall be deemed to be the sole “parties” to this Agreement.

      13. Shareholder understands and acknowledges that Sterling is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

      14. It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder of Pennsylvania and owner of the Stock and is not in any way intended to affect the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of Pennsylvania or any of its Subsidiaries, which responsibilities and fiduciary duties take precedence over Shareholder’s position as a Pennsylvania Shareholder.

      Notwithstanding the foregoing, Shareholder acknowledges and agrees that the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of Pennsylvania shall not, in any respect, affect or alter, or be deemed to permit Shareholder to terminate or circumvent, Shareholder’s obligation to comply with the terms of this Agreement (including, without limitation, Shareholder’s

Board of Directors
June      , 2004

obligations under Section 2 hereof), nor shall the exercise of any such responsibilities and fiduciary duties by Shareholder affect any of Sterling’s rights hereunder.

Very truly yours,

Printed Name:

ACKNOWLEDGED AND AGREED:

STERLING FINANCIAL CORPORATION

By:

Name: J. Roger Moyer, Jr.

Title:	President and Chief Executive Officer

Exhibit A

	Class of	Number of
Name	Shares	Shares

Encumbrances

ANNEX C

SUPPORT AGREEMENT, DATED JUNE 14, 2004,

FROM NATIONAL PENN BANCSHARES, INC.
TO STERLING FINANCIAL CORPORATION

June 14, 2004

Board of Directors
STERLING FINANCIAL CORPORATION
101 North Pointe Boulevard
Lancaster, PA 17601

Re:	National Penn Bancshares, Inc. Support Agreement (this “Agreement”)

Dear Ladies and Gentlemen:

      Reference is made to that certain Agreement and Plan of Merger, dated of even date herewith by and between Sterling Financial Corporation (“Sterling”) and Pennsylvania State Banking Company (“Pennsylvania”) (the “Merger Agreement”).

      In connection with the execution and performance of the Merger Agreement, and as an inducement to your execution and performance of the Merger Agreement, National Penn Bancshares, Inc., (“National Penn”) or (“Shareholder”) intending to be legally bound hereby represents, warrants, covenants and agrees as follows:

1. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Merger Agreement and the term “National Penn” as used in this Agreement shall be deemed to include any National Penn Subsidiary, successor, assignee, transferee or controlled business entity.

2. National Penn represents, warrants, covenants and agrees that neither it nor any of its Subsidiaries or controlled business entities (i) beneficially own, hold or control shares of Sterling Common Stock (as defined in Rule 13d-3 of the Exchange Act) as of the date of this Agreement; (ii) will directly acquire any shares of Sterling Common Stock prior to the Effective Date of the Merger Agreement and (iii) other than as provided in the Investment Agreement dated September 4, 2003 by and between Pennsylvania and National Penn and the Stock Purchase Agreement dated April 29, 1989 by and between PSB and National Penn, hold or own, directly or indirectly, any options, warrants or other securities convertible to Pennsylvania Common Stock or the common stock of Pennsylvania State Bank or any other form of capital stock of Pennsylvania or Pennsylvania State Bank.

3. Concurrently with the execution and delivery of this Agreement, National Penn has executed an Agreement agreeing to terminate the Investment Agreement dated September 4, 2003 by and between Pennsylvania and National Penn and the Stock Purchase Agreement dated April 29, 1989 by and between PSB and National Penn on the Effective Date of the Merger.

4. On the Effective Date of the Merger Agreement, the Investment Agreement dated September 4, 2003, by and between Pennsylvania and National Penn and the Stock Purchase Agreement dated April 20, 1989 by and between Pennsylvania State Bank and National Penn will terminate and become null and void.

5. Concurrently with the execution and delivery of this Agreement, National Penn has executed and submitted to Sterling an irrevocable Election Form (as defined in the Merger Agreement) electing to receive Common Stock Consideration for 385,414 shares of Pennsylvania Common Stock which is beneficially owned by National Penn or and Cash Consideration for 42,824 shares of Pennsylvania Common Stock which is beneficially owned by National Penn, or any successor, assignee or transferee of National Penn (the “National Penn Shares”) (the “National Penn Election”) as attached hereto. Sterling acknowledges and agrees that the National Penn Election shall not be subject to the allocation procedures set forth in the Merger Agreement and that National Penn shall receive its allocable portion of the Merger Consideration in the form elected by National Penn in the National Penn Election. National Penn agrees and covenants that it will not revoke the National Penn Election prior to or on the Effective Date; provided, that the National Penn Election shall be null and void if there is a termination of the Merger Agreement in accordance with its terms or if the Merger is not consummated on or before March 31, 2005 (the “National Penn Termination Date”).

6. Covenants of National Penn

(a) Until the earlier of the Effective Date, the termination of the Merger Agreement in accordance with its terms or the National Penn Termination Date, National Penn shall not, without the written consent of Sterling, (i) directly or indirectly sell, encumber or otherwise transfer any of the National Penn Shares or cause or permit any of the National Penn Shares to be sold or otherwise transferred; (ii) negotiate, or have discussions or contact with any third party other than Sterling regarding the sale or transfer of the National Penn Shares; (iii) enter in any agreement to sell, exchange or transfer any of the National Penn Shares; or (iv) purchase any Pennsylvania Common Stock or Sterling Common Stock.

(b) Until the earlier of the Effective Date of the Merger, the termination of the Merger Agreement in accordance with its terms or the National Penn Termination Date, National Penn shall not, without the written consent of Sterling, exercise, sell or assign any Warrants, options or securities convertible into shares of Pennsylvania owned by National Penn.

7. National Penn hereby represents and warrants that National Penn or a Subsidiary of National Penn owns of record and beneficially (as defined in Rule 13d-3 under the Exchange Act), good and valid title to all of the shares of the capital stock of Pennsylvania, and options to acquire shares of capital stock of Pennsylvania, shown on Exhibit A attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Exhibit A, and such shares represent all of the shares, or rights to acquire shares, of capital stock of Pennsylvania owned by National Penn. For purposes hereof, the shares of capital stock of Pennsylvania and the options to acquire shares of capital stock of Pennsylvania set forth on Exhibit A attached hereto, and any such shares and options hereafter acquired by National Penn, shall be referred to herein as the “Stock.”

8. National Penn will vote, or cause to be voted, all of the Stock in person or by proxy, (a) for approval of the Merger Agreement and the transactions contemplated thereby at any meeting of the Pennsylvania shareholders duly held for such purpose, and (b) against any action or proposal that is intended, or could reasonably be expected, to impede, interfere with, delay, or adversely affect the transactions contemplated by the Merger Agreement.

9. National Penn will not, nor will National Penn permit any Person under National Penn’s “control” (as defined for purposes of Rule 144 under the Securities Act) to, deposit any of the Stock in a voting trust or subject any of the Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Agreement.

10. National Penn will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law), the Stock or any of National Penn’s voting rights with respect to the Stock, except such hypothecation or pledge as otherwise disclosed on Exhibit A.

11. Irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and, therefore, Sterling shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

12. The execution and delivery of this Agreement by National Penn does not, and the performance by National Penn of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Stock under, (i) any contract, commitment or agreement, to which National Penn is a party or by which National Penn is bound,

(ii) any statute, law, code, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Regulatory Authority, or (iii) the organizational documents of National Penn, if applicable.

13. National Penn has full power and authority to execute, deliver and perform this Agreement, to vote the Stock as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions on the part of National Penn are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by National Penn and constitutes a valid and binding agreement of National Penn, enforceable against National Penn in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law).

14. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors and assigns (as applicable) of the parties hereto.

15. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

16. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

17. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. This Agreement may not be amended except by an instrument in writing signed by National Penn and Sterling.

18. National Penn and Sterling shall be deemed to be the sole “parties” to this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

      19. National Penn understands and acknowledges that Sterling is entering into the Merger Agreement in reliance upon National Penn’s execution, delivery and performance of this Agreement.

NATIONAL PENN BANCSHARES, INC.

/s/ WAYNE R. WEIDNER

By: Wayne R. Weidner

Title:	Chairman and CEO

      ACKNOWLEDGED AND AGREED:

STERLING FINANCIAL CORPORATION

By:	/s/ J. ROGER MOYER, JR.

Name: J. Roger Moyer, Jr.

Title:	President and Chief Executive Officer

Exhibit A

Class of Shares	Number of Shares

Common	428,238

Options, Warrants and Other Rights

      See Investment Agreement dated September 4, 2003 by and between Pennsylvania and National Penn and the Stock Purchase Agreement dated April 29, 1989 by and between PSB and National Penn.

Encumbrances

      The National Penn shares may be pledged to National Penn Bank (a national banking association and wholly-owned Subsidiary of National Penn) or another affiliate of National Penn as collateral for an inter-company lean from National Penn Bank to National Penn to satisfy National Penn’s collateral requirements under Sections 23A and B of the Federal Reserve Act and the Federal Reserve’s Regulation W. Such pledge, if and when it occurs, will not restrict, in any manner, National Penn’s ability to satisfy its obligations under this Agreement.

IRREVOCABLE ELECTION FORM

ALLOCATION OF CONSIDERATION
NATIONAL PENN BANCSHARES, INC.

      In accordance with the Agreement and Plan of Merger by and between The Pennsylvania State Banking Company (“Pennsylvania”) and Sterling Financial Corporation (“Sterling”) dated June 14, 2004 (the “Merger Agreement”), National Penn Bancshares, Inc. (“National Penn”) hereby agrees that in consideration of and as an inducement for Sterling to enter into the Merger Agreement that:

      (1) Capitalized terms used herein and not otherwise defined have the meaning given such terms in the Merger Agreement and the term “National Penn” as used in this Agreement shall be deemed to include any National Penn Subsidiary, successor, assignee, transferee or controlled business entity.

      (2) National Penn hereby irrevocably elects to receive Common Stock Consideration for 385,414 shares of Pennsylvania Common Stock which are beneficially owned by National Penn and Cash Consideration for 42,824 shares of Pennsylvania Common Stock which are beneficially owned by National Penn (the “National Penn Election”). The total number of shares delineated herein are the total number of shares of Pennsylvania Common Stock beneficially owned by National Penn and its affiliates, subsidiaries, assigns and controlled business entities (as defined in Rule 13d-3 of the Exchange Act).

The Pennsylvania Banking Company	Common
Common Stock Number of Shares	Stock	Cash

428,238	90%	10%

      (3) National Penn agrees and covenants that it will not revoke the National Penn Election prior to the Election Deadline.

      (4) Sterling acknowledges and agrees that the National Penn Election shall not be subject to the allocation procedures set forth in the Merger Agreement and that National Penn shall receive its allocable portion of the Merger Consideration in the form elected by National Penn in this National Penn Election.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

      (5) This National Penn Election shall be null and void if there is a termination of the Merger Agreement in accordance with its terms or if the Merger is not consummated on or before March 31, 2005.

      IN WITNESS WHEREOF, National Penn Bancshares, Inc., intending to be legally bound, has caused this Irrevocable Election Form to be duly executed as of June 14, 2004.

ATTEST:	NATIONAL PENN BANCSHARES, INC.

By: /s/ SANDRA L. SPAYD	By: /s/ WAYNE R. WEIDNER Wayne R. Weidner Chairman and CEO

ATTEST:	STERLING FINANCIAL CORPORATION

By: /s/ DOUGLAS P. BARTON	By: /s/ J. ROGER MOYER, JR. J. Roger Moyer, Jr. President and Chief Executive Officer

AGREEMENT ON TERMINATION OF CONTRACT

      THIS AGREEMENT is made as of June 14th, 2004, by and among THE PENNSYLVANIA STATE BANKING COMPANY (“Pennsylvania”), PENNSYLVANIA STATE BANK (“PSB”), NATIONAL PENN BANCSHARES, INC. (“National Penn”), and STERLING FINANCIAL CORPORATION (“Sterling”)(the “Agreement”).

      WHEREAS, PSB and National Penn entered into a Stock Purchase Agreement dated April 20, 1989 (the “Stock Purchase Agreement”); and

      WHEREAS, Pennsylvania and National Penn entered into an Investment Agreement dated September 4, 2003 (the “Investment Agreement”); and

      WHEREAS, Pennsylvania and Sterling are entering into an Agreement and Plan of Merger dated the same date as this Agreement (the “Merger Agreement”) whereby Pennsylvania will merge with and into Sterling and Sterling will be the surviving corporation (the “Merger”); and

      WHEREAS, the Merger Agreement requires that the Stock Purchase Agreement and Investment Agreement be terminated prior to or on the Effective Date of the Merger; and

      WHEREAS, it is the desire of Pennsylvania, PSB, National Penn, and Sterling to consummate the Merger, terminate the Stock Purchase Agreement, the Investment Agreement and any other options, warrants or other securities convertible to Pennsylvania Common Stock or the common stock of PSB or any other form of capital stock of Pennsylvania or PSB not exercised as of the date of this Agreement by National Penn.

      NOW, THEREFORE, Pennsylvania, PSB, National Penn, and Sterling, intending to be legally bound hereby, agree as follows:

      1. The capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the Merger Agreement and the term “National Penn” as used in this Agreement shall be deemed to include any National Penn Subsidiary, successor, assignee, transferee or controlled business entity.

      2. On the Effective Date of the Merger, the Stock Purchase Agreement and the Investment Agreement shall terminate and become null, void and of no further legal effect or force.

      3. On the Effective Date of the Merger, any options, warrants or other securities convertible to Pennsylvania Common Stock or the common stock of PSB or any other form of capital stock of Pennsylvania or PSB held or owned, directly or indirectly, by National Penn or any of its subsidiaries, assigns, successors or controlled entities not exercised as of the date of this Agreement shall terminate and become null, void and of no further legal effect or force.

      4. If the Merger Agreement is terminated in accordance with its terms, or if the Merger is not consummated on or before March 31, 2005 (the “National Penn Termination Date”), then this Agreement will terminate and be null, void and of no further legal effect or force at such time.

      5. National Penn has not assigned any of its rights under the Stock Purchase Agreement or the Investment Agreement as of the date of this Agreement other than to a Subsidiary of National Penn.

      6. Pennsylvania, PSB, and National Penn agree that there are no other agreements, other than the Stock Purchase Agreement and the Investment Agreement, between Pennsylvania, PSB, and/or National Penn or any of its subsidiaries, assigns, successors or controlled entities governing or affecting the rights of National Penn and any of its subsidiaries, assigns, successors or controlled entities in connection with Pennsylvania Common Stock or the common stock of PSB.

      7. Until the earlier of the Effective Date, the termination of the Merger Agreement in accordance with its terms, or the National Penn Termination Date, National Penn shall not (notwithstanding paragraph 8 of the Investment Agreement), without the written consent of Sterling, assign any of its rights under the Stock Purchase Agreement or the Investment Agreement or any shares of Pennsylvania Common Stock which it beneficially owns.

      8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      9. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      10. This Agreement may not be amended except by an instrument in writing signed by Pennsylvania, PSB, National Penn and Sterling.

      11. Notwithstanding Paragraph 7 above, this Agreement is not assignable. Any attempt by any party to assign its rights hereunder shall be null, void, and without legal effect or force.

      12. The parties to this Agreement agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and, therefore, Pennsylvania, PSB, and Sterling shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which they may be entitled.

      13. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WITNESS:	THE PENNSYLVANIA STATE BANKING COMPANY

/s/ DEAN H. DUSINBERRE	By	/s/ THOMAS J. SPOSITO, II ------------------------------ President and Chief Executive Officer

WITNESS:	PENNSYLVANIA STATE BANK

/s/ DEAN H. DUSINBERRE	By	/s/ THOMAS J. SPOSITO, II ------------------------------ President and Chief Executive Officer

ATTEST:	NATIONAL PENN BANCSHARES, INC.

/s/ SANDRA L. SPAYD	By	/s/ WAYNE R. WEIDNER ------------------------------ Wayne R. Weidner Chairman of the Board and CEO

ATTEST:	STERLING FINANCIAL CORPORATION

/s/ DOUGLAS P. BARTON	By	/s/ J. ROGER MOYER, JR. ------------------------------ J. Roger Moyer President and Chief Executive Officer

ANNEX D

OPINION OF JANNEY MONTGOMERY SCOTT LLC

June 14, 2004

The Board of Directors

The Pennsylvania State Banking Company
2148 Market Street
Camp Hill, PA 17011

Members of the Board:

     The Pennsylvania State Banking Company (“Pennsylvania”) and Sterling Financial Corporation (“Sterling”) have entered into an Agreement and Plan of Merger (“Merger Agreement”) providing for the merger of Pennsylvania with and into Sterling (the “Merger”). The proposed merger consideration is outlined in the Merger Agreement dated June 14, 2004. You have asked our opinion, as of the date hereof, whether the merger consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Pennsylvania.

     Pursuant to the Merger Agreement, each share of Pennsylvania will be exchanged for either $22.00 in cash or shares of Sterling Financial Corporation common stock (“Common Stock”) calculated by dividing $22.00 by Sterling’s average closing price for the 20 days ending three days prior to the closing of transaction (“Exchange Ratio”), provided that the Exchange Ratio not be greater than 0.8300 or less than 0.7239, subject to the overall consideration paid by Sterling to consist of between 70%-75% Sterling Common Stock and 25%-30% cash (“Merger Consideration”).

     Janney Montgomery Scott LLC, as part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. We have acted as financial advisor to Pennsylvania in connection with the Merger and will receive a fee for our services, a portion if which is contingent upon the consummation of the Merger. Pennsylvania has agreed to indemnify us for certain liabilities arising out of rendering this opinion. In addition, in the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Pennsylvania or Sterling for our own account or for the accounts of our customers.

     In rendering our opinion, we have, among other things:

(a) reviewed the historical financial performances, current financial positions and general prospects of Pennsylvania and Sterling;

(b) considered the proposed financial terms of the Merger and have examined the projected consequences of the Merger with respect to, among other things, market value, earnings and tangible book value per share of Sterling Common Stock;

(c) to the extent deemed relevant, analyzed selected public information of certain other banks and bank holding companies and compared Pennsylvania and Sterling from a financial point of view to these other banks and bank holding companies;

(d) reviewed the historical market price ranges and trading activity performance of the Common Stock of Pennsylvania and Sterling;

(e) reviewed publicly-available information such as annual reports, SEC filings and research reports;

(f) compared the terms of the Merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available;

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(g) discussed with certain members of senior management of Pennsylvania and Sterling the strategic aspects of the Merger, including estimated cost savings from the Merger;

(h) reviewed the Merger Agreement; and

(i) performed such other analyses and examinations as we deemed necessary.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Pennsylvania or Sterling or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Pennsylvania and Sterling that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken any independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Pennsylvania or Sterling or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make any independent evaluation of the adequacy of the allowance for loan losses of Pennsylvania or Sterling or any of their subsidiaries nor have we reviewed any individual credit files and have assumed that their respective allowance for loan losses are adequate to cover such losses. With respect to the financial projections, Pennsylvania’s and Sterling’s management have confirmed that they reflect the best currently available estimates and judgements of such management of the future financial performance of Pennsylvania and Sterling respectively, and we have assumed that such performance will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no change in Pennsylvania’s or Sterling’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Pennsylvania and Sterling will remain as going concerns for all periods relevant to our analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent to the Merger Agreement are not waived.

     Our conclusion is rendered on the basis of market, economic and other conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Pennsylvania and Sterling as they exist and are known to us on the date hereof. Furthermore, this opinion does not represent our opinion as to what the value of Sterling necessarily will be when the Sterling Common Stock is issued to Pennsylvania shareholders upon consummation of the Merger. In addition, we express no recommendation as to how the shareholders of Pennsylvania should vote at the shareholders meeting held in connection with the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof, the Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Pennsylvania.

Very truly yours,

JANNEY MONTGOMERY SCOTT LLC

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ANNEX E

EMPLOYMENT AGREEMENT BY AND AMONG

PENNSYLVANIA STATE BANK,
THE PENNSYLVANIA STATE BANKING COMPANY,
STERLING FINANCIAL CORPORATION AND
THOMAS J. SPOSITO, II

EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into this 14th day of June, 2004, by and among THOMAS J. SPOSITO, II (“Executive”) and PENNSYLVANIA STATE BANK, a Pennsylvania banking institution having its principal office in Camp Hill, Pennsylvania (the “Bank”), THE PENNSYLVANIA STATE BANKING COMPANY, a Pennsylvania corporation having its principal office in Camp Hill, Pennsylvania (“Pennsylvania”), and STERLING FINANCIAL CORPORATION, a Pennsylvania corporation having its principal office in Lancaster, Pennsylvania (“Sterling”).

WITNESSETH THAT:

      WHEREAS, the Bank is a wholly-owned subsidiary of Pennsylvania;

      WHEREAS, the Executive and the Bank are parties to that certain Employment Agreement dated as of August 7, 2002 (the “2002 Employment Agreement”) pursuant to which the Bank has agreed to employ the Executive as its President and Chief Executive Officer;

      WHEREAS, the Executive, the Bank and Pennsylvania are parties to that certain Amendment No. 1 to the 2002 Employment Agreement dated as of March 16, 2004 (the “2004 Amendment”) pursuant to which the Executive, the Bank and Pennsylvania agreed to amend the Employment Agreement to add Pennsylvania as an employer party thereto (the 2002 Employment Agreement and the 2004 Amendment are hereinafter collectively referred to as the “Pennsylvania Employment Agreement”);

      WHEREAS, the Executive and Pennsylvania are parties to that certain letter agreement dated as of March 16, 2004 providing for certain benefits to the Executive upon the termination of the Executive’s employment subsequent to a change in control of Pennsylvania (the “Pennsylvania Change in Control Agreement”);

      WHEREAS, Pennsylvania and Sterling are parties to that certain Agreement and Plan of Merger dated as of June 14, 2004 (the “Merger Agreement”) pursuant to which Pennsylvania will merge with and into Sterling, with Sterling as the surviving corporation (the “Merger”);

      WHEREAS, upon the completion of the Merger, the Bank will become a wholly-owned subsidiary of Sterling;

      WHEREAS, the Merger will constitute a change in control of Pennsylvania under the Pennsylvania Change in Control Agreement;

      WHEREAS, the parties disagree as to whether or not, upon the completion of the Merger, the conditions precedent to the Executive’s receipt of the benefits provided under the Pennsylvania Change in Control Agreement will have been satisfied;

      WHEREAS, the Bank and Sterling desire to resolve such disagreements, terminate the Pennsylvania Employment Agreement and the Pennsylvania Change in Control Agreement, and employ the Executive as the President and Chief Executive Officer of the Bank following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement;

      WHEREAS, the Executive desires to resolve such disagreements, terminate the Pennsylvania Employment Agreement and the Pennsylvania Change in Control Agreement, accept employment as the President and Chief Executive Officer of the Bank following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

      1.     Employment Responsibilities and Duties.

      (a) The Bank hereby agrees to employ Executive and Executive hereby agrees to serve as President and Chief Executive Officer of the Bank.

      (b) Contingent upon Executive qualifying under the Bank’s Bylaws, the Bank hereby agrees to cause Executive to be elected to the board of directors of the Bank throughout the Term of Employment (hereinafter defined).

      (c) Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder and to the retention of the customer relationships to which the Bank has been a party prior to the date of this Agreement and the expansion of the customer relationships of the Bank subsequent to the date of this Agreement. During the Term of Employment, Executive shall not, without the prior written consent of the Board of Directors of Sterling, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than the Bank or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior written permission of the Board of Directors of Sterling, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1.

      2.     Term of Employment.

      (a) The term of Executive’s employment under this Agreement (“Term of Employment”) shall be the period commencing on the Effective Date of the Merger as defined in the Merger Agreement (hereinafter, the “Commencement Date”), and continue until the Termination Date, which shall mean the earliest to occur of:

(i) January 16, 2008; or

(ii) the death of Executive; or

(iii) Executive’s inability to perform his duties hereunder, as a result of physical or mental disability as reasonably determined by the personal physician of Executive, for a period of at least 180 consecutive days or for at least 180 days during any period of twelve consecutive months during the Term of Employment; or

(iv) the discharge of Executive by the Bank “for cause,” which shall mean one or more of the following:

(A) any willful or gross misconduct by Executive with respect to the business and affairs of the Bank, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

(B) the conviction of Executive of a felony (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by the Bank;

(C) Executive’s willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner (other than any such failure resulting from disability or death or from termination by Executive for Good Reason, as hereinafter defined);

(D) the breach by Executive of any representation or warranty in section 7(a) hereof or of any agreement contained in sections 1, 5, 6, or 7(b) hereof, which breach is material and adverse to the Bank or any of its affiliates for which Executive is assigned material responsibilities or duties; or

(E) for purposes of section 4 hereof, as defined in section 4(c) hereof; or

(v) Executive’s resignation from his position as President and Chief Executive Officer of the Bank other than for “Good Reason,” as hereinafter defined; or

(vi) the termination of Executive’s employment by the Bank “without cause,” which shall be for any reason other than those set forth in subsections (i), (ii), (iii), (iv), (v) or (vii) of this section 2(a), at any time, upon the thirtieth (30th) day following prior written notice to Executive from the Bank or Sterling; or

(vii) Executive’s resignation for “Good Reason.” “Good Reason” shall mean, (A) Executive’s resignation at any time during the two (2) year period commencing on the Commencement Date for any reason whatsoever or, (B) without Executive’s express written consent, reassignment of Executive to a position other than as President and Chief Executive Officer of the Bank other than “for cause,” or a decrease in the amount of Executive’s salary from the amount established in section 3(a) hereof, or, (C) for purposes of section 4 hereof, as defined in section 4(a)(iv) hereof.

      (b) In the event that the Term of Employment shall be terminated for any reason other than that set forth in section 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive, upon the occurrence of any such event:

(i) any salary payable pursuant to section 3(a)(i) hereof which shall be accrued as of the Termination Date; and

(ii) such rights as Executive shall have accrued as of the Termination Date under the terms of any plans, programs or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(g) hereof, and the right to receive the cash equivalent of paid annual vacation, personal and sick leave accrued as of the Termination Date pursuant to section 3(c) hereof.

      (c) In the event that the Term of Employment shall be terminated for any reason set forth in section 2(a)(vi) or 2(a)(vii) hereof at any time during the two (2) year period commencing on the Commencement Date, Executive shall be entitled to receive:

(i) any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

(ii) severance pay in an amount equal to two (2) times Executive’s “Base Amount,” which for purposes of this section 2(c)(ii) means Executive’s average annual compensation includible in gross income for federal income tax purposes for the three (3) years immediately preceding the year in which the Commencement Date occurs, including base salary, non-deferred amounts under annual incentive, long-term performance, and profit sharing plans, distributions of previously deferred amounts under such plans, and ordinary income recognized with respect to stock options. The Executive, at Executive’s election, will be paid the severance pay in either (i) 24 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable under this subsection; commencing within 30 days after his termination of employment. For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”), in effect on the Termination Date. For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of Sterling or the Bank shall be taken into account; and

(iii) for one year after the Termination Date, continued participation in all non-cash employee benefit plans, programs or arrangements (including, without limitation, pension and retirement plans and arrangements, stock option plans, life insurance and health and accident plans and arrangements, medical insurance plans, disability plans, and vacation plans) in which Executive was entitled to participant immediately prior to the Termination Date, provided that Executive’s continued participation is possible after termination under the general terms and provisions of such plans, programs, and arrangements, and further provided, however, that if Executive becomes eligible to participate in a benefit plan, program or arrangement of another employer which confers substantially the same benefits upon Executive, Executive shall cease to receive benefits under this subsection in respect of such plan, program or arrangement. In the event Executive’s participation in any such plan, program or arrangement is barred, the Bank or Sterling, as the case may be, shall arrange to provide to Executive benefits substantially similar to those which Executive would have received under such plans, programs or arrangements; and

(iv) such rights as Executive may have accrued as of the Termination Date under the terms of any plans, programs or arrangements in which Executive participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(g) hereof, and the right to receive the cash equivalent of paid time off accrued as of the Termination Date pursuant to section 3(c) hereof.

      (d) In the event that the Term of Employment shall be terminated for any reason set forth in section 2(a)(vi) or 2(a)(vii) (B) or (C) hereof at any time after the expiration of the two (2) year period commencing on the Commencement Date, Executive shall be entitled to receive:

(i) any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

(ii) for the period commencing on the date immediately following the Termination Date and ending upon and including January 16, 2008, salary payable at the rate established pursuant to section 3(a)(i) hereof, in a manner consistent with the normal payroll practices of the Bank with respect to executive personnel as presently in effect or as they may be modified by the Bank from time to time; and

(iii) such rights as Executive may have accrued as of the Termination Date under the terms of any plans, programs or arrangements in which Executive participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(g) hereof, and the right to receive the cash equivalent of paid time off accrued as of the Termination Date pursuant to section 3(c) hereof.

      (e) (i) Notwithstanding any other provision hereof to the contrary, in the event any payments or benefits Executive may become entitled to pursuant to section 2(c) hereof or any other payments or benefits received or to be received by Executive in connection with the Merger or termination of Executive’s employment within two (2) years after the Commencement Date (whether pursuant to the terms of any other agreement, plan, arrangement, or otherwise) (collectively the “Severance Payments”) will be subject to the tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank shall pay to Executive an additional amount (the “Gross-Up Payments”) so that the net amount retained by Executive, after deduction of the Excise Tax (but before deduction for any federal, state or local income tax) on the Severance Payments and after deduction for the aggregate of any federal, state, or local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the entire amount of the Severance Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code and as subject to the Excise Tax, unless and to the extent, in the written opinion of outside tax counsel selected by Sterling’s independent accountants and reasonably acceptable to Executive, such payments (in whole or in part) are not subject to the Excise Tax; and (B) the value of any non-cash benefits or any deferred payment or benefit (constituting a part of the severance Payments) shall be determined by Sterling’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the Termination Date. In the event that the amount of Excise Tax Executive is required to pay is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Bank promptly after the time that the amount of such reduction in Excise Tax is finally determined the amount of the reduction, together with interest on the amount of such reduction at the rate of six percent per annum from the date of the Gross-Up Payment, plus, if in the written opinion of outside tax counsel selected by Sterling’s independent accountants and reasonably acceptable to Executive, such payment (or a portion thereof) was not taxable income to Executive when reported or is deductible by Executive for federal income tax purposes, the net federal income tax benefit Executive actually realized as a result of making such payment pursuant to this sentence. In the event that the amount of Excise Tax Executive is required to pay is subsequently determined to exceed the amount taken into account hereunder, the Bank shall make an additional Gross-Up Payment in the manner set forth above in respect of such excess (plus any interest, additions to tax, or penalties payable by Executive with respect to such excess) promptly after the time that the amount can be reasonably determined.

(ii) The payments provided for in subsection (i) above, shall be made not later than the fifth (5th) business day following the Termination Date; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Bank shall pay to Executive on such day an estimate, as determined in good faith by the Bank, of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate of six percent per annum) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Bank to Executive, payable on the fifth (5th) day after demand by the Bank (together with interest at the rate of six percent per annum).

      3.     Compensation. For the services to be performed by Executive for the Bank under this Agreement, Executive shall be compensated in the following manner:

(a) Salary. During the Term of Employment:

(i) the Bank shall pay Executive a salary which, on an annual basis, shall not be less than $167,200, assuming Executive performs competently. Salary shall be payable in accordance with the normal payroll practices of Sterling with respect to executive personnel as presently in effect or as they may be modified by Sterling from time to time.

(ii) Executive shall be eligible to be considered for salary increases, upon review, in accordance with the compensation policies of Sterling with respect to executive personnel as presently in effect or as they may be modified by Sterling from time to time.

(iii) Executive shall be entitled to receive annual performance bonuses, in accordance with the Sterling bonus program(s) as in effect from time to time during the Term of Employment under such terms as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates.

(b) Employee Benefit Plans or Arrangements. During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of Sterling as presently in effect or as they may be modified by Sterling from time to time, under such terms as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates, including, without limitation, plans providing retirement benefits, stock options, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, provided that there be no duplication of such benefits as are provided under any other provision of this Agreement.

(c) Paid Time Off. During the Term of Employment, Executive shall be entitled to paid time off in accordance with the policies of Sterling as in effect as of the Commencement Date or as may be modified by Sterling from time to time as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates; provided that Executive shall be entitled to no less than twenty-five (25) days under Sterling’s paid time off program.

(d) Automobile. During the Term of Employment, Executive shall be entitled to the use of an automobile owned or leased by the Bank, the make, model, and year of which automobile shall be appropriate to an officer of Executive’s rank employed by Sterling or its affiliates. The Bank shall be responsible for all expenses of ownership and use of such automobile, subject to reimbursement of expenses for personal use in accordance with section 3(f).

(e) Country Club Dues. Executive shall be reimbursed for an initiation fee, dues and assessments incurred in relation to a full membership in a country club mutually agreed upon by Executive and Sterling.

(f) Withholding. All compensation to be paid to Executive hereunder shall be subject to required withholding and other taxes.

(g) Expenses. During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses (including telecommunications equipment) incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be required, in accordance with such policies of Sterling as are in effect as of the Commencement Date and as may be modified by Sterling from time to time, under such terms as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates.

(h) Trade Association/Continuing Education Meetings. The Bank shall pay for all expenses incurred by the Executive to attend one trade association or continuing education meeting per year.

      4.     Sterling Change in Control.

      (a)     Termination for Good Reason after Sterling Change in Control. If a Sterling Change in Control (as defined in section 4(a)(ii) hereof) occurs and, in anticipation thereof, concurrently therewith or thereafter during the Term of Sterling Change in Control (as defined in section 4(a)(iii) hereof) an event constituting Good Reason (as defined in section 4(a)(iv) hereof) also occurs with respect to the Executive, Executive may terminate Executive’s employment in accordance with the provisions of section 4(a)(i) hereof and, thereupon, will become entitled to the payments described in section 4(b) hereof.

(i) Notice of Termination. Upon the occurrence of a Sterling Change in Control and an event of Good Reason as contemplated by section 4(a) above, the Executive may, within 90 days after the occurrence of any such event of Good Reason, resign from employment by a notice in writing (“Notice of Termination”) delivered to Sterling, whereupon Executive will become entitled to the payments described in section 4(b) hereof. In the case of a termination described in section 4(a)(iv)(A) hereof, the Executive will confirm Executive’s involuntary termination, in writing, within 90 days after the date of such termination, and such confirmation will be deemed a Notice of Termination.

(ii) Sterling Change in Control Defined. As used in this section 4, the term “Sterling Change in Control” means any of the following:

(A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), other than Sterling, the Bank, a subsidiary of Sterling or the Bank, an employee benefit plan of Sterling or the Bank or a subsidiary of Sterling or the Bank, (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Sterling or the Bank representing more than 20% of the combined voting power of Sterling’s or the Bank’s, as the case may be, then outstanding securities;

(B) the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of Sterling or the Bank to an entity which is not a direct or indirect subsidiary of Sterling or the Bank;

(C) the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or similar transaction involving Sterling or the Bank, unless (A) the shareholders of Sterling or the Bank, as the case may be, immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Sterling or the Bank, as the case may be, immediately prior to the consummation of any such transaction will initially represent a majority of the directors of the surviving or resulting corporation; or

(D) any other event which is at any time irrevocably designated as a “Sterling Change in Control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Sterling.

(iii) Term of Sterling Change in Control Defined. Notwithstanding that the Term of Employment under this Agreement may terminate prior thereto, the term “Term of Sterling Change in Control”, as used in this section 4, means the period commencing two (2) years after the Commencement Date and terminating on December 31, 2010, provided that on such date, and each December 31 thereafter, the Term of Sterling Change in Control shall be automatically extended for an additional calendar year, unless either party gives written notice to the other, by no later than the preceding November 30, that it does not concur in such extension, and unless Executive’s employment with the Bank has been sooner terminated.

(iv) Good Reason Defined. As used in this section 4, the term “Good Reason” means any of the following events:

(A) the involuntary termination of the Executive, other than “for cause” as defined in section 4(c) hereof or by reason of “disability” as contemplated by section 4(e) hereof;

(B) a reduction in the Executive’s title, responsibility (including reporting responsibility) or authority as in effect immediately prior to the Sterling Change in Control; provided, however, that the assignment of the Executive to a position with a reasonably similar title, responsibility and authority will not constitute an event of Good Reason if the Executive’s actual or targeted compensation in such new position is not less than the Executive’s actual and targeted compensation immediately prior to the Sterling Change in Control;

(C) the assignment to the Executive of duties inconsistent with Executive’s position immediately prior to the Sterling Change in Control, except for an assignment of duties consistent with a position permitted in clause (B) above;

(D) a reduction in the Executive’s annual base salary in effect immediately prior to the Sterling Change in Control;

(E) reassignment of the Executive to a principal office which is more than 30 miles from the Executive’s principal office in Camp Hill, Pennsylvania;

(F) the failure to provide the Executive with welfare, pension, incentive compensation, fringe and other benefits to which Executive was entitled immediately prior to the Sterling Change in Control, unless such failure occurs by reason of a reduction or change in such benefits for employees generally or similarly situated executive employees of the corporation which is the acquiring, resulting or successor corporation in the Sterling Change in Control (or an affiliate thereof); or

(G) any material breach of this Agreement by the Bank or Sterling which is not cured within thirty (30) days after receipt of written notice of such breach from the Executive.

      (b) Rights in the Event of Certain Terminations Following Sterling Change in Control. In the event the Executive validly and timely delivers a Notice of Termination to Sterling, the Executive will be entitled to receive the following payments and benefits:

(i) Basic Payments. The Executive will be paid an amount equal to two and one-half (2.5) times the Base Amount. “Base Amount”, for purposes of this section 4(b)(i) shall mean an amount equal to the average annual compensation payable by Sterling and the Bank to the Executive and includable by the Executive in gross income for the most recent five (5) taxable years, or such shorter period as the Executive shall have been employed by Sterling and the Bank, ending before the date on which the Sterling Change of Control occurred. The Executive, at Executive’s election, will be paid the Basic Payments in either (i) 30 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable under this subsection; commencing within 30 days after his termination of employment. For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”), in effect on the Termination Date. For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of Sterling, the Bank or an affiliate thereof shall be taken into account.

(ii) Supplemental Payment in Lieu of Certain Benefits. In lieu of continued pension, welfare and other benefits, a one-time lump sum cash payment equaling 25% of the Basic Payments calculated above will be paid to the Executive within 30 days following the Termination Date.

(iii) Stock Options. Upon a Sterling Change in Control, all stock options theretofore granted to the Executive by Sterling and not previously exercisable shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of time or by virtue of Sterling or the Bank achieving certain performance objectives in accordance with the relevant provisions of any plan and any agreement.

(iv) Section 280G. Notwithstanding any other provisions of this section 4 or any other agreement entered into by the Executive with the Bank or Sterling (“Other Agreement”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Bank or Sterling for the direct or indirect provision of compensation to the Executive (including groups of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Plan”), the Executive shall not have any right to receive any payment or other benefit under this section 4, any Other Agreement, or any Benefit Plan if such payment or benefit, taking into account all other payments or benefits to or for the Executive under this section 4, all Other Agreements, and all Benefit Plans, would cause any payment to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G of the Code as then in effect (a “Parachute Payment”). In the event that the receipt of any such payment or benefit under this section 4, any Other Agreement, or any Benefit Plan would cause the Executive to be considered to have received a Parachute Payment under this Agreement, then the Executive shall have the right, in the Executive’s sole discretion, to designate those payments or benefits under this section 4, any Other Agreements and/or any Benefit Plans, which should be reduced or eliminated so as to avoid having the payment to the Executive under this section 4 to be deemed to be a Parachute Payment.

      (c) Termination For Cause. Notwithstanding any other provisions of this Agreement to the contrary, section 4 of this Agreement and the respective rights and obligations of the parties thereunder will terminate automatically upon termination of the Executive’s employment by the Bank or Sterling for cause. As used in this section 4, the term “for cause” means:

(i) prior to a Sterling Change in Control, termination for any reason; and

(ii) concurrent with or following a Sterling Change in Control, termination following, (A) the Executive’s conviction or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of

45 consecutive days, (B) the Executive’s failure to follow the lawful instructions of the Bank or Sterling after receipt of written notice of such instructions from an appropriate corporate official, other than a failure resulting from the Executive’s incapacity because of physical or mental illness, or (C) a government regulatory agency recommends or orders in writing that the employment of the Executive be so terminated.

      (d) Voluntary Termination, Retirement or Death. Notwithstanding any other provisions of this Agreement to the contrary, section 4 of this Agreement and the respective rights and obligations of the parties thereunder will terminate automatically upon the voluntary termination of the Executive’s employment (other than in accordance with section 4(a) of this Agreement), Executive’s retirement or Executive’s death; provided, however, that if the Executive dies after a Notice of Termination is delivered by Executive in accordance with section 4(a)(i) of this Agreement, the payments described in section 4(b) of this Agreement will nonetheless be made to the person or persons determined pursuant to section 17(b) hereof.

      (e) Disability. Notwithstanding any other provisions of this Agreement to the contrary, section 4 of this Agreement and the respective rights and obligations of the parties thereunder will terminate automatically upon the termination of the Executive’s employment by reason of disability; provided, however, that if the Executive becomes disabled after a Notice of Termination is delivered by Executive in accordance with section 4(a)(i) of this Agreement, Executive will nonetheless be entitled to receive the payments described in section 4(b) of this Agreement. The term “disability” as used in this section 4(e) means incapacitation, by accident, sickness or otherwise, such that the Executive is rendered unable to perform the services required of Executive by Executive’s then position with the Bank for a period for six (6) consecutive months.

      5.     Confidential Business Information; Non-Competition.

      (a) Executive acknowledges that certain business methods, creative techniques, and technical data of Sterling, the Bank and their affiliates and the like are deemed by Sterling and the Bank to be and are in fact confidential business information of Sterling, the Bank and their affiliates. Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of Sterling, the Bank and their affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to Sterling, the Bank or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of Sterling, the Bank or their affiliates. In this regard, Sterling and the Bank assert proprietary rights in all of their business information and that of their affiliates except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive’s fields shall be considered to be “clearly in the public domain” for the purposes of the preceding sentence. Executive agrees that Executive will not disclose or divulge to any third party, except as may be required by Executive’s duties hereunder, by law, regulation, or order of a court or government authority, or as directed by Sterling or the Bank, nor shall Executive use, to the detriment of Sterling, the Bank or their affiliates, such confidential information obtained during the course of Executive’s employment by the Bank in any business or on behalf of any business competitive with or substantially similar to any business of the Bank or Sterling. The foregoing shall not be construed as restricting Executive from disclosing such information to the employees of the Bank, Sterling or their affiliates.

      (b) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Sterling and the Bank and accordingly agrees that, during the Term of Employment with the Bank and for two (2) years following termination of the Term of Employment for any reason set forth in section 2(a)(vii)(A) hereof then, in consideration of the benefits to which Executive would then be entitled pursuant to section 2(c) hereof, Executive shall not, except as otherwise permitted in writing by Sterling and the Bank:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including financial or bank holding company) or financial services industry, or (2) any other activity in which Sterling or the Bank or any of their subsidiaries or affiliates, other than Town and Country, Inc. and/or Equipment Finance, Inc., are engaged during the Term of Employment and remain so engaged on the Termination Date, in Cumberland, Dauphin, Lancaster and York Counties (the “Non-Competition Area”); or

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including financial or bank holding company) or financial services industry, or (2) any other activity in which Sterling, the Bank or any of their subsidiaries or affiliates, other than Town and Country, Inc. and/or Equipment finance, Inc., are engaged during the Term of Employment and remain so engaged on the Termination Date in the Non-Competition Area; or

(iii) directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Sterling, the Bank or any of their subsidiaries or affiliates, at any time during the Term of Employment or on the Termination Date, to become a customer or referral source of any person or entity engaged in (1) the banking (including financial or bank holding company) or financial services industry, or (2) any other activity in which Sterling, the Bank or their subsidiaries or affiliates are engaged during the Term of Employment and remain so engaged on the Termination Date; or

(iv) directly or indirectly solicit, induce or encourage any employee of Sterling, the Bank or any of their subsidiaries or affiliates, who is employed by Sterling, the Bank or any of their subsidiaries or affiliates, to leave the employ of Sterling, the Bank or any of their subsidiaries or affiliates or to seek, obtain or accept employment with an person other than Sterling, the Bank or any of their subsidiaries or affiliates.

It is expressly understood and agreed that, although Executive, Sterling and the Bank consider the restrictions contained in this section 5(b) reasonable for the purpose of preserving for Sterling, the Bank and their subsidiaries and affiliates, their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this section 5(b) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this section 5(b) shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

      (c) Executive acknowledges and agrees that irreparable injury will result to Sterling and the Bank in the event of a breach of any of the provisions of this section 5 (the “Designated Provision”) and that Sterling and the Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy Sterling or the Bank may have, Sterling and the Bank shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction in Lancaster County, Pennsylvania, or elsewhere), to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

      (d) It is the desire and intent of the parties that the provisions of this section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this section 5 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this section 5 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to Sterling and the Bank, to the fullest extent permitted by applicable law, the benefits intended by this section 5.

      6.     Life Insurance. In light of the unusual abilities and experience of Executive, Sterling and the Bank in their discretion may apply for and procure as owner and for their own benefit insurance on the life of Executive, in such amount and in such form as Sterling or the Bank may choose. Sterling or the Bank shall make all payments for such insurance and shall receive all benefits from it. Executive shall have no interest whatsoever in any such policy or policies but, at the request of Sterling or the Bank, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which Sterling or the Bank has applied for insurance.

      7.     Representations and Warranties.

      (a) Executive represents and warrants to Sterling and the Bank that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

      (b) Executive shall indemnify, defend, and hold harmless Sterling and the Bank for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which Sterling or the Bank has incurred or to which Sterling or the Bank may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in section 7(a) hereof to be true and correct when made.

      8.     Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

      If to the Bank:

Pennsylvania State Bank
1822 Market Street
Camp Hill, PA 17011-4824
Attention: William E. Miller, Jr., Chairman

      If to Sterling:

Sterling Financial Corporation
101 North Pointe Boulevard
Lancaster, PA 17601
Attention: J. Roger Moyer, Jr., President and Chief Executive Officer

      If to Executive:

Thomas J. Sposito, II
7608 Aynlee Way
Harrisburg, PA 17112

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

      9.     Assignment. Neither party may assign this Agreement or any rights or obligations hereunder without the consent of the other party.

      10.     Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of law thereof. The parties hereby designate the Court of Common Pleas of Lancaster County, Pennsylvania to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the Commonwealth of Pennsylvania. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the court aforesaid.

      11.     Entire Agreement. This Agreement constitutes the entire understanding among the Bank, Sterling and Executive relating to the subject matter hereof. This Agreement shall not become effective unless and until the Effective Date (as defined in the Merger Agreement) of the Merger. In the event the Merger Agreement shall be terminated pursuant to the terms thereof prior to the completion of the Merger, this Agreement shall be concurrently terminated and deemed null, void and without force or effect. Upon the Commencement Date, any previous agreements or understandings between the parties hereto or between Executive and the Bank or any of its affiliates regarding the subject matter hereof, including without limitation the Pennsylvania Employment Agreement, the Pennsylvania Change in Control Agreement, any other change in control agreements to which Executive was a party, and all other terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, shall thereupon be hereby terminated and merged into and superseded by this Agreement, except that certain Supplemental Executive Retirement Plan Agreement dated July 1, 2002 by and between the Bank and the Executive shall not be amended, terminated or otherwise affected by the terms and conditions of this Agreement and shall remain and continue in full force and effect in accordance with the express terms and conditions thereof. Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

      12.     Illegality; Severability.

      (a) Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the “golden parachute payment regulations” of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations.

      (b) If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

(i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

(ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

      13.     Arbitration. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or related to this Agreement, or the breach thereof, such dispute shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the “Arbitration Notice”). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith to resolve the dispute by mediation in accordance with the Commercial Rules of Arbitration of AAA between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration. If the dispute is not settled by the date set for arbitration, then any controversy or claim arising out of this Agreement or the breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. Any person serving as a mediator or arbitrator must have at least ten (10) years’ experience in resolving commercial disputes through arbitration. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard by a panel of three (3) arbitrators; otherwise all matters subject to arbitration shall be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the Middle District of Pennsylvania. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that such discovery shall be concluded within ninety (90) days after the date the matter is set for arbitration. In the event of any arbitration, the arbitrator or arbitrators shall have the power to award reasonable attorney’s fees to the prevailing party. Any provision in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

      14.     Cost of Litigation. In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorney’s fees and costs. Notwithstanding the foregoing, with respect any litigation arising under section 4 hereof, Executive shall not be responsible for Sterling’s or the Bank’s attorney’s fees and costs if the Executive’s action is brought in good faith.

      15.     Affiliation. A company will be deemed to be “affiliated” with Sterling or the Bank according to the definition of “Affiliate” set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor rule or regulations.

      16.     Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

      17.     Successors; Binding Agreement.

      (a) Sterling and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Sterling or the Bank, as the case may be, to expressly assume and agree to perform this Agreement (or cause it to be performed) in the same manner and to the same extent that Sterling and the Bank, or any of their affiliates would be required to perform if no such succession had taken place. Failure by Sterling or the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, “Sterling” and the “Bank” each means such entity, as herein before defined and any successor to the business and/or assets of such entity by operation of law, or otherwise.

      (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such designee, to the Executive’s estate.

      18.     No Mitigation or Offset. The Executive will not be required to mitigate the amount of any payment provided for in section 2(c) or section 4 of this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided thereunder be reduced in the event Executive does secure employment.

      19.     Withholding For Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

      IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.

PENNSYLVANIA STATE BANK

By:	/s/ WILLIAM E. MILLER, JR.

Name: William E. Miller, Jr.

Title:	Chairman

THE PENNSYLVANIA STATE BANKING COMPANY

By:	/s/ WILLIAM E. MILLER, JR.

Name: William E. Miller, Jr.

Title:	Chairman

STERLING FINANCIAL CORPORATION

By:	/s/ J ROGER MOYER, JR.

Name: J. Roger Moyer, Jr.

Title:	President & Chief Executive Officer

/s/ THOMAS J. SPOSITO, II

Name: Thomas J. Sposito, II

ANNEX F

EMPLOYMENT AGREEMENT BY AND AMONG

PENNSYLVANIA STATE BANK,
THE PENNSYLVANIA STATE BANKING COMPANY,
STERLING FINANCIAL CORPORATION AND
ROBERT M. GARST

EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into this 14th day of June, 2004, by and among ROBERT M. GARST (“Executive”) and PENNSYLVANIA STATE BANK, a Pennsylvania banking institution having its principal office in Camp Hill, Pennsylvania (the “Bank”), THE PENNSYLVANIA STATE BANKING COMPANY, a Pennsylvania corporation having its principal office in Camp Hill, Pennsylvania (“Pennsylvania”), and STERLING FINANCIAL CORPORATION, a Pennsylvania corporation having its principal office in Lancaster, Pennsylvania (“Sterling”).

WITNESSETH THAT:

      WHEREAS, the Bank is a wholly-owned subsidiary of Pennsylvania;

      WHEREAS, the Executive and the Bank are parties to that certain Employment Agreement dated as of May 25, 2004 (the “Pennsylvania Employment Agreement”) pursuant to which the Bank has agreed to employ the Executive as its Executive Vice President and Chief Lending Officer;

      WHEREAS, the Executive and Pennsylvania are parties to that certain letter agreement dated as of March 16, 2004 providing for certain benefits to the Executive upon the termination of the Executive’s employment subsequent to a change in control of Pennsylvania (the “Pennsylvania Change in Control Agreement”);

      WHEREAS, Pennsylvania and Sterling are parties to that certain Agreement and Plan of Merger dated as of June 14, 2004 (the “Merger Agreement”) pursuant to which Pennsylvania will merge with and into Sterling, with Sterling as the surviving corporation (the “Merger”);

      WHEREAS, upon the completion of the Merger, the Bank will become a wholly-owned subsidiary of Sterling;

      WHEREAS, the Merger will constitute a change in control of Pennsylvania under the Pennsylvania Change in Control Agreement;

      WHEREAS, the parties disagree as to whether or not, upon the completion of the Merger, the conditions precedent to the Executive’s receipt of the benefits provided under the Pennsylvania Change in Control Agreement will have been satisfied;

      WHEREAS, the Bank and Sterling desire to resolve such disagreements, terminate the Pennsylvania Employment Agreement and the Pennsylvania Change in Control Agreement, and employ the Executive as an Executive Vice President and the Chief Lending Officer of the Bank following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement;

      WHEREAS, the Executive desires to resolve such disagreements, terminate the Pennsylvania Employment Agreement and the Pennsylvania Change in Control Agreement, accept employment as the Executive Vice President and the Chief Lending Officer of the Bank following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

      1. Employment Responsibilities and Duties.

      (a) The Bank hereby agrees to employ Executive and Executive hereby agrees to serve as an Executive Vice President and the Chief Lending Officer of the Bank.

      (b) Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder and to the retention of the customer relationships to which the Bank has been a party prior to the date of this Agreement and the expansion of the customer relationships of the Bank subsequent to the date of this Agreement. During the Term of Employment, Executive shall not, without the prior written consent of the Board of Directors of Sterling, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than the Bank or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior written permission of the Board of Directors of Sterling, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1.

      2. Term of Employment.

      (a) The term of Executive’s employment under this Agreement (“Term of Employment”) shall be the period commencing on the Effective Date of the Merger as defined in the Merger Agreement (hereinafter, the “Commencement Date”), and continue until the Termination Date, which shall mean the earliest to occur of:

(i) May 31, 2007; or

(ii) the death of Executive; or

(iii) Executive’s inability to perform his duties hereunder, as a result of physical or mental disability as reasonably determined by the personal physician of Executive, for a period of at least 180 consecutive days or for at least 180 days during any period of twelve consecutive months during the Term of Employment; or

(iv) the discharge of Executive by the Bank “for cause,” which shall mean one or more of the following:

(A) any willful or gross misconduct by Executive with respect to the business and affairs of the Bank, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

(B) the conviction of Executive of a felony (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by the Bank;

(C) Executive’s willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner (other than any such failure resulting from disability or death or from termination by Executive for Good Reason, as hereinafter defined);

(D) the breach by Executive of any representation or warranty in section 7(a) hereof or of any agreement contained in sections 1, 5, 6 or 7(b) hereof, which breach is material and adverse to the Bank or any of its affiliates for which Executive is assigned material responsibilities or duties; or

(E) for purposes of section 4 hereof, as defined in section 4(c) hereof; or

(v) Executive’s resignation from his position as Executive Vice President and Chief Lending Officer of the Bank other than for “Good Reason,” as hereinafter defined; or

(vi) the termination of Executive’s employment by the Bank “without cause,” which shall be for any reason other than those set forth in subsections (i), (ii), (iii), (iv), (v) or (vii) of this section 2(a), at any time, upon the thirtieth (30th) day following prior written notice to Executive from the Bank or Sterling; or

(vii) Executive’s resignation for “Good Reason.” “Good Reason” shall mean, (A) Executive’s resignation at any time during the one (1) year period commencing on the Commencement Date for any reason whatsoever or, (B) without Executive’s express written consent, reassignment of Executive to a position other than as President and Chief Executive Officer of the Bank other than “for cause,”

or a decrease in the amount of Executive’s salary from the amount established in section 3(a) hereof, or, (C) for purposes of section 4 hereof, as defined in section 4(a)(iv) hereof.

      (b) In the event that the Term of Employment shall be terminated for any reason other than that set forth in section 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive, upon the occurrence of any such event:

(i) any salary payable pursuant to section 3(a)(i) hereof which shall be accrued as of the Termination Date; and

(ii) such rights as Executive shall have accrued as of the Termination Date under the terms of any plans, programs or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(g) hereof, and the right to receive the cash equivalent of paid annual vacation, personal and sick leave accrued as of the Termination Date pursuant to section 3(c) hereof.

      (c) In the event that the Term of Employment shall be terminated for any reason set forth in section 2(a)(vi) or 2(a)(vii) hereof at any time during the one (1) year period commencing on the Commencement Date, Executive shall be entitled to receive:

(i) any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

(ii) severance pay in an amount equal to Executive’s “Base Amount,” which for purposes of this section 2(c)(ii) means Executive’s average annual compensation includible in gross income for federal income tax purposes for the three (3) years immediately preceding the year in which the Commencement Date occurs, including base salary, non-deferred amounts under annual incentive, long-term performance, and profit sharing plans, distributions of previously deferred amounts under such plans, and ordinary income recognized with respect to stock options. The Executive, at Executive’s election, will be paid the severance pay in either (i) 12 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable under this subsection; commencing within 30 days after his termination of employment. For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”), in effect on the Termination Date. For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of Sterling or the Bank shall be taken into account; and

(iii) for one year after the Termination Date, continued participation in all non-cash employee benefit plans, programs or arrangements (including, without limitation, pension and retirement plans and arrangements, stock option plans, life insurance and health and accident plans and arrangements, medical insurance plans, disability plans, and vacation plans) in which Executive was entitled to participant immediately prior to the Termination Date, provided that Executive’s continued participation is possible after termination under the general terms and provisions of such plans, programs, and arrangements, and further provided, however, that if Executive becomes eligible to participate in a benefit plan, program or arrangement of another employer which confers substantially the same benefits upon Executive, Executive shall cease to receive benefits under this subsection in respect of such plan, program or arrangement. In the event Executive’s participation in any such plan, program or arrangement is barred, the Bank or Sterling, as the case may be, shall arrange to provide to Executive benefits substantially similar to those which Executive would have received under such plans, programs or arrangements; and

(iv) such rights as Executive may have accrued as of the Termination Date under the terms of any plans, programs or arrangements in which Executive participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(g) hereof, and the right to receive the cash equivalent of paid time off accrued as of the Termination Date pursuant to section 3(c) hereof.

      (d) In the event that the Term of Employment shall be terminated for any reason set forth in section 2(a)(vi) or 2(a)(vii)(B) or (C) hereof at any time after the expiration of the two (2) year period commencing on the Commencement Date, Executive shall be entitled to receive:

(i) any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

(ii) for the period commencing on the date immediately following the Termination Date and ending upon and including May 31, 2007, salary payable at the rate established pursuant to section 3(a)(i) hereof, in a manner consistent with the normal payroll practices of the Bank with respect to executive personnel as presently in effect or as they may be modified by the Bank from time to time; and

(iii) such rights as Executive may have accrued as of the Termination Date under the terms of any plans, programs or arrangements in which Executive participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(g) hereof, and the right to receive the cash equivalent of paid time off accrued as of the Termination Date pursuant to section 3(c) hereof.

      (e) (i) Notwithstanding any other provision hereof to the contrary, in the event any payments or benefits Executive may become entitled to pursuant to section 2(c) hereof or any other payments or benefits received or to be received by Executive in connection with the Merger or termination of Executive’s employment within one (1) year after the Commencement Date (whether pursuant to the terms of any other agreement, plan, arrangement, or otherwise) (collectively the “Severance Payments”) will be subject to the tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank shall pay to Executive an additional amount (the “Gross-Up Payments”) so that the net amount retained by Executive, after deduction of the Excise Tax (but before deduction for any federal, state or local income tax) on the Severance Payments and after deduction for the aggregate of any federal, state, or local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the entire amount of the Severance Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code and as subject to the Excise Tax, unless and to the extent, in the written opinion of outside tax counsel selected by Sterling’s independent accountants and reasonably acceptable to Executive, such payments (in whole or in part) are not subject to the Excise Tax; and (B) the value of any non-cash benefits or any deferred payment or benefit (constituting a part of the severance Payments) shall be determined by Sterling’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the Termination Date. In the event that the amount of Excise Tax Executive is required to pay is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Bank promptly after the time that the amount of such reduction in Excise Tax is finally determined the amount of the reduction, together with interest on the amount of such reduction at the rate of six percent per annum from the date of the Gross-Up Payment, plus, if in the written opinion of outside tax counsel selected by Sterling’s independent accountants and reasonably acceptable to Executive, such payment (or a portion thereof) was not taxable income to Executive when reported or is deductible by Executive for federal income tax purposes, the net federal income tax benefit Executive actually realized as a result of making such payment pursuant to this sentence. In the event that the amount of Excise Tax Executive is required to pay is subsequently determined to exceed the amount taken into account hereunder, the Bank shall make an additional Gross-Up Payment in the manner set forth above in respect of such excess (plus any interest, additions to tax, or penalties payable by Executive with respect to such excess) promptly after the time that the amount can be reasonably determined.

(ii) The payments provided for in subsection (i) above, shall be made not later than the fifth (5th) business day following the Termination Date; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Bank shall pay to Executive on such day an estimate, as determined in good faith by the Bank, of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate of six percent per annum) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Bank to Executive, payable on the fifth (5th) day after demand by the Bank (together with interest at the rate of six percent per annum).

      3. Compensation. For the services to be performed by Executive for the Bank under this Agreement, Executive shall be compensated in the following manner:

(a) Salary. During the Term of Employment:

(i) the Bank shall pay Executive a salary which, on an annual basis, shall not be less than $119,000, assuming Executive performs competently. Salary shall be payable in accordance with the normal payroll practices of Sterling with respect to executive personnel as presently in effect or as they may be modified by Sterling from time to time.

(ii) Executive shall be eligible to be considered for salary increases, upon review, in accordance with the compensation policies of Sterling with respect to executive personnel as presently in effect or as they may be modified by Sterling from time to time.

(iii) Executive shall be entitled to receive annual performance bonuses, in accordance with the Sterling bonus program(s) as in effect from time to time during the Term of Employment under such terms as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates.

(b) Employee Benefit Plans or Arrangements. During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of Sterling as presently in effect or as they may be modified by Sterling from time to time, under such terms as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates, including, without limitation, plans providing retirement benefits, stock options, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, provided that there be no duplication of such benefits as are provided under any other provision of this Agreement.

(c) Paid Time Off. During the Term of Employment, Executive shall be entitled to paid time off in accordance with the policies of Sterling as in effect as of the Commencement Date or as may be modified by Sterling from time to time as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates; provided that Executive shall be entitled to no less than twenty-five (25) days under Sterling’s paid time off program.

(d) Automobile. During the Term of Employment, Executive shall be entitled to the use of an automobile owned or leased by the Bank, the make, model, and year of which automobile shall be appropriate to an officer of Executive’s rank employed by Sterling or its affiliates. The Bank shall be responsible for all expenses of ownership and use of such automobile, subject to reimbursement of expenses for personal use in accordance with section 3(f).

(e) Country Club Dues. Executive shall be reimbursed for an initiation fee, dues and assessments incurred in relation to a full membership in a country club mutually agreed upon by Executive and Sterling.

(f) Withholding. All compensation to be paid to Executive hereunder shall be subject to required withholding and other taxes.

(g) Expenses. During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses (including telecommunications equipment) incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be required, in accordance with such policies of Sterling as are in effect as of the Commencement Date and as may be modified by Sterling from time to time, under such terms as may be applicable to officers of Executive’s rank employed by Sterling or its affiliates.

(h) Trade Association/Continuing Education Meetings. The Bank shall pay for all expenses incurred by the Executive to attend one trade association or continuing education meeting per year.

      4. Sterling Change in Control.

      (a) Termination for Good Reason after Sterling Change in Control. If a Sterling Change in Control (as defined in section 4(a)(ii) hereof) occurs and, in anticipation thereof, concurrently therewith or thereafter during the Term of Sterling Change in Control (as defined in section 4(a)(iii) hereof) an event constituting Good Reason (as defined in section 4(a)(iv) hereof) also occurs with respect to the Executive, Executive may terminate Executive’s employment in accordance with the provisions of section 4(a)(i) hereof and, thereupon, will become entitled to the payments described in section 4(b) hereof.

(i) Notice of Termination. Upon the occurrence of a Sterling Change in Control and an event of Good Reason as contemplated by section 4(a) above, the Executive may, within 90 days after the occurrence of any such event of Good Reason, resign from employment by a notice in writing (“Notice of Termination”) delivered to Sterling, whereupon Executive will become entitled to the payments described in section 4(b) hereof. In the case of a termination described in section 4(a)(iv)(A) hereof, the Executive will confirm Executive’s involuntary termination, in writing, within 90 days after the date of such termination, and such confirmation will be deemed a Notice of Termination.

(ii) Sterling Change in Control Defined. As used in this section 4, the term “Sterling Change in Control” means any of the following:

(A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), other than Sterling, the Bank, a subsidiary of Sterling or the Bank, an employee benefit plan of Sterling or the Bank or a subsidiary of Sterling or the Bank, (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Sterling or the Bank representing more than 20% of the combined voting power of Sterling’s or the Bank’s, as the case may be, then outstanding securities;

(B) the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of Sterling or the Bank to an entity which is not a direct or indirect subsidiary of Sterling or the Bank;

(C) the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or similar transaction involving Sterling or the Bank, unless (A) the shareholders of Sterling or the Bank, as the case may be, immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Sterling or the Bank, as the case may be, immediately prior to the consummation of any such transaction will initially, represent a majority of the directors of the surviving or resulting corporation; or

(D) any other event which is at any time irrevocably designated as a “Sterling Change in Control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Sterling.

(iii) Term of Sterling Change in Control Defined. Notwithstanding that the Term of Employment under this Agreement may terminate prior thereto, the term “Term of Sterling Change in Control”, as used in this section 4, means the period commencing one year after the

Commencement Date and terminating on December 31, 2007, provided that on such date, and each December 31 thereafter, the Term of Sterling Change in Control shall be automatically extended for an additional calendar year, unless either party gives written notice to the other, by no later than the preceding November 30, that it does not concur in such extension, and unless Executive’s employment with the Bank has been sooner terminated.

(iv) Good Reason Defined. As used in this section 4, the term “Good Reason” means any of the following events:

(A) the involuntary termination of the Executive, other than “for cause” as defined in section 4(c) hereof or by reason of “disability” as contemplated by section 4(e) hereof;

(B) a reduction in the Executive’s title, responsibility (including reporting responsibility) or authority as in effect immediately prior to the Sterling Change in Control; provided, however, that the assignment of the Executive to a position with a reasonably similar title, responsibility and authority will not constitute an event of Good Reason if the Executive’s actual or targeted compensation in such new position is not less than the Executive’s actual and targeted compensation immediately prior to the Sterling Change in Control;

(C) the assignment to the Executive of duties inconsistent with Executive’s position immediately prior to the Sterling Change in Control, except for an assignment of duties consistent with a position permitted in clause (B) above;

(D) a reduction in the Executive’s annual base salary in effect immediately prior to the Sterling Change in Control;

(E) reassignment of the Executive to a principal office which is more than 30 miles from the Executive’s principal office in Camp Hill, Pennsylvania;

(F) the failure to provide the Executive with welfare, pension, incentive compensation, fringe and other benefits to which Executive was entitled immediately prior to the Sterling Change in Control, unless such failure occurs by reason of a reduction or change in such benefits for employees generally or similarly situated executive employees of the corporation which is the acquiring, resulting or successor corporation in the Sterling Change in Control (or an affiliate thereof); or

(G) any material breach of this Agreement by the Bank or Sterling which is not cured within thirty (30) days after receipt of written notice of such breach from the Executive.

      (b) Rights in the Event of Certain Terminations Following Sterling Change in Control. In the event the Executive validly and timely delivers a Notice of Termination to Sterling, the Executive will be entitled to receive the following payments and benefits:

(i) Basic Payments. The Executive will be paid an amount equal to the two (2) times the Base Amount. “Base Amount”, for purposes of this section 4(b)(i) shall mean an amount equal to the average annual compensation payable by Sterling and the Bank to the Executive and includable by the Executive in gross income for the most recent five (5) taxable years, or such shorter period as the Executive shall have been employed by Sterling and the Bank, ending before the date on which the Sterling Change of Control occurred. The Executive, at Executive’s election, will be paid the Basic Payments in either (i) 24 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable under this subsection; commencing within 30 days after his termination of employment. For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”), in effect on the Termination Date. For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of Sterling, the Bank or an affiliate thereof shall be taken into account.

(ii) Supplemental Payment in Lieu of Certain Benefits. In lieu of continued pension, welfare and other benefits, a one-time lump sum cash payment equaling 25% of the Basic Payments calculated above will be paid to the Executive within 30 days following the Termination Date.

(iii) Stock Options. Upon a Sterling Change in Control, all stock options theretofore granted to the Executive by Sterling and not previously exercisable shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of time or by virtue of Sterling or the Bank achieving certain performance objectives in accordance with the relevant provisions of any plan and any agreement.

(iv) Section 280G. Notwithstanding any other provisions of this section 4 or any other agreement entered into by the Executive with the Bank or Sterling (“Other Agreement”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Bank or Sterling for the direct or indirect provision of compensation to the Executive (including groups of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Plan”), the Executive shall not have any right to receive any payment or other benefit under this section 4, any Other Agreement, or any Benefit Plan if such payment or benefit, taking into account all other payments or benefits to or for the Executive under this section 4, all Other Agreements, and all Benefit Plans, would cause any payment to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G of the Code as then in effect (a “Parachute Payment”). In the event that the receipt of any such payment or benefit under this section 4, any Other Agreement, or any Benefit Plan would cause the Executive to be considered to have received a Parachute Payment under this Agreement, then the Executive shall have the right, in the Executive’s sole discretion, to designate those payments or benefits under this section 4, any Other Agreements and/or any Benefit Plans, which should be reduced or eliminated so as to avoid having the payment to the Executive under this section 4 to be deemed to be a Parachute Payment.

      (c) Termination For Cause. Notwithstanding any other provisions of this Agreement to the contrary, section 4 of this Agreement and the respective rights and obligations of the parties thereunder will terminate automatically upon termination of the Executive’s employment by the Bank or Sterling for cause. As used in this section 4, the term “for cause” means:

(i) prior to a Sterling Change in Control, termination for any reason; and

(ii) concurrent with or following a Sterling Change in Control, termination following (A) the Executive’s conviction or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of 45 consecutive days, (B) the Executive’s failure to follow the lawful instructions of the Bank or Sterling after receipt of written notice of such instructions from an appropriate corporate official, other than a failure resulting from the Executive’s incapacity because of physical or mental illness, or (C) a government regulatory agency recommends or orders in writing that the employment of the Executive be so terminated.

      (d) Voluntary Termination, Retirement or Death. Notwithstanding any other provisions of this Agreement to the contrary, section 4 of this Agreement and the respective rights and obligations of the parties thereunder will terminate automatically upon the voluntary termination of the Executive’s employment (other than in accordance with section 4(a) of this Agreement), Executive’s retirement or Executive’s death; provided, however, that if the Executive dies after a Notice of Termination is delivered by Executive in accordance with section 4(a)(i) of this Agreement, the payments described in section 4(b) of this Agreement will nonetheless be made to the person or persons determined pursuant to section 17(b) hereof.

      (e) Disability. Notwithstanding any other provisions of this Agreement to the contrary, section 4 of this Agreement and the respective rights and obligations of the parties thereunder will terminate automatically upon the termination of the Executive’s employment by reason of disability; provided, however, that if the Executive becomes disabled after a Notice of Termination is delivered by Executive in accordance with section 4(a)(i) of this Agreement, Executive will nonetheless be entitled to receive the payments described in section 4(b) of this Agreement. The term “disability” as used in this section 4(e) means incapacitation, by accident, sickness or otherwise, such that the Executive is rendered unable to perform the services required of Executive by Executive’s then position with the Bank for a period of six (6) consecutive months.

      5. Confidential Business Information; Non-Competition.

      (a) Executive acknowledges that certain business methods, creative techniques, and technical data of Sterling, the Bank and their affiliates and the like are deemed by Sterling and the Bank to be and are in fact confidential business information of Sterling, the Bank and their affiliates. Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of Sterling, the Bank and their affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to Sterling, the Bank or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of Sterling, the Bank or their affiliates. In this regard, Sterling and the Bank assert proprietary rights in all of their business information and that of their affiliates except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive’s fields shall be considered to be “clearly in the public domain” for the purposes of the preceding sentence. Executive agrees that Executive will not disclose or divulge to any third party, except as may be required by Executive’s duties hereunder, by law, regulation, or order of a court or government authority, or as directed by Sterling or the Bank, nor shall Executive use, to the detriment of Sterling, the Bank or their affiliates, such confidential information obtained during the course of Executive’s employment by the Bank in any business or on behalf of any business competitive with or substantially similar to any business of the Bank or Sterling. The foregoing shall not be construed as restricting Executive from disclosing such information to the employees of the Bank, Sterling or their affiliates.

      (b) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Sterling and the Bank and accordingly agrees that, during the Term of Employment with the Bank and for one year following termination of the Term of Employment for any reason set forth in section 2(a)(vii)(A) hereof then, in consideration of the benefits to which Executive would then be entitled pursuant to section 2(c) hereof, Executive shall not, except as otherwise permitted in writing by Sterling and the Bank:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including financial or bank holding company) or financial services industry, or (2) any other activity in which Sterling or the Bank or any of their subsidiaries or affiliates, other than Town and Country, Inc. and/or Equipment Finance, Inc., are engaged during the Term of Employment and remain so engaged on the Termination Date, in Cumberland, Dauphin, Lancaster and York Counties (the “Non-Competition Area”); or

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including financial or bank holding company) or financial services industry, or (2) any other activity in which Sterling, the Bank or any of their subsidiaries or affiliates, other than Town and Country, Inc. and/or Equipment finance, Inc., are engaged during the Term of Employment and remain so engaged on the Termination Date in the Non-Competition Area; or

(iii) directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Sterling, the Bank or any of their subsidiaries or affiliates, at any time during the Term of Employment or on the Termination Date, to become a customer or referral source of any person or entity engaged in (1) the banking (including financial or bank holding company) or financial services industry, or (2) any other activity in which Sterling, the Bank or their subsidiaries or affiliates are engaged during the Term of Employment and remain so engaged on the Termination Date; or

(iv) directly or indirectly solicit, induce or encourage any employee of Sterling, the Bank or any of their subsidiaries or affiliates, who is employed by Sterling, the Bank or any of their subsidiaries or affiliates, to leave the employ of Sterling, the Bank or any of their subsidiaries or affiliates or to seek, obtain or accept employment with an person other than Sterling, the Bank or any of their subsidiaries or affiliates.

It is expressly understood and agreed that, although Executive, Sterling and the Bank consider the restrictions contained in this section 5(b) reasonable for the purpose of preserving for Sterling, the Bank and their subsidiaries and affiliates, their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this section 5(b) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this section 5(b) shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

      (c) Notwithstanding any other provision of this Agreement to the contrary, Sterling and the Bank hereby agree to waive and release Executive from compliance with the covenants contained in section 5(b) of this Agreement only in the limited event that Sterling solely determines that as of the Commencement Date or any subsequent date with respect to which such a determination may be relevant, that the aggregate present value of any payments or benefits to which Executive may become entitled pursuant to section 2(c)(ii) and (iii) hereof, together with any other payments or benefits received or to be received by Executive in connection with the Merger or termination of Executive’s employment within one year after the Commencement Date (whether pursuant to the terms of any other agreement, plan, arrangement, or otherwise), will not exceed 2.99 times the average annual compensation payable by the Bank which was includible in the Executive’s gross income during the most recent five (5) taxable years ending before the Commencement Date. Sterling agrees to undertake the analysis contemplated by this section 5(c) on any date with respect to which such analysis may be relevant.

      (d) Executive acknowledges and agrees that irreparable injury will result to Sterling and the Bank in the event of a breach of any of the provisions of this section 5 (the “Designated Provision”) and that Sterling and the Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy Sterling or the Bank may have, Sterling and the Bank shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction in Lancaster County, Pennsylvania, or elsewhere), to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

      (e) It is the desire and intent of the parties that the provisions of this section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this section 5 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this section 5 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to Sterling and the Bank, to the fullest extent permitted by applicable law, the benefits intended by this section 5.

      6.     Life Insurance. In light of the unusual abilities and experience of Executive, Sterling and the Bank in their discretion may apply for and procure as owner and for their own benefit insurance on the life of Executive, in such amount and in such form as Sterling or the Bank may choose. Sterling or the Bank shall make all payments for such insurance and shall receive all benefits from it. Executive shall have no interest whatsoever in any such policy or policies but, at the request of Sterling or the Bank, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which Sterling or the Bank has applied for insurance.

      7.     Representations and Warranties.

      (a) Executive represents and warrants to Sterling and the Bank that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

      (b) Executive shall indemnify, defend, and hold harmless Sterling and the Bank for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which Sterling or the Bank has incurred or to which Sterling or the Bank may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in section 7(a) hereof to be true and correct when made.

      8.     Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

      If to the Bank:

Pennsylvania State Bank
1822 Market Street
Camp Hill, PA 17011-4824
Attention: Thomas J. Sposito, II, President and Chief Executive Officer

      If to Sterling:

Sterling Financial Corporation
101 North Pointe Boulevard
Lancaster, PA 17601
Attention: J. Roger Moyer, Jr., President and Chief Executive Officer

      If to Executive:

Robert M. Garst
5930 Palmer Drive
Harrisburg, PA 17112

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

      9.     Assignment. Neither party may assign this Agreement or any rights or obligations hereunder without the consent of the other party.

      10.     Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of law thereof. The parties hereby designate the Court of Common Pleas of Lancaster County, Pennsylvania to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the Commonwealth of Pennsylvania. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the court aforesaid.

      11.     Entire Agreement. This Agreement constitutes the entire understanding among the Bank, Sterling and Executive relating to the subject matter hereof. This Agreement shall not become effective unless and until the Effective Date (as defined in the Merger Agreement) of the Merger. In the event the Merger Agreement shall be terminated pursuant to the terms thereof prior to the completion of the Merger, this Agreement shall be concurrently terminated and deemed null, void and without force or effect. Upon the Commencement Date, any previous agreements or understandings between the parties hereto or between Executive and the Bank or any of its affiliates regarding the subject matter hereof, including without limitation the Pennsylvania Employment Agreement, the Pennsylvania Change in Control Agreement, any other change in control agreements to which Executive was a party, and all other terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, shall thereupon be hereby terminated and merged into and superseded by this Agreement, except that certain Supplemental Executive Retirement Plan Agreement dated July 1, 2002 by and between the Bank and the Executive shall not be amended, terminated or otherwise affected by the terms and conditions of this Agreement and shall remain and continue in full force and effect in accordance with the express terms and conditions thereof. Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

      12.     Illegality; Severability.

      (a) Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the “golden parachute payment regulations” of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations.

      (b) If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

(i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

(ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

      13.     Arbitration. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or related to this Agreement, or the breach thereof, such dispute shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the “Arbitration Notice”). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith to resolve the dispute by mediation in accordance with the Commercial Rules of Arbitration of AAA between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration. If the dispute is not settled by the date set for arbitration, then any controversy or claim arising out of this Agreement or the breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. Any person serving as a mediator or arbitrator must have at least ten (10) years’ experience in resolving commercial disputes through arbitration. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard by a panel of three (3) arbitrators; otherwise all matters subject to arbitration shall be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the Middle District of Pennsylvania. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that such discovery shall be concluded within ninety (90) days after the date the matter is set for arbitration. In the event of any arbitration, the arbitrator or arbitrators shall have the power to award reasonable attorney’s fees to the prevailing party. Any provision in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

      14.     Cost of Litigation. In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorney’s fees and costs. Notwithstanding the foregoing, with respect any litigation arising under section 4 hereof, Executive shall not be responsible for Sterling’s or the Bank’s attorney’s fees and costs if the Executive’s action is brought in good faith.

      15.     Affiliation. A company will be deemed to be “affiliated” with Sterling or the Bank according to the definition of “Affiliate” set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor rule or regulations.

      16.     Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

      17.     Successors; Binding Agreement.

      (a) Sterling and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Sterling or the Bank, as the case may be, to expressly assume and agree to perform this Agreement (or cause it to be performed) in the same manner and to the same extent that Sterling and the Bank, or any of their affiliates would be required to perform if no such succession had taken place. Failure by Sterling or the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, “Sterling” and the “Bank” each means such entity, as herein before defined and any successor to the business and/or assets of such entity by operation of law, or otherwise.

      (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such designee, to the Executive’s estate.

      18.     No Mitigation or Offset. The Executive will not be required to mitigate the amount of any payment provided for in section 2(c) or section 4 of this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided thereunder be reduced in the event Executive does secure employment.

      19.     Withholding For Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

      IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.

PENNSYLVANIA STATE BANK

By:	/s/ THOMAS J. SPOSITO, II

Thomas J. Sposito, II,
President and Chief Executive Officer

THE PENNSYLVANIA STATE
BANKING COMPANY

By:	/s/ THOMAS J. SPOSITO, II

Thomas J. Sposito, II,
President and Chief Executive Officer

STERLING FINANCIAL
CORPORATION

By:	/s/ J. ROGER MOYER, JR.

J. Roger Moyer, Jr., President and
Chief Executive Officer

/s/ ROBERT M. GARST

Robert M. Garst

ANNEX G

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

PENNSYLVANIA BANKING CODE OF 1965, AS AMENDED

EXCERPT FROM CHAPTER 12

SECTION 1222.     Rights of Dissenting Shareholders.

      If a shareholder of an institution shall object to a proposed plan of action of the institution authorized under a section of this act and such section provides that the shareholder shall be entitled to rights and remedies of a dissenting shareholder, the rights and remedies of such shareholder shall be governed by the provisions of the Business Corporation Law (15 Pa.C.S.A. §§. 1001, et seq.) applicable to dissenting shareholders and shall be subject to the limitations on such rights and remedies under those provisions. Shares acquired by an institution as a result of the exercise of such rights by a dissenting shareholder may be held and disposed of as treasury shares, or, in the case of a merger or consolidation, as otherwise provided in the plan of merger or consolidation.

EXCERPT FROM CHAPTER 16

SECTION 1607.     Rights of Dissenting Shareholders.

      (a) A shareholder of an institution which is a party to a plan in which the proposed merger or consolidation will result in an institution subject to this act who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder provided under, and subject to compliance with, the provisions of section 1222 of this act.

THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED

EXCERPT FROM SUBCHAPTER 19C

SECTION 1930.     Dissenters Rights.

      (a) General Rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

SUBCHAPTER 15D — DISSENTERS RIGHTS

SECTION 1571.     Application and Effect of Subchapter.

      (a) General Rule. Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

      Section 1906(c) (relating to dissenters rights upon special treatment).

      Section 1930 (relating to dissenters rights).

      Section 1931(d) (relating to dissenters rights in share exchanges).

      Section 1932(c) (relating to dissenters rights in asset transfers).

      Section 1952(d) (relating to dissenters rights in division).

      Section 1962(c) (relating to dissenters rights in conversion).

      Section 2104(b) (relating to procedure).

      Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

      Section 2325(b) (relating to minimum vote requirement).

      Section 2704(c) (relating to dissenters rights upon election).

      Section 2705(d) (relating to dissenters rights upon renewal of election).

      Section 2904(b) (relating to procedure).

      Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

      Section 7104(b) (3) (relating to procedure).

      (b) Exceptions.

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) Repealed.

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

      (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

      (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

      (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

      (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

      (g) Computation of beneficial ownership. For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

      (h) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

SECTION 1572.     Definitions.

      The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

      “Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

      “Dissenter.” A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

      “Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

      “Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

      “Shareholder.” A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

SECTION 1573.     Record and beneficial holders and owners.

      (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

      (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

SECTION 1574.     Notice of intention to dissent.

      If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SECTION 1575.     Notice to demand payment.

      (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

      (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

SECTION 1576.     Failure to comply with notice to demand payment, etc.

      (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

      (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

      (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

SECTION 1577.     Release of restrictions or payment for shares.

      (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

      (b) Renewal of notice to demand payment. When uncertified shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

      (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

      (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

SECTION 1578.     Estimate by dissenter of fair value of shares.

      (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

      (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

SECTION 1579.     Valuation proceedings generally.

      (a) General rule. Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under Section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to Section 1578 (relating to estimate by dissenter of fair value of shares).

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

      (b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

      (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value.

      The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

      (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

      (e) Effect of corporation’s failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SECTION 1580.     Costs and expenses of valuation proceedings.

      (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally) including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

      (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

      (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless the action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of office as a director, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

      The bylaws of the registrant provide for (1) indemnification of directors, officers, employees and agents of the Registrant and of its subsidiaries, and (2) the elimination of a director’s liability for monetary damages, to the full extent permitted by Pennsylvania law.

      Directors and officers are also insured against certain liabilities by an insurance policy obtained by the registrant.

Item 21.     Exhibits and Financial Statement Schedules

      (a) Exhibits

2.1	Agreement and Plan of Merger, dated as of June 14, 2004, by and between Sterling Financial Corporation and The Pennsylvania State Banking Company (included as Annex A to the proxy statement/prospectus). Schedules are omitted; Sterling Financial Corporation agrees to furnish copies of Schedules to the Commission upon request.
2.2	Form of Voting Agreement between Sterling Financial Corporation and The Pennsylvania State Banking Company directors and certain officers re: Approval of Merger (included as Annex B to the proxy statement/prospectus).
2.3	Support Agreement, dated June 14, 2004, from National Penn Bancshares, Inc. to Sterling Financial Corporation (included as Annex C to the proxy statement/prospectus).
5.1	Opinion of Shumaker Williams, P.C. re: Validity of Securities Registered (including consent).
8.1	Opinion of Shumaker Williams, P.C. re: Federal Income Tax Matters (including consent).
10.1	Irrevocable Election Form of National Penn Bancshares, Inc. (included in Annex C to the proxy statement/prospectus).
10.2	Agreement on Termination of Contract, dated June 14, 2004, by and among The Pennsylvania State Banking Company, Pennsylvania State Bank, National Penn Bancshares, Inc. and Sterling Financial Corporation (included in Annex C to the proxy statement/prospectus).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Shumaker Williams, P.C. (included in Exhibit 5.1).
23.3	Consent of Shumaker Williams, P.C. (included in Exhibit 8.1).
23.4	Consent of Janney Montgomery Scott LLC.
23.5	Consent of Griffin Financial Group LLC.
24.1	Power of Attorney (included on Signature Page).
99.1	Employment Agreement, dated June 14, 2004, by and among Pennsylvania State Bank, The Pennsylvania State Banking Company, Sterling Financial Corporation and Thomas J. Sposito, II (included as Annex E to the proxy statement/ prospectus).

99.2	Employment Agreement, dated June 14, 2004, by and among Pennsylvania State Bank, The Pennsylvania State Banking Company, Sterling Financial Corporation, and Robert M. Garst (included as Annex F to the proxy statement/prospectus).
99.3	Opinion of Janney Montgomery Scott LLC (included as Annex D to the proxy statement/prospectus).
99.4	Form of Proxy for Special Meeting of Shareholders of The Pennsylvania State Banking Company.

(b) Financial Statement Schedules

      Not applicable.

Item 22.     Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registrant’s Registration Statement No. 333-117921 to be signed on its behalf by the undersigned, thereunto duly authorized, in Lancaster, Commonwealth of Pennsylvania, on this 24th day of August, 2004.

STERLING FINANCIAL CORPORATION
(Registrant)

/s/ J. BRADLEY SCOVILL

J. Bradley Scovill

Senior Executive Vice President, Chief Financial Officer and Treasurer

August 24, 2004

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ JOHN E. STEFAN* John E. Stefan	Chairman of the Board, Secretary of the Board and Director	August 24, 2004

/s/ DAVID E. HOSLER* David E. Hosler	Vice Chairman of the Board and Director	August 24, 2004

/s/ J. ROGER MOYER, JR.* J. Roger Moyer, Jr.	President, Chief Executive Officer and Director	August 24, 2004

/s/ J. BRADLEY SCOVILL J. Bradley Scovill	Senior Executive Vice President, Chief Financial Officer, and Treasurer	August 24, 2004

/s/ DOUGLAS P. BARTON* Douglas P. Barton	Vice President, Chief Accounting Officer, and Secretary	August 24, 2004

Richard H. Albright, Jr.	Director

/s/ MICHAEL A. CARENZO* Michael A. Carenzo	Director	August 24, 2004

/s/ BERTRAM F. ELSNER* Bertram F. Elsner	Director	August 24, 2004

/s/ HOWARD E. GROFF, JR.* Howard E. Groff, Jr.	Director	August 24, 2004

/s/ JOAN R. HENDERSON* Joan R. Henderson		Director	August 24, 2004

Terrence L. Hormel		Director

/s/ W. GARTH SPRECHER* W. Garth Sprecher		Director	August 24, 2004

/s/ GLENN R. WALZ* Glenn R. Walz		Director	August 24, 2004

*by	/s/ JEAN SVOBODA Jean Svoboda Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of June 14, 2004, by and between Sterling Financial Corporation and The Pennsylvania State Banking Company (included as Annex A to the proxy statement/prospectus). Schedules are omitted; Sterling Financial Corporation agrees to furnish copies of schedules to the Commission upon request.
2.2	Form of Voting Agreement between Sterling Financial Corporation and The Pennsylvania State Banking Company directors and certain officers re: Approval of Merger (included as Annex B to the proxy statement/prospectus).
2.3	Support Agreement, dated June 14, 2004, from National Penn Bancshares, Inc. to Sterling Financial Corporation (included as Annex C to the proxy statement/prospectus).
5.1	Opinion of Shumaker Williams, P.C. re: Validity of Securities Registered (including consent).
8.1	Opinion of Shumaker Williams, P.C. re: Federal Income Tax Matters (including consent).
10.1	Irrevocable Election Form of National Penn Bancshares, Inc. (included in Annex C to the proxy statement/prospectus).
10.2	Agreement on Termination of Contract, dated June 14, 2004, by and among The Pennsylvania State Banking Company, Pennsylvania State Bank, National Penn Bancshares, Inc. and Sterling Financial Corporation (included in Annex C to the proxy statement/prospectus).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Shumaker Williams, P.C. (included in Exhibit 5.1).
23.3	Consent of Shumaker Williams, P.C. (included in Exhibit 8.1).
23.4	Consent of Janney Montgomery Scott LLC.
23.5	Consent of Griffin Financial Group LLC.
24.1	Power of Attorney (included on Signature Page).*
99.1	Employment Agreement, dated June 14, 2004, by and among Pennsylvania State Bank, The Pennsylvania State Banking Company, Sterling Financial Corporation and Thomas J. Sposito, II (included as Annex E to the proxy statement/ prospectus).
99.2	Employment Agreement, dated June 14, 2004, by and among Pennsylvania State Bank, The Pennsylvania State Banking Company, Sterling Financial Corporation, and Robert M. Garst (included as Annex F to the proxy statement/prospectus).
99.3	Opinion of Janney Montgomery Scott LLC (included as Annex D to the proxy statement/prospectus).
99.4	Form of Proxy for Special Meeting of Shareholders of The Pennsylvania State Banking Company.

*	Previously Filed.